As filed with the Securities and Exchange Commission on April 2, 1999
                                                 Registration No. 333-_____

===========================================================================

                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549


                                 FORM S-4

                          REGISTRATION STATEMENT
                     UNDER THE SECURITIES ACT OF 1933
                      OLD KENT FINANCIAL CORPORATION
          (Exact Name of Registrant as Specified in its Charter)

          MICHIGAN                    6711                    38-1986608
   (State or Other Juris-       (Primary Standard           (IRS Employer
  diction of Incorporation   Industrial Classification    Identification No.)
      or Organization)             Code Number)

                           111 LYON STREET N.W.
                       GRAND RAPIDS, MICHIGAN 49503
                              (616) 771-5000
 (Address, Including Zip Code, and Telephone Number, Including Area Code,
               of Registrant's Principal Executive Offices)

                               MARY E. TUUK
                    SENIOR VICE PRESIDENT AND SECRETARY
                      OLD KENT FINANCIAL CORPORATION
                           111 LYON STREET N.W.
                       GRAND RAPIDS, MICHIGAN 49503
                              (616) 771-5272
    (Name, Address, Including Zip Code, and Telephone Number, Including
                     Area Code, of Agent For Service)

                     WITH COPIES OF COMMUNICATIONS TO:

          GORDON R. LEWIS, ESQ.                 HARRY K. KANTARIAN, ESQ.
       WARNER NORCROSS & JUDD LLP        HOUSLEY KANTARIAN & BRONSTEIN, P.C.
     111 LYON STREET N.W., SUITE 900       SUITE 700, 1220 19TH STREET N.W.
    GRAND RAPIDS, MICHIGAN 49503-2487            WASHINGTON, D.C. 20036
             (616) 752-2752                          (202) 822-9611

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                      CALCULATION OF REGISTRATION FEE
       TITLE OF EACH           AMOUNT TO        PROPOSED MAXIMUM      PROPOSED MAXIMUM    AMOUNT OF
    CLASS OF SECURITIES    BE REGISTERED <F1>     OFFERING PRICE     AGGREGATE OFFERING  REGISTRATION
     TO BE REGISTERED                             PER SHARE <F2>         PRICE <F2>        FEE <F2>
    Common Stock, $1.00     5,375,098 Shares           N/A             $216,511,408.80   $60,190.17
       par value<F3>

<F1> Plus such additional shares as may be issued pursuant to the terms of the Agreement and Plan of Merger to prevent dilution resulting from stock splits, stock dividends, or similar transactions covered by Rule 416(a).

<F2> The registration fee has been computed pursuant to Rule 457(f)(1).
     Pursuant to that rule, the Maximum Aggregate Offering Price is based on the market value of CFSB Bancorp, Inc., Common Stock, $0.01 per share, as of March 31, 1999.

<F3> Includes the Series C Preferred Stock Purchase Rights (the "Rights")
     attached to each share of Common Stock. Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates representing the Registrant's Common Stock, and may be transferred only with such shares of the Registrant's Common Stock.

                            -------------------

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

===========================================================================

[CFSB BANCORP LOGO]                                    [OLD KENT BANK LOGO]



                      PROSPECTUS AND PROXY STATEMENT

                    SPECIAL MEETING OF STOCKHOLDERS OF

                            CFSB BANCORP, INC.

                  IN CONNECTION WITH AN OFFERING OF UP TO
                    5,375,098 SHARES OF COMMON STOCK OF

                      OLD KENT FINANCIAL CORPORATION

The Board of Directors of CFSB Bancorp, Inc. is furnishing this prospectus and proxy statement to you as a stockholder of CFSB to solicit your proxy to vote at a special meeting of CFSB stockholders to be held on _________, 1999 and at any adjournment or postponement of that meeting. At the special meeting, CFSB stockholders will vote upon adoption of an Agreement and Plan of Merger with Old Kent Financial Corporation.

If the merger is completed as proposed, CFSB will merge into Old Kent. Old Kent will issue 0.6222 shares of Old Kent common stock in exchange for each share of CFSB common stock. Old Kent will also pay cash for fractional shares.

The Board of Directors of CFSB has received the written opinion of Feldman Financial Advisors, Inc., CFSB's financial advisor, that the number of shares of Old Kent common stock to be exchanged for each share of CFSB common stock in the merger is fair, from a financial point of view, to CFSB's stockholders.

    AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS UNANIMOUSLY DETERMINED THE MERGER TO BE FAIR AND IN THE BEST INTERESTS OF CFSB
     STOCKHOLDERS AND DECLARED THE MERGER ADVISABLE.  THE BOARD OF
       DIRECTORS OF CFSB UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR
                  ADOPTION OF THE MERGER AGREEMENT.

The merger cannot be completed unless, among other conditions, CFSB stockholders adopt the Merger Agreement and Old Kent obtains regulatory approval of the merger.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.

Old Kent's common stock is quoted on the New York Stock Exchange under the symbol "OK." Old Kent common stock is not a savings account, deposit, or other obligation of any bank or nonbank subsidiary of Old Kent and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

---------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities nor passed upon the adequacy or accuracy of this prospectus and proxy statement. Any representation to the contrary is a criminal offense.
---------------------------------------------------------------------------


                            ____________, 1999

                             TABLE OF CONTENTS

SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
The Companies. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
Recent Developments. . . . . . . . . . . . . . . . . . . . . . . . . . . .3
Summary Selected Financial Information . . . . . . . . . . . . . . . . . .5

FORWARD-LOOKING STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . .9

THE SPECIAL MEETING. . . . . . . . . . . . . . . . . . . . . . . . . . . .9
Date, Time and Place of the Special Meeting. . . . . . . . . . . . . . . .9
Purpose of the Special Meeting . . . . . . . . . . . . . . . . . . . . . .9
Stockholder Record Date for the Special Meeting. . . . . . . . . . . . . 10
Vote of CFSB Stockholders Required for Adoption of the Merger
Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
Proxies. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10

THE MERGER AND MERGER AGREEMENT. . . . . . . . . . . . . . . . . . . . . 11
What You Will Receive. . . . . . . . . . . . . . . . . . . . . . . . . . 11
Background of the Merger . . . . . . . . . . . . . . . . . . . . . . . . 12
Merger Recommendation and Reasons for the Merger . . . . . . . . . . . . 14
Opinion of CFSB's Financial Advisor. . . . . . . . . . . . . . . . . . . 14
Stock Price Condition. . . . . . . . . . . . . . . . . . . . . . . . . . 19
Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . 20
Effective Time of the Merger . . . . . . . . . . . . . . . . . . . . . . 20
Bank Consolidation . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
Distribution of Old Kent Common Stock. . . . . . . . . . . . . . . . . . 20
Exclusive Commitment to Old Kent . . . . . . . . . . . . . . . . . . . . 21
Conduct of CFSB Pending the Completion of the Merger . . . . . . . . . . 22
Insurance and Indemnification. . . . . . . . . . . . . . . . . . . . . . 24
Management of Old Kent After the Merger. . . . . . . . . . . . . . . . . 24
Conditions to Closing the Merger . . . . . . . . . . . . . . . . . . . . 25
Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
Description of Old Kent Capital Stock. . . . . . . . . . . . . . . . . . 28
Stock Option Agreement . . . . . . . . . . . . . . . . . . . . . . . . . 29
Comparison of Rights of Old Kent's and CFSB's Stockholders . . . . . . . 32
Restrictions on CFSB Affiliates. . . . . . . . . . . . . . . . . . . . . 38
Material Federal Income Tax Consequences . . . . . . . . . . . . . . . . 38
Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . 40
Appraisal Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40

VOTING AND MANAGEMENT INFORMATION. . . . . . . . . . . . . . . . . . . . 40
Voting Securities and Principal Stockholders of CFSB . . . . . . . . . . 40
Interests of Certain Persons in the Merger . . . . . . . . . . . . . . . 42

GENERAL INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . . 43
Independent Public Accountants . . . . . . . . . . . . . . . . . . . . . 43
Stockholder Proposals. . . . . . . . . . . . . . . . . . . . . . . . . . 43
Legal Opinions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
Sources of Information . . . . . . . . . . . . . . . . . . . . . . . . . 44

WHERE YOU CAN FIND MORE
     INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44

APPENDIX A:   Agreement and Plan of Merger
APPENDIX B:   Stock Option Agreement
APPENDIX C:   Opinion of Feldman Financial Advisors, Inc



This prospectus and proxy statement incorporates by reference important business and financial information about Old Kent and CFSB that is not included in or delivered with this prospectus and proxy statement. You may obtain these documents by requesting them in writing or by telephone from:

    Old Kent Financial Corporation       CFSB Bancorp, Inc.
      Attn:  Mary E. Tuuk, Secretary       Attn: John W. Abbott, Secretary
    111 Lyon Street N.W.                 112 East Allegan Street
    Grand Rapids, Michigan 49503         Lansing, Michigan 48933
    Tel: (616) 771-5272                  Tel: (517) 371-2911

IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY _____________, 1999 TO RECEIVE THEM BEFORE THE SPECIAL MEETING. FOR A LIST OF INFORMATION INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND PROXY STATEMENT, SEE "WHERE YOU CAN FIND MORE INFORMATION" BELOW.

                                  SUMMARY

    This summary highlights selected information from this prospectus and proxy statement and may not contain all of the information that is important to you. To best understand the merger between CFSB and Old Kent and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents that are incorporated by reference in this document. In this prospectus and proxy statement, "you" and "your" refer to each stockholder of CFSB.


                               THE COMPANIES

OLD KENT FINANCIAL CORPORATION
111 Lyon Street N.W.
Grand Rapids, Michigan 49503
(616) 771-5000

Old Kent Financial Corporation is a financial services organization that operates as a bank holding company headquartered in Grand Rapids, Michigan. At December 31, 1998, Old Kent had, on a consolidated basis, assets of $16.6 billion, deposits of $12.9 billion, a net loan portfolio of $8.7 billion, and shareholders' equity of $1.1 billion.

Old Kent's principal banking subsidiary, Old Kent Bank, serves more than 100 communities through 236 banking offices in Michigan, Illinois, and Indiana. Old Kent also has one other bank subsidiary and seven non-bank subsidiaries. Subsidiaries of Old Kent Bank include Old Kent Mortgage Company, an originator of residential mortgages; Old Kent Insurance Group, Inc., an insurance agency; Old Kent Brokerage Services, Inc., a securities brokerage firm, and Lyon Street Asset Management Company, an investment advisor.

The services offered by Old Kent's subsidiaries cover a wide range of banking, fiduciary and other financial services. These include commercial, mortgage, and retail loans, business and personal checking accounts, savings and retirement accounts, time deposit instruments, ATMs, debit cards and other electronically accessed banking services, money transfer services, safe deposit facilities, cash management, real estate and lease financing, international banking services, investment management and trust services, personal investment and related advisory services, brokerage and investment advisory services, and access to insurance products.

Old Kent's principal markets for financial services presently are the Michigan and Northeastern Illinois communities in which Old Kent Bank is located and the areas immediately surrounding those communities.

CFSB BANCORP, INC.
112 East Allegan Street
Lansing, Michigan 48933
(517) 371-2911

CFSB Bancorp, Inc. is a savings and loan holding company and the parent company of Community First Bank, a state-chartered savings bank headquartered in Lansing, Michigan. CFSB's principal activities have consisted of its ownership of all of the issued and outstanding capital stock of Community First Bank. At December 31, 1998, CFSB had, on a consolidated basis, total assets of $880.3 million, total net loans of $786.4 million, total deposits of $586.7 million and total stockholders' equity of $69.3 million.

Community First Bank operates through its main office located in Lansing, Michigan and through 15 branch offices serving the Greater Lansing area. Community First Bank is principally engaged in the business of accepting deposits from the general public and using such deposits, together with Federal Home Loan Bank advances, to make loans for the purchase and construction of residential properties. To a lesser extent, it also makes income-producing property loans, commercial business loans, home equity loans, and various types of consumer loans. Community First Bank also invests in government, federal agency and corporate obligations and mortgage-backed securities.

Community First Bank also offers a full line of retail deposit services including checking and savings accounts and certificates of deposits. Its deposits are insured by the Federal Deposit Insurance Corporation up to applicable limits.


                                THE MERGER

WHAT YOU WILL RECEIVE (SEE PAGE __)

If the merger is completed as planned, you will receive 0.6222 shares of Old Kent common stock for each share of CFSB common stock that you own. This number will be adjusted if either Old Kent or CFSB declares a stock split or stock dividend before the completion of the merger. No fractional shares will be issued. Instead, you would receive a check in payment for any fractional shares based on the market value of the Old Kent common stock.

EXAMPLE: IF YOU OWN 100 SHARES OF CFSB STOCK, YOU WILL RECEIVE 62 SHARES OF OLD KENT COMMON STOCK. IN ADDITION, YOU WILL RECEIVE A CHECK EQUAL TO
0.22 (YOUR FRACTIONAL SHARE) MULTIPLIED BY THE AVERAGE CLOSING PRICE OF OLD KENT COMMON STOCK FOR THE TEN TRADING DAY PERIOD ENDING 11 BUSINESS DAYS BEFORE THE CLOSING OF THE MERGER.

You should not send in your stock certificates until instructed to do so by Old Kent after the merger is completed.

RECOMMENDATION TO CFSB STOCKHOLDERS

After careful consideration, your Board of Directors unanimously determined the merger to be fair to CFSB stockholders and in the best interests of CFSB stockholders and declared the merger advisable. The Board of Directors of CFSB unanimously recommends that you vote FOR the proposal to adopt the Merger Agreement.

OPINION OF CFSB'S FINANCIAL ADVISOR (SEE PAGE __)

In deciding to approve the merger, CFSB's Board of Directors considered the opinion of its financial advisor, Feldman Financial Advisors, Inc, that the exchange ratio is fair to CFSB's stockholders from a financial point of view. Feldman Financial's written opinion is attached as Appendix C to this prospectus and proxy statement. You are encouraged to read it.

CFSB STOCKHOLDERS MEETING (SEE PAGE __)

CFSB will hold a special meeting of its stockholders to vote on the adoption of the Merger Agreement. The special meeting of CFSB stockholders will be held:

    ____________, 1999
    ________ p.m. local time

    [location address]

To adopt the Merger Agreement, at least a majority of the __________ shares of CFSB common stock outstanding as of __________, 1999 must vote FOR adoption of the Merger Agreement.

As of ______, 1999, CFSB's directors, executive officers, and their affiliates owned _____% of CFSB common stock. They are expected to vote in favor of adoption of the Merger Agreement.

As of ______, 1999, Old Kent's directors, executive officers, and their affiliates owned ___% of CFSB common stock. No approval of Old Kent's stockholders is required to complete the merger.

SHARES HELD BY A BROKER (SEE PAGE __)

If your shares are held by your broker or other nominee in street name, your broker may vote your shares only if you provide instructions on how you want to vote. If you do not provide your broker with voting instructions, your shares will not be voted at the special meeting and it will have the same effect as voting against the adoption of the Merger Agreement.

TERMINATION RIGHT BASED ON OLD KENT'S STOCK PRICE (SEE PAGE __)

CFSB will have the right to terminate the Merger Agreement if, after Old Kent and CFSB have scheduled a closing of the merger, the "Final Old Kent Price" of Old Kent's common stock is less than $38.25 per share AND there is a comparable decline in the trading price of Old Kent relative to a
group of peer institutions identified in the Merger Agreement.   The "Final
Old Kent Price" of Old Kent's common stock is determined by taking the average of the per share closing prices on the ten trading days ending on the 11th business day prior to the date of the scheduled closing.

For information regarding other circumstances in which Old Kent or CFSB may have the right to terminate the Merger Agreement, see the discussion under the caption "Termination" on page __.

REGULATORY APPROVALS (SEE PAGE __)

The Board of Governors of the Federal Reserve System, referred to as the Federal Reserve Board, must approve the merger. Old Kent filed its application for approval with the Federal Reserve Board on ______, 1999.

CONDITIONS TO THE MERGER (SEE PAGE __)

There are a number of conditions that must be met before Old Kent and CFSB will be required to complete the merger. These conditions include the following, among others:

- CFSB's stockholders must adopt the merger Agreement by a vote of a majority of the shares outstanding;

-  The Federal Reserve Board must approve the merger;

- Old Kent's tax counsel must provide a tax opinion that the merger will be a tax-free reorganization; and

- Old Kent's independent public accountant must advise Old Kent that the merger should qualify to be treated as a pooling-of-interests for accounting purposes.

Some of these and other conditions to the merger may be waived by the party for whose benefit they are provided.

FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE __)

The merger is structured so that you are not expected to recognize any gain or loss for federal income tax purposes in the merger. HOWEVER, DUE TO THE COMPLEXITIES OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS, YOU ARE STRONGLY RECOMMENDED TO CONSULT YOUR OWN TAX ADVISORS CONCERNING THE TAX
CONSEQUENCES TO YOU OF THE MERGER.

APPRAISAL RIGHTS (SEE PAGE __)

Under Delaware law, you are not entitled to dissenter's or appraisal rights in the merger.

INTERESTS OF CFSB'S OFFICERS AND DIRECTORS IN THE MERGER (SEE PAGE __)

Certain directors and officers of CFSB and Community First Bank may be deemed to have certain interests in the merger in addition to their interests generally as stockholders of CFSB. Such interests include the right of certain officers to receive change-in control payments pursuant to the terms of their existing employment agreements, the right of directors and officers to receive continuing indemnification and insurance coverage and the right of officers to receive severance benefits.

In addition, under the terms of CFSB's stock option plans, any unvested options automatically vest upon the completion of the merger. The number of shares of CFSB common stock subject to the unvested options held by senior officers and directors totaled __________ as of __________, 1999.

ACCOUNTING TREATMENT (SEE PAGE __)

Old Kent and CFSB expect the merger to qualify as a "pooling-of-interests" for accounting and financial reporting purposes.

COMPARATIVE MARKET PRICES

Old Kent common stock is traded on the New York Stock Exchange under the symbol "OK." CFSB common stock is traded on The Nasdaq Stock Market under the symbol "CFSB."

The following table sets forth the closing prices per share of Old Kent common stock and of CFSB common stock on (1) February 23,1999, the business day preceding public announcement that Old Kent and CFSB had entered into the Merger Agreement, and (2) _______, 1999, the last full trading day for which closing prices were available at the time of the printing of this prospectus and proxy statement.

The following table also sets forth the equivalent price per share of Old Kent common stock and shares of CFSB common stock on the dates indicated.

The equivalent price per share is equal to the closing price of a share of Old Kent common stock on that date multiplied by 0.6222, the number of shares of Old Kent common stock to be issued in exchange for each share of CSFB common stock.

                  OLD KENT           CFSB          EQUIVALENT
DATE            COMMON STOCK     COMMON STOCK      PER SHARE
----            ------------     ------------      ---------
Feb. 23, 1999     $45.4375          $21.00          $28.27
______, 1999      $                 $               $

This equivalent price per share reflects the value of the Old Kent common stock you would receive for each share of your CFSB common stock if the merger was completed on either of these dates.

RECENT DEVELOPMENTS

On March 19, 1999, Old Kent signed an agreement with Pinnacle Banc Group, Inc. under which Pinnacle will merge with and into Old Kent. Pinnacle Banc Group is a bank holding company headquartered in the Chicago suburb of Oak Brook, Illinois with assets of $1.1 billion and deposits of $0.9 billion as of December 31, 1998. Pinnacle's banking subsidiaries operate from 16 locations with 13 branches in the Chicago metropolitan area. These are located in Cicero, Chicago, Oak Park, Harvey, Berwyn, North Riverside, LaGrange Park, Westmont, Niles, Batavia, Eburn and Warrenville. Pinnacle also has three locations in the Quad-Cities area of western Illinois.
The merger with Pinnacle is subject to the approval of Pinnacle stockholders and the Federal Reserve Board. The merger, structured as a pooling-of-interests, is expected to be completed during the third quarter of 1999. Pinnacle stockholders will receive approximately 5.4 million shares of Old Kent stock.

            SUMMARY SELECTED HISTORICAL AND UNAUDITED PRO FORMA
                 COMBINED CONDENSED FINANCIAL INFORMATION
                                (UNAUDITED)

   The following financial information is provided to aid you in your analysis of the financial aspects of the merger. This information is derived from Old Kent's and CFSB's audited financial statements for 1994 through 1998. This information is only a summary. You should read it in conjunction with the historical financial statements (and related notes) contained in or incorporated by reference from Old Kent's and CFSB's annual reports on Form 10-K and other information filed with the Securities and Exchange Commission. See "WHERE YOU CAN FIND MORE INFORMATION."

HISTORICAL SELECTED FINANCIAL DATA
                                                                         YEAR ENDED DECEMBER 31,
                                              ----------------------------------------------------------------------------
                                                  1998            1997            1996             1995            1994
                                                  ----            ----            ----             ----            ----
                                                                         (dollars in thousands)
OLD KENT FINANCIAL CORPORATION
    Income Statement Data:
        Net interest income                   $   587,882     $   582,708      $   551,873     $   536,390     $   518,505
        Provision for credit losses                46,828          46,977           35,636          21,666          22,465
        Net income                                198,798         198,418          179,393         162,044         157,499
    Balance Sheet Data (period end):
        Assets                                $16,588,858     $15,706,615      $14,556,841     $13,891,172     $13,349,745
        Deposits                               12,939,418      11,928,907       11,775,994      11,019,312      11,123,954
        Loans                                   8,883,716       9,144,497        8,715,751       7,961,051       7,333,613
        Long-term debt<F1>                        200,000         200,000          100,000         100,000               0
        FHLB advances                             525,000         100,000          100,000               0               0
        Shareholders' equity                    1,135,110       1,225,595        1,180,197       1,189,754       1,053,461

CFSB BANCORP, INC.
    Income Statement Data:
        Net interest income                   $    25,961     $    25,370      $    22,904     $    20,433     $    20,102
        Provision for credit losses                   390             360              240             240             240
        Net income                                 11,844          10,673            5,447           6,803           5,589
    Balance Sheet Data (period end):
        Assets                                $   880,347     $   852,888      $   829,800     $   761,418     $   727,243
        Deposits                                  586,707         562,412          553,574         527,816         501,690
        Loans                                     791,416         759,536          722,278         614,647         522,715
        Long-term debt                                  0               0                0               0               0
        FHLB advances                             211,835         212,693          202,639         160,649         160,351
        Stockholders' equity                       69,277          67,535           62,470          62,743          55,607

(See footnotes beginning on the following page.)

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

        Old Kent and CFSB expect that the merger will be accounted for as a pooling-of-interests. This means that, for accounting and financial reporting purposes, Old Kent will treat the companies as if they had always been combined. For a more detailed description of pooling-of-interests accounting, see "THE MERGER AND MERGER AGREEMENT--Accounting Treatment."

        The following unaudited pro forma financial information reflects the pooling-of-interests method of accounting and is intended to give you a picture of what Old Kent and CFSB might have looked like had they always been combined. The pro forma income statement and balance sheet were prepared by adding or combining the historical accounts of each company.
The companies may have performed differently if they had been combined.
You should not rely on the pro forma information as showing what the historical results that Old Kent and CFSB would have had if combined or the future results that they will report after the merger.

                                                               YEAR ENDED DECEMBER 31,
                                                    -------------------------------------------
                                                        1998            1997            1996
                                                        ----            ----            ----
                                                                (dollars in thousands)
Income Statement Data:
   Net interest income                              $   613,843     $   608,078     $   574,777
   Provision for credit losses                           47,218          47,337          35,876
   Net income                                           210,642         209,091         184,840
Balance Sheet Data (period end)<F2>:
   Assets                                           $17,469,205     $16,559,503     $15,386,641
   Deposits                                          13,526,125      12,491,319      12,329,568
   Loans                                              9,675,132       9,904,033       9,438,029
   Long-term debt<F1>                                   200,000         200,000         100,000
   FHLB advances                                        736,835         312,693         302,639
   Shareholders' equity                               1,204,387       1,293,130       1,242,667
________________________

<F1> Includes $100,000,000 guaranteed preferred beneficial interest in Old
     Kent's junior subordinated debentures, for the years ended 1998 and 1997.

<F2> The pro forma combined balance sheet data assumes the issuance of
     5,131,222 shares of Old Kent common stock in exchange for all of the outstanding shares of CFSB common stock, assuming an exchange ratio of
     0.6222 shares of Old Kent common stock for each share of CFSB common stock.

     Under the "risk-based" capital guidelines presently in effect for banks and bank holding companies and savings institutions, minimum capital levels are based on the perceived risk in the various asset categories. Certain off-balance-sheet instruments such as loan commitments and letters of credit require capital allocations. Bank holding companies such as Old Kent are required to maintain minimum risk-based capital ratios. Savings and loan holding companies, such as CFSB, do not have any minimum capital requirements although their subsidiary savings institutions do. Old Kent's ratios are above the regulatory minimum guidelines and each of Old Kent's subsidiary banks and Community First Bank met the regulatory criteria to be categorized as "well-capitalized" institutions at December 31, 1998. The "well-capitalized" classification may permit financial institutions to minimize the cost of Federal Deposit Insurance Corporation insurance assessments by being charged a lesser rate than those that do not meet this definition. Designation as a "well-capitalized" institution does not constitute a recommendation by federal bank regulators. The following table shows capital ratios and requirements as of December 31, 1998:

                                                                                   RISK-BASED CAPITAL
                                                                                  ---------------------
                                                                  LEVERAGE        TIER 1          TOTAL
                                                                  --------        ------          -----
        Old Kent's capital ratios                                   6.89%           9.30%         11.40%
        Community First Bank's capital ratios                       7.60           13.07          14.05
        Pro forma combined capital ratios                           6.94            9.48          11.54
        Regulatory capital ratios - "well-capitalized" definition   5.00            6.00          10.00
        Regulatory capital ratios - minimum requirement             3.00            4.00           8.00

COMPARATIVE PER SHARE INFORMATION

     The following summarizes the per share information for Old Kent and CFSB on a historical, unaudited pro forma combined, and equivalent basis. The CFSB "Per Share Equivalents" are calculated by multiplying the Unaudited Pro Forma Combined per share amounts by 0.6222. CFSB stockholders will receive 0.6222 shares of Old Kent common stock in exchange for each share of CFSB common stock.

     The pro forma data does not show the results of future operations or the actual results that would have occurred had the merger occurred at the beginning of the period presented. The pro forma financial data have been included in accordance with the rules of the Securities and Exchange Commission and are provided for comparative purposes only. The information presented below has been restated to reflect stock dividends and stock splits.

                                                            YEAR ENDED DECEMBER 31,
                                                        -------------------------------
                                                         1998       1997          1996
                                                         ----       ----          ----
OLD KENT COMMON STOCK
Earnings per share - Basic<F1>:
  Historical .  .  .  .  .  .  .  .  .                  $ 1.86      $ 1.76        $ 1.55
  Pro forma<F2> .  .  .  .  .  .  .  .                    1.88        1.77          1.53

Earnings per share - Diluted<F1>:
  Historical .  .  .  .  .  .  .  .  .                  $ 1.84      $ 1.75        $ 1.54
  Pro forma<F2> .  .  .  .  .  .  .  .                    1.86        1.76          1.52

Cash dividends declared per share:
  Historical .  .  .  .  .  .  .  .  .                  $ 0.722    $ 0.641        $0.576

Book value per share - End of period:
  Historical .  .  .  .  .  .  .  .  .                  $ 10.86    $ 11.12        $10.54
  Pro forma<F3> .  .  .  .  .  .  .  .                    10.99

                                                            YEAR ENDED DECEMBER 31,
                                                        -------------------------------
                                                         1998       1997          1996
                                                         ----       ----          ----
CFSB COMMON STOCK
Earnings per share - Basic<F1>:
  Historical .  .  .  .  .  .  .  .  .                  $ 1.44     $ 1.26        $ 0.62
  Equivalent pro forma<F4>  .  .  .  .                    1.17       1.10          0.95

Earnings Per Share - Diluted:
  Historical .  .  .  .  .  .  .  .  .                  $ 1.38     $ 1.22        $ 0.60
  Equivalent pro forma<F4>  .  .  .  .                    1.16       1.09          0.94

Cash dividends declared per share:
  Historical .  .  .  .  .  .  .  .  .                  $ 0.51     $ 0.38        $ 0.25
  Equivalent pro forma<F4>  .  .  .  .                    0.45       0.40          0.36

Book value per share - End of period:
  Historical .  .  .  .  .  .  .  .  .                  $ 8.49     $ 8.07        $ 7.31
  Equivalent pro forma<F4>  .  .  .  .                    6.84
_________________

                                     -10-

<F1> Earnings per share were calculated using income from continuing operations. In calculating pro forma earnings per share, no adjustments to the pro forma amounts have been made to reflect potential expense reductions or revenue enhancements that may result from the merger or the effect of repurchases of Old Kent common stock or CFSB common stock subsequent to the stated period.

<F2> Gives effect to the merger as if it had occurred at the beginning of each period presented.

<F3> Gives effect to the merger as if it had occurred at the end of the period. The December 31, 1998 pro forma book value per share does not include the impact of an anticipated $10 million of restructuring and merger-related charges.

<F4> The equivalent pro forma computations assume that for each share of
     CFSB common stock outstanding, CFSB stockholders would receive 0.6222 shares of Old Kent common stock.

As of _____________, 1999, there were _________ shares of Old Kent common stock issued and outstanding held by ______ holders of record. As of __________ 1999, there were __________ shares of CFSB common stock issued and outstanding held by ____ holders of record.


                       FORWARD-LOOKING STATEMENTS

     This prospectus and proxy statement and the documents incorporated in this prospectus and proxy statement by reference contain forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates, and projections about the financial services industry, the economy, and about Old Kent and CFSB themselves. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "is likely," "plans," "projects," variations of such words and similar expressions are intended to identify such forward-looking statements. Assessments concerning Year 2000 readiness are necessarily statements of belief as to the outcome of future events, based in part on information provided by vendors and others that Old Kent and CFSB have not independently verified. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied, or forecasted in such forward-looking statements.

     Future factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behaviors as well as their ability to repay loans; the ability of the companies on which Old Kent and CFSB rely to make their computer systems Year 2000 compliant; the ability to locate, correct, and convert all relevant computer codes and data; the vicissitudes of the national economy; expected cost savings from the merger of CFSB with and into Old Kent and other mergers and acquisitions in which Old Kent is involved might not be fully realized within the expected time frame; and the ability of other companies on which Old Kent relies to modify or convert their systems to be Year 2000 compliant. Neither Old Kent nor CFSB undertakes any obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.


                          THE SPECIAL MEETING

DATE, TIME AND PLACE OF THE SPECIAL MEETING

     The special meeting of stockholders of CFSB is scheduled to be held as follows:

                             _______, 1999
                         _:00 p.m., local time
                               [location]
                           Lansing, Michigan


PURPOSE OF THE SPECIAL MEETING

     The special meeting is being held so that stockholders of CFSB may consider and vote upon a proposal to adopt the Merger Agreement between CFSB and Old Kent and to transact any other business that properly comes before the special meeting or any adjournment. Adoption of the Merger Agreement will also constitute approval of the merger and the other transactions contemplated by the Merger Agreement.

     If the stockholders of CFSB adopt the Merger Agreement, CFSB will merge with and into Old Kent. You will receive 0.6222 of a share of Old Kent common stock for each share of CFSB common stock you hold.

STOCKHOLDER RECORD DATE FOR THE SPECIAL MEETING

     CFSB's Board of Directors has fixed the close of business on ______ 1999, as the record date for determination of CFSB stockholders entitled to notice of and entitled to vote at the special meeting. On the record date, there were ___ shares of CFSB common stock outstanding, held by approximately __ holders of record.


VOTE OF CFSB STOCKHOLDERS REQUIRED FOR ADOPTION OF THE MERGER AGREEMENT

     A majority of the outstanding shares of CFSB common stock entitled to vote at the special meeting must be represented, either in person or by proxy, to constitute a quorum at the special meeting. The affirmative vote of the holders of at least a majority of CFSB's common stock outstanding and entitled to vote at the special meeting is required to adopt the Merger Agreement. You are entitled to one vote for each share of CFSB common stock held by you on the record date.

     As of the record date for the special meeting, directors and executive officers of CFSB and their affiliates beneficially owned approximately ___ shares of CFSB common stock, which stock represented approximately __% of all outstanding shares of CFSB common stock entitled to vote at the special meeting.


PROXIES

     All shares of CFSB common stock represented by properly executed proxies received before or at the special meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated on the proxy card. If no instructions are indicated on a properly executed proxy, the shares will be voted FOR adoption of the Merger Agreement. You are urged to mark the box on the proxy to indicate how to vote your shares.

     If a properly executed proxy is returned and the stockholder has abstained from voting on adoption of the Merger Agreement, the CFSB common stock represented by the proxy will be considered present at the special meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of adoption of the Merger Agreement. Similarly, if an executed proxy is returned by a broker holding shares of CFSB common stock in street name that indicates that the broker does not have discretionary authority to vote on adoption of the Merger Agreement, the shares will be considered present at the meeting for purposes of determining the presence of a quorum and calculating the vote, but will not be considered to have been voted for adoption of the Merger Agreement.
Your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.

     Because adoption of the Merger Agreement requires the affirmative vote of at least a majority of CFSB's common stock outstanding as of the record date, abstentions, failures to vote and broker non-votes will have the same effect as a vote against adoption of the Merger Agreement.

     CFSB does not expect that any matter other than adoption of the Merger Agreement will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters. You may revoke your proxy at any time before it is voted by:

     -    Notifying in writing the Secretary of CFSB;

     -    Granting a subsequent proxy; or

     -    Appearing in person and voting at the special meeting.

Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

     Proxies to vote at the special meeting are being solicited by CFSB. In addition, directors, officers and regular employees of CFSB and its subsidiaries may solicit proxies personally or by telephone or other electronic means. Such individuals will not receive any additional compensation for doing so. In addition, CFSB has retained ______________, a professional proxy solicitation firm, to assist in the solicitation of proxies by mail, in personal or by telephone or other means of communication. CFSB will pay _____________ a fee of $_______ for its services.

     YOU SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXIES. A TRANSMITTAL FORM WITH INSTRUCTIONS FOR THE EXCHANGE OF YOUR CFSB STOCK CERTIFICATES WILL BE MAILED TO YOU AS SOON AS PRACTICABLE AFTER
COMPLETION OF THE MERGER.


                    THE MERGER AND MERGER AGREEMENT

     THE MERGER AGREEMENT, ATTACHED AS APPENDIX A, AND THE STOCK OPTION AGREEMENT, ATTACHED AS APPENDIX B, ARE INCORPORATED IN THIS PROSPECTUS AND PROXY STATEMENT BY REFERENCE AND SHOULD BE CAREFULLY CONSIDERED. CERTAIN PROVISIONS OF THE MERGER AGREEMENT AND THE STOCK OPTION

AGREEMENT HAVE BEEN SUMMARIZED IN THIS PROSPECTUS AND PROXY STATEMENT FOR YOUR INFORMATION. HOWEVER, THE MERGER AGREEMENT AND THE STOCK OPTION AGREEMENT, NOT THIS SUMMARY, ARE THE DEFINITIVE STATEMENTS OF THE TERMS OF THE MERGER.


WHAT YOU WILL RECEIVE

     If CFSB stockholders adopt the Merger Agreement and the merger is completed, CFSB will be merged with and into Old Kent. Old Kent will survive the merger and as a result, will own all the assets of CFSB, including Community First Bank and each of the subsidiaries of Community First Bank. In exchange, you will receive 0.6222 shares of Old Kent common stock for each of your shares of CFSB (the "Exchange Ratio").

     Attached to each share of Old Kent common stock that you will receive in the merger will be a fraction of an associated Old Kent Series C Preferred Stock Purchase Right (a "Right"). Each Right represents a right to purchase 1/100 of a share of Old Kent's Series C Preferred Stock. However, until the occurrence of certain events generally involving a change of control of Old Kent, the Rights are not exercisable, are evidenced by the certificates representing the Old Kent common stock, and may be transferred only with such shares of Old Kent common stock. In this prospectus and proxy statement, the term "Old Kent common stock" includes both Old Kent's common stock and these Rights. See "--Description of Old Kent Capital Stock" and "--Comparison of Rights of Old Kent's and CFSB's Stockholders" below for a more detailed discussion of the Rights.

     The Exchange Ratio is subject to certain upward or downward adjustments based upon the occurrence of certain events between the date of this prospectus and proxy statement and the completion of the merger that result in or would result in changes in the number of shares of Old Kent or CFSB common stock outstanding. The purpose of any such adjustment is to prevent dilution of the interests of the respective stockholders of Old Kent and CFSB. It has been Old Kent's custom in recent years to declare a 5% stock dividend each June, payable in late July to Old Kent stockholders of record as of specified date in late June. While there is no assurance that such a stock dividend will be declared by Old Kent in 1999, if such a stock dividend is declared and the record date of the stock dividend occurs prior to the completion of the merger, the Exchange Ratio will be adjusted in accordance with the terms of the Merger Agreement. Old Kent and CFSB do not expect that any other events necessitating an adjustment to the Exchange Ratio will occur.

     Old Kent will not issue fractional shares of Old Kent common stock in the merger. Instead, if you would otherwise be entitled to receive a fraction of a share of Old Kent common stock, you will receive an amount of cash determined by multiplying the amount of the fractional share by the Final Old Kent Price (defined as the average closing price of Old Kent common stock for the ten trading day period ending on the 11th business day prior to the date of the scheduled closing of the merger).

     Old Kent will assume all outstanding options to purchase shares of CFSB common stock at the Effective Time. As a result, such options will then represent the right to purchase shares of Old Kent common stock. The number of shares of Old Kent common stock that may be purchased pursuant to existing CFSB options will equal the number of shares of CFSB common stock that may be purchased immediately prior to the Effective Time multiplied by the Exchange Ratio. The exercise price will equal the per share exercise price immediately prior to the Effective Time divided by the Exchange Ratio, rounded to the nearest whole cent. Any options that are not fully vested at the Effective Time will become fully vested and nonforfeitable as of the Effective Time pursuant to the terms of CFSB's stock option plans. Except for those changes, the terms of existing options will not be changed.


BACKGROUND OF THE MERGER

     Community First Bank commenced operations in 1890, and operated as a mutual savings association until 1990, when it became a stock savings bank and a subsidiary of CFSB. From time to time since CFSB became a publicly-held company in 1990, CFSB's Board of Directors and management have reviewed CFSB's strategic alternatives for enhancing profitability and maximizing stockholder value, particularly in view of the changes and ongoing consolidation that has occurred in the financial services industry. On a regular basis, CFSB has consulted with its financial consultants and legal advisors regarding the state of the financial institutions mergers and acquisitions market. In recent years CFSB has, however, been successful in maximizing stockholder value through implementing its strategic plan of internal growth and increased efficiency, resulting in increased profitability.

     In the spring of 1998, as market multiples in combinations for financial institutions continued to increase, the Board of Directors again evaluated CFSB's future growth and profitability prospects, in comparison to the stockholder value that could be generated through a business combination. The Board of Directors engaged in discussions to determine whether it would be advisable for CFSB to continue implementing its strategic plan, or whether it might be the appropriate time to pursue a combination with another financial institution.

     On June 17, 1998, Feldman Financial and CFSB's legal advisors addressed the Board on the issues of strategic alliances for CFSB, stock-for-stock mergers and sales of control, and contrasted these options with the alternative of CFSB remaining independent. CFSB's stock price and financial performance were reviewed, as was its strategic plan, and these were compared to the performance of various peer groups. An analysis of other recent financial institution merger transactions was made with a specific focus on bank and thrift transactions in the Midwest. The financial multiples in these transactions were applied to a hypothetical transaction involving CFSB and its likely partners in a combination. CFSB's Board and Feldman Financial jointly identified five financial institutions in the Midwest, including Old Kent, that they believed would have the most significant strategic interest and financial capacity to offer favorable terms to acquire or merge with CFSB.

     The Board of Directors determined that it would be advisable for Feldman Financial to contact these five institutions on a confidential basis to explore their interest in a combination with CFSB. In late June 1998, information regarding CFSB and its operations was distributed to each of the five institutions. This process continued through the end of July 1998. However, by early August 1998, none of the five institutions had expressed a meaningful interest in a combination with CFSB, and no formal proposals were received from any of the five companies. A decision was made not to contact a potential second group of financial institutions, as the Board of Directors and Feldman Financial believed that it was unlikely that their interest would be any greater than the interest expressed by the initial group of five institutions. Although the formal process then ended, the Board authorized President Robert Becker to continue informal discussions with one or more of the five parties who had expressed some interest. However, no serious discussions occurred and no proposals were received. Old Kent, during this time, was focusing on its own operations, and on integrating the operations of the newly acquired (in October 1998) First Evergreen Corporation into its own and was not interested in pursuing further acquisitions.

     In early February of 1999, Old Kent contacted CFSB and expressed its desire to initiate more serious discussions with CFSB. On February 8, 1999, President Robert Becker and Chief Operating Officer John Abbott of CFSB met with David Wagner, Chairman, President and Chief Executive Officer of Old Kent, and Robert Warrington, Vice Chairman and Chief Financial Officer of Old Kent, to explore the possibility of a strategic combination. On February 18, 1999, Mr. Abbott and Mark Furlong, Executive Vice President of Old Kent, met to exchange additional information. Following these meetings, discussions concerning the terms of a possible merger began.

     During the period from February 19, 1999 to February 24, 1999, CFSB, with the assistance of its legal and financial advisors, entered into prolonged and serious negotiations with Old Kent and its representatives with respect to a business combination transaction. Old Kent and CFSB agreed on a value of approximately $28.00 per share, for each share of CFSB common stock, in a stock-for-stock exchange, based on the then-trading value of Old Kent stock. The specific pricing criteria would be agreed upon in the ongoing negotiations over the succeeding days. Old Kent's Board of Directors met on the afternoon of February 19, 1999, and authorized its executive officers to pursue the combination and to negotiate and enter into a definitive agreement with CFSB. The negotiating process continued during the next four days.

     CFSB's ad hoc committee of its Board of Directors met with its legal and financial advisors during the afternoon of February 22, 1999 to discuss the status of the ongoing negotiations and to direct its advisors as to how they should proceed. The committee authorized CFSB's executive officers and legal and financial advisors to continue the
negotiating process.   Further information was exchanged by the parties
and the process continued over the next day and a half. CFSB's entire Board of Directors met on the evening of February 23, 1999 to evaluate the proposed Merger Agreement with Old Kent. At this meeting, Feldman Financial provided the Board with a comprehensive analysis of the proposed transaction with Old Kent. The proposed combination with Old Kent was contrasted with CFSB's likely future prospects on a stand-alone basis. An extensive discussion ensued regarding the Old Kent proposal, CFSB's future prospects on a stand-alone basis and other available options. Feldman Financial concluded its presentation by rendering its opinion that the consideration to be received by CFSB's stockholders in the proposed merger was fair to them from a financial point of view.
See "-- Opinion of CFSB's Financial Advisor" for a more complete description of the basis for this opinion.

     CFSB's legal advisors then reviewed with the Board the proposed Merger Agreement with Old Kent, including the Stock Option Agreement. Late in the evening on February 23, 1999, CFSB's Board of Directors unanimously approved the Merger Agreement and the merger with Old Kent. Through the early morning hours of February 24, 1999, the final terms of the Merger Agreement were negotiated and finalized, and the Merger Agreement was executed on the morning of February 24, 1999. A joint press release regarding the merger was issued prior to the opening of the stock market on Wednesday, February 24, 1999.

MERGER RECOMMENDATION AND REASONS FOR THE MERGER

CFSB

     In approving the Merger Agreement, the Board of Directors considered the form and the value of the consideration to be paid to CFSB stockholders by Old Kent, CFSB's current performance and future prospects on a stand-alone basis, and certain related factors. CFSB's Board of Directors believes that the merger with Old Kent will be beneficial to CFSB's stockholders, as well as to its customers, and will enhance the services provided to the communities served by CFSB. The Board believes the merger will benefit CFSB's stockholders by giving them the opportunity to participate in the future growth and success of a much larger bank holding company that has had a 40-year history of consecutive annual increases in per share earnings and dividends.
CFSB's customers will have greater access and more convenience through the larger number of branches and will be provided with the opportunity to utilize certain banking products and services not currently offered by CFSB. The Board of Directors also considered the opinion of Feldman Financial that the consideration offered under the Merger Agreement was fair to stockholders from a financial point of view. The Board of Directors believes that these factors, combined with Old Kent's financial strength, indicate that Old Kent is likely to have the resources and ability to respond to the ongoing changes in the highly-competitive financial services industry.

     AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS UNANIMOUSLY DETERMINED THE MERGER TO BE FAIR TO, AND IN THE BEST INTERESTS OF, CFSB STOCKHOLDERS AND DECLARED THE MERGER ADVISABLE. THE BOARD OF DIRECTORS OF CFSB UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

OLD KENT

     Old Kent believes the proposed merger will enable Old Kent to further expand Old Kent's presence in the Lansing, Michigan, area and surrounding communities. In addition, Old Kent believes that the merger will permit the achievement of certain economies of scale with respect to Old Kent's business conducted in Michigan and elsewhere.


OPINION OF CFSB'S FINANCIAL ADVISOR

     CFSB retained Feldman Financial on June 25, 1998 to act as financial advisor to CFSB and to provide strategic financial advice to the CFSB Board on various matters, including the evaluation of strategic alternatives and the potential enhancement of stockholder value.
Feldman Financial was requested to act as CFSB's financial advisor in connection with the merger and related matters based upon its qualifications, expertise and reputation, as well as upon its advisory relationship and familiarity with CFSB. At the February 23, 1999 meeting of the CFSB Board, Feldman Financial delivered an oral opinion to the CFSB Board, which opinion was subsequently confirmed in writing, that as of such date and subject to certain considerations set forth in such opinion, the Exchange Ratio in the Merger Agreement was fair from a financial point of view to CFSB stockholders. Feldman Financial subsequently confirmed its February 23, 1999 opinion by delivery to the CFSB Board of a written opinion dated as of the date of this prospectus and proxy statement. In connection with its opinion dated the date of this prospectus and proxy statement, Feldman Financial updated certain of the analyses performed in connection with the February 23, 1999 opinion and reviewed the assumptions on which such analyses were based and the factors that it considered in rendering such an opinion.

     THE FULL TEXT OF FELDMAN FINANCIAL'S WRITTEN OPINION DATED AS OF THE DATE OF THIS PROSPECTUS AND PROXY STATEMENT, WHICH SETS FORTH A DESCRIPTION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX C TO THIS DOCUMENT. YOU SHOULD READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. FELDMAN FINANCIAL'S OPINION IS DIRECTED TO THE CFSB BOARD AND ADDRESSES ONLY THE EXCHANGE RATIO. THE OPINION DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION OF CFSB TO ENGAGE IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO YOU AS TO HOW TO VOTE AT THE SPECIAL MEETING. THE SUMMARY OF FELDMAN FINANCIAL'S OPINION SET FORTH IN THIS PROSPECTUS AND PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In arriving at its opinion, Feldman Financial reviewed the Merger Agreement as well as certain publicly available business and financial information relating to CFSB and Old Kent. Feldman Financial also reviewed certain other information related to CFSB and Old Kent and met with the senior management of CFSB and Old Kent to discuss the future prospects of CFSB and Old Kent. Feldman Financial also considered certain financial and stock data of CFSB and Old Kent and compared that data with similar data for other publicly held companies in businesses similar to those of CFSB and Old Kent and considered the financial terms of other merger and acquisition transactions that were recently completed. Feldman Financial also considered such other information, studies, analyses and examinations, and general financial, economic and market criteria, that it deemed relevant.

     In preparing its opinion, Feldman Financial assumed and relied upon the accuracy and completeness of all financial and other information that it received, reviewed, or discussed. With respect to certain financial forecasts, Feldman Financial assumed that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of CFSB and Old Kent. The projections furnished to Feldman Financial and used by it in certain of its analyses were prepared by management of CFSB and Old Kent. Neither CFSB nor Old Kent publicly discloses internal management projections of the type provided to Feldman Financial and, as a result, such projections were not prepared with a view towards public disclosure.
The projections were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, and accordingly, actual results could vary significantly from those set forth in such projections. Feldman Financial did not assume any responsibility for independently verifying such information, did not undertake an independent evaluation or appraisal of the assets or liabilities of CFSB or Old Kent, and was not furnished with any such appraisal or evaluation. Feldman Financial was not retained to and did not review any individual loan credit files. Feldman Financial's opinion was necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Feldman Financial did not express any opinion as to the actual value of Old Kent common stock when issued pursuant to the merger or the prices at which Old Kent common stock will trade subsequent to the merger.

     In formulating its opinion to the CFSB Board, Feldman Financial prepared a variety of financial and comparative analyses, including those described below. The following is a summary of the material financial analyses performed by Feldman Financial and reviewed with the CFSB Board on February 23, 1999 in connection with its opinion dated February 23, 1999, and does not purport to be a comprehensive description of the analyses underlying Feldman Financial's opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most relevant and appropriate methods of financial analyses and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. Accordingly, Feldman Financial believes that its analyses must be considered as a whole and selecting portions of the analyses and factors, without considering all factors and analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.

       CALCULATION OF IMPLIED VALUE OF EXCHANGE RATIO. Feldman Financial calculated the implied value of the Exchange Ratio based upon the closing stock price of Old Kent common stock of $45.00 as of February 19, 1999 (the last full day of trading prior to the meeting of the CFSB Board to consider the Merger Agreement), which indicated an acquisition offer value for CFSB of $28.00 per share. The indicated offer value of $28.00 per share equated to implied multiples for CFSB of 329.8% of book value, 329.8% of tangible book value, 20.3 times last twelve months earnings, a 30.9% tangible book premium to core deposits, and a 33.3% premium to the prior trading market price of CFSB common stock. These ratios were based on CFSB's historical financial data as of December 31, 1998.

            COMPARABLE COMPANY ANALYSIS. As part of its analysis, Feldman Financial compared certain financial performance and stock market valuation data of CFSB with corresponding publicly available information of a selected group of 17 publicly traded thrift institutions based in the Midwest and with total assets between $500 million and $1.5 billion ("Thrift Comparables"): Camco Financial Corporation, CFS Bancorp, Emerald Financial Corporation, FFY Financial Corp., Fidelity Bancorp, First Defiance Financial Corp., First Northern Capital Corporation, First Place Financial Corp., Harrington Financial Group, HF Financial Corp., HMN Financial Inc., Home Federal Bancorp, Jefferson Savings Bancorp, Metropolitan Financial Corp., Mutual Savings Bank FSB, Ottawa Financial Corporation and United Community Financial Corp. The return on average assets for CFSB was 1.38% versus the average of 0.76% for the Thrift Comparables. The return on average equity for CFSB was 17.59% versus the average of 7.91% for the Thrift Comparables. CFSB's price to book ratio was 247.4%, as compared to the average price to book ratio of 132.8% for the Thrift Comparables. CFSB's price to earnings ratio was 15.2 times, as compared to the average price to earnings ratio of 15.3 times for the Thrift Comparables. Historical financial information used in connection with the ratios provided above and below was the latest available as of December 31, 1998 and market price information was as of February 19, 1999.

       Feldman Financial also compared certain financial performance and stock market valuation data of Old Kent with corresponding publicly available information of a selected group of 17 publicly traded bank holding companies with total assets between $10 billion and $25 billion ("Bank Comparables"): AmSouth Bancorporation, Associated Banc-Corp, BancWest Corporation, Colonial BancGroup, Commerce Bancshares, Compass Bancshares, First American Corporation, First Security Corporation, First Tennessee National Corporation, Hibernia Corporation, M&T Bank Corporation, Marshall & Ilsley Corporation, North Fork Bancorporation, Pacific Century Financial Corporation, Popular Inc., TCF Financial Corporation and Zions Bancorporation. The return on average assets for Old Kent was 1.26% versus the average of 1.22% for the Bank Comparables. The return on average equity for Old Kent was 17.08% versus the average of 15.09% for the

     Bank Comparables. Old Kent's price to book ratio was 414.3%, as compared to the average price to book ratio of 272.1% for the Bank Comparables. Old Kent's price to earnings ratio was 24.5 times, as compared to the average price to earnings ratio of 19.2 times for the Bank Comparables.

       COMPARABLE TRANSACTION ANALYSIS. Feldman Financial reviewed publicly available information for 20 transactions announced since January 1, 1998 involving the acquisition of thrifts with total assets between $500 million and $2 billion ("Comparable Thrift Transactions"). Offer price ratios analyzed were based upon information available at the time of announcement. Feldman Financial compared the price to book value, price to tangible book value, price to last twelve months earnings and tangible book premium to core deposits paid in the merger to the Comparable Thrift Transactions. The Comparable Thrift Transactions consisted of the following (identified by acquirer/acquiree): Anchor BanCorp Wisconsin/FCB Financial Corp.; Dime Bancorp/Lakeview Financial Corp.; Republic Bancorp/D & N Financial Corp.; Temple-Inland Inc./HF Bancorp; Centura Banks Inc./First Coastal Bankshares; Sovereign Bancorp/Peoples Bancorp; Peoples Heritage Financial Group/SIS Bancorp; Richmond County Financial Corp./Bayonne Bancshares; First Source Bancorp/Pulse Bancorp; Summit Bancorp/NSS Bancorp; Republic Security Financial Corp./First Palm Beach Bancorp; First Charter Corp./HFNC Financial Corp.; UCBH Holdings Inc./USB Holdings; FirstMerit Corp./Security First Corp.; HUBCO Inc./IBS Financial Corp.; HUBCO Inc./Dime Financial Corp.; Commercial Federal Corp./First Colorado Bancorp; BB&T Corp./Maryland Federal Bancorp; Commercial Federal Corp./AmerUs Bank; and Seacoast Financial Services Corp./Sandwich Bancorp. The analysis of the Comparable Thrift Transactions yielded the following ratios: (1) average price to book ratio of 221.1% with a range between 111.7% and 349.4% (compared with a ratio of 329.8% for CFSB),
     (2) average price to tangible book value ratio of 230.4% with a range between 115.1% and 354.9% (compared with a ratio of 329.8% for CFSB),
     (3) average price to earnings ratio of 20.4 times, excluding ratios greater than 30.0 times, with a range of 10.0 to 28.3 times (compared with 20.3 times for CFSB), and (4) average tangible book premium to core deposits of 20.6% with a range between 3.0% and 45.6% (compared with 30.9% for CFSB). The acquisition ratios for CFSB were based on the closing price of Old Kent common stock on February 19, 1999.

       Feldman Financial also reviewed publicly available information for 17 transactions announced since January 1, 1998 involving the acquisition of thrifts and banks with total assets between $500 million and $2 billion, a return on average assets greater than 1.00% and an equity to assets ratio less than 10.0% ("Comparable Performance Transactions"). The Comparable Performance Transactions consisted of the following (identified by acquirer/acquiree): Summit Bancorp/Prime Bancorp; Independence Community Bank Corp./Broad National Bancorp; BB&T Corp./Mason-Dixon Bancshares; First Financial Bancorp/Sand Ridge Financial Corp.; Dime Bancorp/Lakeview Financial Corp.; Union Planters Corp./Ready State Bank; FirstMerit Corp./Signal Corp.; Banknorth Group Inc./Evergreen Bancorp; Citizens Bancshares/Ohio Bank; First Source Bancorp/Pulse Bancorp; Compass Bancshares/Arizona Bank; FirstMerit Corp./Security First Corp.; HUBCO Inc./Dime Financial Corp.; First Security Corp./California State Bank; Cullen/Frost Bankers Inc./Overton Bancshares; Commercial Federal Corp./AmerUs Bank; and First Midwest Bancorp/Heritage Financial Services. The analysis of the Comparable Performance Transactions yielded the following ratios: (1) average price to book ratio of 316.1% with a range between 193.1% and 465.0% (compared with a ratio of 329.8% for CFSB), (2) average price to tangible book ratio of 343.0% with a range between 196.7% and 466.9% (compared with a ratio of 329.8% for CFSB), (3) average price to earnings ratio of
     21.0 times, excluding ratios greater than 30.0 times, with a range of
     10.0 to 28.2 times (compared with 20.3 times for CFSB) and (4) average tangible book premium to core deposits of 28.5% with a range between 11.4% and 49.8% (compared with 30.9% for CFSB).

       No company or transaction used in the comparable company or comparable transaction analyses is identical to CFSB or the merger. Accordingly, an analysis of the results involves complex considerations and judgments concerning differences in financial and operating characteristics of the various companies as well as other factors that may affect trading values or announced merger values of CFSB or the comparable companies.

       PRO FORMA MERGER ANALYSIS. Feldman Financial performed a pro forma merger analysis, combining CFSB's and Old Kent's balance sheet and historical and projected earnings based upon certain assumptions provided by the management of CFSB and Old Kent and earnings projections obtained from a published consensus estimate as formulated by stock research analysts. This analysis indicated that the merger would be accretive to Old Kent's earnings per share for the historical 1998 and estimated 1999 periods before the impact of non-recurring merger-related charges. The analysis also indicated that the merger would be accretive to Old Kent's book value per share at December 31, 1998. The analysis included estimates of cost savings and other synergies expected to result following the merger. The actual results achieved by the combined company may vary from the estimated results and the variations may be material.

       DISCOUNTED CASH FLOW AND TERMINAL VALUE ANALYSIS. Feldman Financial performed a discounted cash flow analysis to determine a range of present values per share of CFSB common stock, assuming CFSB continued to operate as an independent company. This range was determined by adding (1) the present value of the estimated future dividend stream that CFSB could generate over the five-year period from 1999 through 2003, and (2) the present value of the terminal value of CFSB common stock at the end of the year 2003. The earnings projections that formed the basis for the dividends and the terminal values were based on annual growth rates ranging from 5.0% to 7.6%. The terminal value of CFSB common stock at the end of the period was determined by applying a range of market valuation ratios representing price to earnings multiples from 14.0 to 18.0 times and price to book ratios from 240% to 280%. The dividend stream and terminal values were discounted to present values using discount rates from 10% to 14%. Based on the above assumptions, this analysis yielded a range of per share values for CFSB common stock of $15.30 to $26.78.

       CONTRIBUTION ANALYSIS. Feldman Financial computed and reviewed the relative pro forma contributions of CFSB and Old Kent to the combined company's pro forma financial results as of the year ended December 31, 1998. The computation indicated that CFSB and Old Kent would respectively contribute to the combined company approximately 5.0% and 95.0% of total assets, 6.6% and 93.4% of total loans, 4.3% and 95.7% of total deposits, 5.8% and 94.2% of total equity, and 5.1% and 94.9% of net income before any cost savings or merger-related charges. Feldman Financial calculated that the Exchange Ratio would result in allocation between CFSB's and Old Kent's stockholders of pro forma ownership equal to approximately 4.7% and 95.3%, respectively.

     In performing its analyses, Feldman Financial made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of CFSB or Old Kent. The analyses performed by Feldman Financial are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Feldman Financial's analysis of the fairness from a financial point of view of the Exchange Ratio in the Merger Agreement to CFSB stockholders and were conducted in connection with the delivery of Feldman Financial's opinion. As described above, Feldman Financial's opinion and the information provided by Feldman Financial to the CFSB Board were among various factors taken into consideration by the CFSB Board in making its determination to approve the Merger Agreement. The Exchange Ratio was determined through negotiations between CFSB and Old Kent, and was approved by the entire CFSB Board.

     The CFSB Board retained Feldman Financial to act as financial advisor to CFSB in connection with the merger based upon Feldman Financial's experience and expertise and its familiarity with CFSB and transactions similar to the merger. As part of its business, Feldman Financial is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, initial public offerings, private placements and recapitalizations. In the past, Feldman Financial has provided other financial advisory services to CFSB for which services Feldman Financial received customary fees. In the past two years, Feldman Financial has been paid professional fees aggregating approximately $25,000 for other financial advisory services rendered to CFSB. Pursuant to a letter agreement executed June 25, 1998 between CFSB and Feldman Financial, CFSB has agreed to pay Feldman Financial (1) a retainer fee of $25,000 that was paid subsequent to signing of the letter agreement, (2) an advisory fee of $100,000 which was paid subsequent to execution of the Merger Agreement, and (3) a transaction fee of 0.62% of the aggregate consideration received by CFSB's stockholders and optionholders under the Merger Agreement, less any amounts paid in accordance with (1) and (2), payable upon consummation of the merger. Based on the current market price of Old Kent common stock, the estimated fee payable to Feldman Financial under the preceding formula equals approximately $1.5 million. The letter agreement with Feldman Financial also provides that CFSB will reimburse Feldman Financial for its out-of-pocket expenses and indemnify and hold harmless Feldman Financial and related parties from and against certain liabilities and expenses, which may include certain liabilities under securities laws, in connection with the performance of services by Feldman Financial under this engagement.


STOCK PRICE CONDITION

     CFSB has the right to terminate the Merger Agreement and not complete the merger if (1) the "Final Old Kent Price" is less than $38.25, and (2) the number determined by dividing the Final Old Kent Price by $45.00 is less than the number obtained by subtracting 0.15 from the quotient obtained by dividing the weighted average of the average closing prices per share of each of the common stocks for the 27 regional bank holding companies of similar size (as specified in Exhibit B of the Merger Agreement attached as Appendix A to this prospectus and proxy statement) (the "Peer Institutions") by the weighted average of the closing prices per share of each of the common stocks of those same companies as of February 19, 1999. In other words, if the average of the per share closing prices of Old Kent common stock on the ten trading days ending on the 11th business day prior to the date of the scheduled closing of the merger is less than $38.25 and there is a decline of approximately 15% in the trading price of Old Kent relative to the Peer

Institutions as calculated above, CFSB has the right (but not the obligation) to terminate the Merger Agreement. You should note that this right to terminate the Merger Agreement is only available to CFSB after the Final Old Kent Price has been determined, which will only be determinable once the closing of the merger is scheduled.

     Old Kent and CFSB have agreed to schedule the closing of the merger on a mutually agreed upon date. If they cannot agree upon a date, either party may schedule the closing by giving the other party ten days' prior written notice of the desired closing date. However, neither party may give such notice unless and until (1) all applicable government approvals have been obtained (including the expiration of any applicable waiting periods), and (2) the CFSB stockholders have adopted the Merger Agreement.


REGULATORY APPROVALS

     Before Old Kent and CFSB may complete the merger, Old Kent must receive the approval of the Federal Reserve Board. In addition, if and when the Federal Reserve Board approves the merger, Old Kent and CFSB must wait an additional 30 days before completing the Merger to allow the U.S. Department of Justice to take further action to delay or block the merger. However, if the Department of Justice does not issue adverse comments during the first 15 days of this period, Old Kent and CFSB may complete the merger at that time. Old Kent filed its application to approve the merger with the Federal Reserve Board on ________, 1999. While Old Kent expects to receive the Federal Reserve Board's approval, no assurance can be made as to whether or when the approval will be given.


EFFECTIVE TIME OF THE MERGER

     Old Kent and CFSB have agreed to schedule the closing of the merger on a mutually agreed upon date. If they cannot agree upon a date, either party may schedule the closing by giving the other party ten days' prior written notice of the desired closing date. However, neither party may give such notice unless and until (1) all applicable government approvals have been obtained (including the expiration of any applicable waiting periods), and (2) the CFSB stockholders have adopted the Merger Agreement. The Effective Time will be the next business day, or other mutually agreed upon date, following the closing as specified in Certificates of Merger filed with the states of Michigan and Delaware. Old Kent and CFSB anticipate that the closing will occur June 29, 1999 and the Effective Time will be July 1, 1999.

BANK CONSOLIDATION

     Old Kent anticipates that immediately after the Effective Time, when Community First Bank and Old Kent Bank are both wholly owned subsidiaries of Old Kent, Old Kent will consolidate (I.E., merge) Community First Bank with and into Old Kent Bank. CFSB has agreed to assist Old Kent prior to the Effective Time in connection with obtaining any necessary regulatory approvals for this bank consolidation.
However, such approvals are not required prior to the completion of the merger.


DISTRIBUTION OF OLD KENT COMMON STOCK

     As of the Effective Time, you will cease to be a stockholder of CFSB. Certificates that represented your shares of CFSB common stock outstanding immediately prior to the Effective Time ("Old Certificates") will then represent the right to receive (1) shares of Old Kent common stock having all of the voting and other rights of shares of Old Kent common stock, and (2) cash in lieu of fractional shares.

     If Old Kent declares a dividend on the Old Kent common stock payable to stockholders of record of Old Kent as of a record date at or after the Effective Time you will be entitled to receive that dividend. However, you will not actually receive dividends payable to holders of record of Old Kent common stock after the Effective Time of the merger until you physically exchange your Old Certificates for new Old Kent common stock certificates. Upon physical exchange of your Old Certificates, you will be entitled to receive from Old Kent an amount equal to all such dividends (without interest and less the amount of any taxes, if any, that may have been imposed or paid) declared and paid with respect to those shares.

     As soon as practicable after the Effective Time, Old Kent will cause Old Kent Bank or such other bank or trust company as Old Kent may designate (the "Exchange Agent") to send you transmittal materials to be used to exchange Old Certificates for stock certificates representing shares of Old Kent common stock. The transmittal materials will contain instructions with respect to the surrender of Old Certificates. In addition, Old Kent will deliver to the Exchange Agent that number of shares of Old Kent common stock issuable in the merger and the amount of cash payable for fractional shares in the merger.

     Promptly after you deliver your Old Certificates to the Exchange Agent, the Exchange Agent will deliver new Old Kent stock certificates to you. The Exchange Agent will deliver certificates in the name and to the address appearing on CFSB's stock records as of the Effective Time or in such other name or to such other address as you may specify in the transmittal documents received by the Exchange Agent. The Exchange Agent will not be required to issue and deliver certificates to you until it has received all of your Old Certificates (or an affidavit of loss and indemnity bond for such certificate or certificates), together with properly executed transmittal materials. Such Old Certificates, transmittal materials, and affidavits must be in a form and condition reasonably acceptable to Old Kent and the Exchange Agent. The Exchange Agent will have discretion to determine reasonable rules and procedures relating to the issuance and delivery of certificates of Old Kent common stock and the payment for fractional shares.

     After the Effective Time, Old Kent will not transfer on the stock transfer books of CFSB any shares of CFSB common stock that were issued and outstanding immediately prior to the Effective Time of the merger. If, after the Effective Time, a former CFSB stockholder properly presents Old Certificates to the Exchange Agent for transfer, the Exchange Agent will cancel and exchange the Old Certificates for stock certificates representing shares of Old Kent common stock as provided in the Merger Agreement. After the Effective Time, ownership of shares represented by Old Certificates may be transferred only on the stock transfer records of Old Kent.


EXCLUSIVE COMMITMENT TO OLD KENT

BOARD RECOMMENDATION

     In the Merger Agreement, the Board of Directors of CFSB has agreed, except in the case of a "Fiduciary Event," to recommend the adoption of the Merger Agreement to CFSB's stockholders. A "Fiduciary Event" will be deemed to have occurred if and when CFSB's Board of Directors has:

   - Received in writing a "Superior Proposal" (see below), that is then still pending;

   - Determined in good faith that the failure to withdraw, modify, or change its recommendation would cause the Board of Directors to breach its fiduciary duties to CFSB's stockholders under applicable law; and

   - Determined to accept and recommend the Superior Proposal to CFSB's stockholders.

A "Superior Proposal" is defined to mean any bona fide unsolicited offer, proposal, solicitation, or expression of interest made by a third party on terms that the Board of Directors determines in good faith, based on the written advice of Feldman Financial or another financial advisor of nationally recognized reputation, to be more financially favorable to CFSB's stockholders than the Merger Agreement.

     The withdrawal, modification, or change of CFSB's Board's recommendation of the merger with Old Kent, if a Fiduciary Event has occurred, will not be a breach of the Merger Agreement, provided that CFSB provides Old Kent at least three business days advance notice. However, Old Kent will retain its rights under the Stock Option Agreement (see "--Stock Option Agreement" below).

NO NEGOTIATIONS WITH THIRD PARTIES

     In addition to the CFSB Board of Director's commitment to recommend the merger with Old Kent to you, CFSB has agreed that it (along with its directors, officers, employees, attorneys, investment bankers, and other representatives) will not directly or indirectly solicit or otherwise encourage any other party to make any proposal involving the sale of CFSB or any of CFSB's subsidiaries. Further, CFSB has agreed not to negotiate with any other party regarding a possible sale of CFSB, except only in the event of what would otherwise constitute a Fiduciary Event but for the fact that CFSB's Board has yet to accept and recommend the Superior Proposal. Finally, again except as otherwise required by law or in the case of what would otherwise be a Fiduciary Event but for the fact that CFSB's Board has yet to accept and recommend the Superior Proposal, CFSB has agreed not to provide any confidential information about itself or any of CFSB's subsidiaries to any party other than Old Kent.


CONDUCT OF CFSB PENDING THE COMPLETION OF THE MERGER

     In the Merger Agreement, CFSB made certain covenants to Old Kent. These covenants, which remain in effect until the Effective Time or until the Merger Agreement has been terminated, are summarized next.

ORDINARY COURSE OF BUSINESS

     CFSB has agreed to conduct its business and manage its property only in the usual, regular, and ordinary course in substantially the same manner as prior to the execution of the Merger Agreement. In particular, CFSB has agreed, among other things, to: (1) refrain from taking any action that would be inconsistent with or contrary to the Merger Agreement; (2) comply in all material respects with all laws, regulations and court and administrative codes; (3) make no change in its Certificate of Incorporation, Bylaws (except other than to amend the Bylaws to reduce the number of seats on the CFSB Board of Directors to eliminate any vacant positions), or capital stock (except as contemplated by the Stock Option Agreement); (4) use all reasonable efforts to preserve its business organization intact; (5) charge off loans and maintain its reserve for loan losses in accordance with its prior practices and regulatory and accounting standards; (6) except to reelect incumbent directors and to elect a director to fill a then-existing board vacancy, not increase the number of directors or fill any other vacancy on the Board of Directors or elect or appoint any person to an executive office; (7) except for previously planned salary increases, certain bonuses, and payments pursuant to the CFSB Bank Management Incentive Compensation Plan for calendar year 1998 and on a pro rata basis for calendar year 1999 to be paid no later than at the Effective Time, take no action to increase the salary or other compensation payable to, or fringe benefits of, any officer or director, or any other class or group of employees as a class or group, except for increases, agreements, or payments that are reasonable in amount and consistent with past practice; (8) take no action to enter into any employment agreement that is not terminable by CFSB or any of CFSB's subsidiaries without cost or penalty upon 60 days' or less notice, except as contemplated by the Merger Agreement; (9) notify Old Kent of the threat or commencement of any lawsuit or other proceeding against or relating to CFSB or CFSB's subsidiaries, their directors, officers, or employees in their capacities as such, or the merger or the Merger Agreement; and (10) make no charitable or similar contributions or gifts of cash or other assets except for contributions that, in the aggregate, will have a fair market value not greater than $90,000 and will not, without Old Kent's prior consent, commit CFSB or CFSB's subsidiaries to expenditures after 1999.

DIVIDENDS

     CFSB will not pay or make any dividend or purchase or redeem any shares of capital stock other than the regular 10% stock dividend and regular quarterly cash dividends per share on CFSB common stock, both in a manner consistent with past practice.

     If the customary payment date for the next regular cash dividend payable after the Effective Time of Old Kent common stock that is eligible to be received by CFSB stockholders is more than 90 days after the payment date of the last regular cash dividend paid or to be paid on CFSB common stock prior to the Effective Time, then CFSB may declare and set aside immediately prior to the Effective Time, a special pro rata dividend. The special pro rata dividend will be payable in cash and not exceed the product of the normal regular dividend amount multiplied by the number of days greater than 90 days since the last dividend, then divided by 90 days.

     If CFSB's payment of the cash dividend is not made or is reduced because it would disqualify the merger from being treated as a pooling-of-interests for accounting purposes, Old Kent and CFSB have agreed to make an equitable adjustment to the Exchange Ratio to the extent that a portion of the dividend cannot be paid.

ENVIRONMENTAL INVESTIGATION

     CFSB has agreed to permit Old Kent to conduct an environmental assessment of each parcel of CFSB's currently owned real property, any other real estate formerly owned by CFSB or its subsidiaries, and any real estate acquired by CFSB's subsidiaries in satisfaction of a debt previously contracted.

     If Old Kent discovers any facts or conditions that, in its reasonable discretion, it believes could potentially pose a current or future risk of a material liability, interfere with use, or cause material diminution of value of the property, then Old Kent shall identify that risk to CFSB, identify the facts or conditions underlying that risk, and provide CFSB with a copy of the environmental assessment for that property. In addition, Old Kent will obtain an estimate of the proposed scope of work and maximum foreseeable cost of any further environmental investigation, remediation, or other follow-up work it reasonably deems necessary or appropriate to assess and, if necessary or appropriate, clean-up the environmental risk.

     All work plans for any investigation and clean-up shall be mutually satisfactory to Old Kent and CFSB.

     If Old Kent and CFSB are unable to agree upon a course of action to promptly complete any investigation and clean-up and/or a mutually acceptable modification to the Merger Agreement, and Old Kent cannot be reasonably assured that the after-tax cost of the sum of (1) the actual cost of all investigative and remedial or other corrective actions or measures undertaken by CFSB, (2) the estimated cost of all investigative and remedial or other corrective actions or measures not undertaken by CFSB but required by law or necessary to avoid future exposure to material liability, and (3) all decreases in the value of such properties, in the aggregate, will not exceed $3,000,000; then Old Kent may terminate the Merger Agreement.

DATA PROCESSING CONTRACTS

     CFSB may not enter into any new data processing agreement without the consent of Old Kent and Old Kent must not unreasonably withhold its consent if the agreement is necessary for CFSB to conduct business in the ordinary course. CFSB has agreed to advise Old Kent of all anticipated renewals or extensions of existing data processing service agreements, data processing software license agreements, data processing hardware lease agreements with independent vendors and to cooperate with Old Kent in negotiating with those vendors the length of any extension or renewal term of those agreements. Unless Old Kent otherwise agrees, any extension or renewal must not exceed one year from the date of renewal. CFSB has agreed to send to each vendor, as and when due, such notices of nonrenewal as may be necessary or appropriate under the terms of the applicable agreements to prevent those agreements from automatically renewing for a term of more than one year from the date of renewal, except as otherwise agreed between CFSB and Old Kent.

401(K) PLAN

     Pursuant to the Merger Agreement, the existing 401(k) plan of CFSB will be terminated at a mutually agreed upon date no earlier than 30 days before the Effective Time.

EMPLOYEE STOCK OWNERSHIP PLAN

     In connection with the merger, the ESOP will be terminated and all participant accounts will become fully vested and non-forfeitable. The termination of the ESOP will require the ESOP trustees to use a certain portion of the proceeds received from the exchange of shares of CFSB common stock pursuant to the Merger Agreement to repay the related outstanding debt. Pursuant to the ESOP, any amounts remaining after the repayment of the debt will be distributed to the ESOP participants.


INSURANCE AND INDEMNIFICATION

     Following the Effective Time, Old Kent has agreed to indemnify, defend, and hold harmless, and advance expenses for present and former directors and officers of CFSB and its subsidiaries against all losses, expenses, claims, damages, or liabilities arising from any acts or omissions by such person occurring prior to the Effective Time to the same extent they are indemnified under CFSB's Certificate of Incorporation and Bylaws in effect at the date of the Merger Agreement and applicable state and federal law.

     In addition, Old Kent has agreed that the officers and directors of CFSB and Community First Bank shall be covered for a period of at least six years from the Effective Time by the directors' and officers' liability insurance policy maintained by CFSB and its subsidiaries, provided that Old Kent may substitute policies of at least the same coverage and amounts containing terms and conditions that are not materially less advantageous than such policy, with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such. However, in no event will Old Kent be required to pay more than $140,000 to maintain or procure insurance coverage pursuant to the Merger Agreement. If Old Kent does not advise CFSB in writing prior to 30 days before the scheduled closing of the merger that it has procured such coverage for at least six years or agrees to do so without regard to the $140,000 limit, CFSB shall be permitted, in lieu of receiving the foregoing insurance coverage, to purchase tail coverage for past acts and omissions for a single premium amount not in excess of the $140,000 limit.


MANAGEMENT OF OLD KENT AFTER THE MERGER

     Upon completion of the merger and the consolidation of Community First Bank into Old Kent Bank, Old Kent's directors and executive officers will remain the same. None of the directors of CFSB will become directors of Old Kent. However, Old Kent anticipates that some of the executive officers of CFSB or Community First Bank will become officers of Old Kent Bank.


CONDITIONS TO CLOSING THE MERGER

MUTUAL CONDITIONS TO CLOSE

     The obligations of each Old Kent and CFSB to complete the merger are subject to the fulfillment of certain conditions, including the following:

   - The stockholders of CFSB must have adopted the Merger Agreement;

   - Each company's representations and warranties to the other in the Merger Agreement must be true as of February 24, 1999 (the date the Merger Agreement was signed) and as of the Effective Time, except where the failure of such representations and warranties to be true, individually or in the aggregate, does not or would not result in a "Material Adverse Effect" (as defined below) on the breaching party;

   - Each company must have performed in all material respects all of the agreements, conditions, and covenants to be completed at or prior to the closing made by that company in the Merger Agreement;

   - Each governmental agency having jurisdiction over the merger must have approved or consented to the merger without imposing any non-standard conditions to approval that are not reasonably satisfactory to Old Kent;

   - Old Kent and CFSB must not be subject to any order, decree, or injunction by any court or governmental authority that enjoins or prohibits the consummation of the merger;

   - The registration statement of which this prospectus and proxy statement is a part must have been declared effective by the Securities and Exchange Commission and must not be subject to a stop order or threatened stop order; and

   - Each company's legal counsel must provide an opinion to the other company with respect to certain legal matters.

     The term "Material Adverse Effect" is defined to mean any change or effect that, individually or when taken together with all other such changes or effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to have a material negative impact on the business, assets, financial condition, results of operations, or value of Old Kent and its subsidiaries, taken as a whole, or, as the case may be, CFSB and Community First Bank, taken as a whole; or the ability of Old Kent or CFSB, as the case may be, to satisfy the applicable closing conditions or consummate the merger or perform its obligations under the Stock Option Agreement. Notwithstanding the above: (1) changes in GAAP that are generally applicable to financial institutions and their holding companies, (2) actions and omissions of a party taken with the prior written consent of the other party, (3) changes in economic conditions (including change in the level of interest rates) generally affecting financial institutions and (4) fees, charges, and expenses reasonably related to the merger (such as any additional insurance coverages, employment and consulting services, legal, accounting, and investment banking fees and expenses, and severance and retention provisions); will not be included in any determination of a Material Adverse Effect.

OLD KENT'S CONDITIONS TO CLOSE

     In addition, Old Kent's obligation to complete the merger is subject to the fulfillment of certain other conditions, including the following:

   - There must not be any investigation, lawsuit, or other proceeding pending or threatened against or relating to CFSB or any of CFSB's subsidiaries (or their officers or directors, in their capacity as such) or any of their properties or business that may reasonably result in a liability to CFSB that could have a Material Adverse Effect on CFSB;

   - CFSB must have obtained the consent or waiver of any material rights of the other party under certain specified contracts and under any other agreements containing a provision triggered by a change of control of CFSB and the result of which could have a Material Adverse Effect on CFSB;

   - Old Kent must have received a tax opinion from Warner Norcross & Judd LLP to the effect that, among other matters, Old Kent will not recognize gain or loss on its receipt of assets of CFSB in exchange for the shares of Old Kent common stock to be issued in the merger;

   - CFSB must have received and delivered to Old Kent a letter from its independent public accountants to the effect that CFSB is eligible to participate in a pooling-of-interests business combination;

   - Old Kent must have received a letter from its independent public accountants to the effect that the merger should qualify as a transaction to be accounted for as a pooling-of-interests;

   - Old Kent must have received a certificate from the secretary of CFSB dated as of the closing certifying as to the number of shares of CFSB common stock outstanding on the day immediately prior to the closing as well as the number of shares of CFSB common stock that are issuable on or after that date; and

   - CFSB shall have delivered to Old Kent any consent, amendment or supplemental agreement necessary to confirm that neither the execution of the Merger Agreement nor completion of the merger will result in any default or penalty under the employee stock ownership plan loan and plan documents.

CFSB'S CONDITIONS TO CLOSE

     In addition, CFSB's obligation to complete the merger is subject to the fulfillment of certain other conditions, including the following:

   - CFSB must have received a tax opinion from Warner Norcross & Judd LLP (see "--Material Federal Income Tax Consequences" below);

   - CFSB's financial advisor, Feldman Financial, must have delivered an opinion that, as of February 24, 1999 and renewed as of the date of this prospectus and proxy statement, the Exchange Ratio is fair to CFSB's stockholders from a financial point of view and that opinion must not have been subsequently withdrawn;

   - The Old Kent common stock to be issued in the merger must have been authorized for listing on the New York Stock Exchange; and

   - CFSB shall have received a certificate from the Exchange Agent certifying receipt of certificates for shares of Old Kent common stock to be issued in the merger and sufficient cash to make payments in lieu of fractional shares.


TERMINATION

     Prior to the Effective Time, the Merger Agreement may be terminated by Old Kent or CFSB by mutual consent, or by either of them if the merger has not been completed on or before October 1, 1999.

OLD KENT

     In addition, Old Kent may terminate the Merger Agreement and abandon the merger on its own action upon the occurrence of certain events specified in the Merger Agreement, including among others, the following:

   - Any of the conditions on Old Kent's obligation to complete the merger, notwithstanding CFSB's best efforts to comply, has not been met or waived by Old Kent, at such time as such condition can no longer be satisfied;

   - Certain environmental risks exist that, in the aggregate could amount to an after-tax liability or loss of value exceeding $3,000,000 (see "-- Conduct of CFSB Pending the Completion of the Merger--ENVIRONMENTAL INVESTIGATION" above and Old Kent has given the requisite notice to CFSB);

   - Old Kent's independent public accountants advise Old Kent that the merger is unlikely to qualify for pooling-of-interests accounting treatment;

   - CFSB's stockholders fail to adopt the Merger Agreement at the special meeting; or

   - An event that caused or is reasonably likely to cause a Material Adverse Effect on CFSB.

CFSB

     In addition, CFSB may terminate the Merger Agreement and abandon the merger on its own action upon the occurrence of certain events specified in the Merger Agreement, including among others, the following:

   - Any of the conditions to CFSB's obligation to complete the merger, notwithstanding Old Kent's best efforts to comply have not been met or waived by CFSB, at such time as such condition can no longer be satisfied;

   - The Final Old Kent Price is less than $38.25 and there is a substantial decline in the trading price of Old Kent relative to a group of Peer Institutions set forth in the Merger Agreement (see "--Stock Price Condition" above);

   - CFSB's stockholders fail to adopt the Merger Agreement at the special meeting;

   - Old Kent's independent public accountants advise Old Kent and CFSB that the merger is unlikely to qualify for pooling-of-interests accounting treatment; or

   - An event that caused or is reasonably likely to cause a Material Adverse Effect on Old Kent.

EFFECT OF TERMINATION

     If either Old Kent or CFSB terminates the Merger Agreement in accordance with its terms, neither Old Kent, CFSB, nor any of their respective subsidiaries, officers or directors will be liable to the others. However, the Stock Option Agreement (unless it is terminated in accordance with its terms) and certain provisions regarding confidentiality and expenses will survive the termination of the Merger Agreement. In addition, neither company will escape liability to the other for any liabilities or damages arising out of its breach of any provision in the Merger Agreement.


DESCRIPTION OF OLD KENT CAPITAL STOCK

     Old Kent's authorized capital stock consists of 300,000,000 shares of Old Kent common stock, $1.00 par value, and 25,000,000 shares of preferred stock, no par value ("Preferred Stock"), of which 3,000,000 shares are designated Series A Preferred Stock, 500,000 shares are designated Series B Preferred Stock, and 1,000,000 are designated Series C Preferred Stock. The 1,000,000 shares of Series C Preferred Stock are reserved for issuance pursuant to Series C Preferred Stock Purchase Rights governed by a Rights Agreement, dated January 20, 1997, and as amended December 30, 1998, between Old Kent and Old Kent Bank

(the "Old Kent Rights Agreement"). As of __________, 1999, Old Kent had outstanding __________ shares of Old Kent common stock and no shares of Preferred Stock.

     COMMON STOCK. Old Kent stockholders are entitled to dividends out of funds legally available for that purpose when, as and if declared by the Old Kent Board of Directors. The dividend rights of Old Kent common stock are subject to the rights of Old Kent Preferred Stock that have been or may be issued. Each holder of Old Kent common stock is entitled to one vote for each share held on each matter presented for stockholder action. Old Kent common stock has no preemptive rights, cumulative voting rights, conversion rights, or redemption provisions.

     In the case of any liquidation, dissolution, or winding up of the affairs of Old Kent, Old Kent stockholders will be entitled to receive, pro rata, any assets distributable to common stockholders in respect of the number of shares held by them. The liquidation rights of Old Kent common stock are subject to the rights of holders of any Old Kent Preferred Stock that have been or may be issued.

     PREFERRED STOCK PURCHASE RIGHTS. Each share of Old Kent common stock has, and each share of Old Kent common stock to be issued in the merger will have, attached to it the number of Series C Preferred Stock Purchase Rights issued pursuant to the Rights Agreement represented by each share of Old Kent common stock, as long as the Old Kent Rights are not separately transferable. As of the date of this prospectus and proxy statement, each share of Old Kent common stock represents 0.4535 of an Old Kent Right. The number of Old Kent Rights represented by each share of Old Kent common stock is subject to adjustment upon the occurrence of certain events set forth in the Old Kent Rights Agreement. See "--Comparison of Rights of Old Kent's and CFSB's Stockholders" below for a more detailed discussion of Old Kent Rights.

     PREFERRED STOCK. Old Kent is authorized to issue shares of Preferred Stock from time to time in one or more series. Preferred Stock may have such designations, powers, preferences, and relative participating, optional, or other rights and such qualifications, limitations, or restrictions as may be provided for the issue of such series by resolution adopted by the Old Kent Board of Directors. Such Preferred Stock may have priority over Old Kent common stock as to dividends and as to distribution of Old Kent's assets upon any liquidation, dissolution, or winding up of Old Kent. Such Preferred Stock may be redeemable for cash, property, or rights of Old Kent, may be convertible into shares of Old Kent common stock, and may have voting rights entitling the holder to not more than one vote per share on each matter submitted for stockholder action. For more information on the

Preferred Stock, see "-- Comparison of Rights of Old Kent's and CFSB's Stockholders --Anti-Takeover Provisions -- In General" below.


STOCK OPTION AGREEMENT

     As an inducement and condition to Old Kent's willingness to enter into the Merger Agreement, CFSB entered into the Stock Option Agreement with Old Kent. The Stock Option Agreement is attached as Appendix B to this prospectus and proxy statement.

     Pursuant to the Stock Option Agreement, CFSB has granted Old Kent an option to purchase up to 1,645,364 shares of CFSB common stock (or, up to 19.99% of the number of shares of CFSB common stock) (the "Option"). However, in no event may Old Kent, together with any other holders of the Option, purchase any shares of CFSB common stock that have a "Spread Value" (as defined below) in excess of $11.4 million.
The exercise price of the Option is $21.00 per share, subject to adjustment under specified circumstances described below. The exercise price, as so adjusted, is referred to as the "Option Price." Under the Stock Option Agreement, the term "Spread Value" means the difference between (1) the product of (A) the total number of shares Old Kent intends to purchase upon exercise of the Option along with those shares of CFSB common stock previously purchased pursuant to a partial exercise of the Option, and (B) the closing price of the CFSB common stock as quoted on The Nasdaq Stock Market on the trading day preceding the intended date of exercise; and (2) the product of (A) the total number of shares Old Kent intends to purchase upon exercise of the Option along with those shares of CFSB common stock previously purchased pursuant to a partial exercise of the Option, and (B) the applicable Option Price.

     The Option will become exercisable in whole or in part if, but only if, both an "Initial Triggering Event" and a "Subsequent Triggering Event" (as each of those terms are defined below) occur with respect to CFSB prior to the expiration of the Option. The purchase of any shares of CFSB common stock pursuant to the Option is subject to compliance with applicable law, including the receipt of necessary approvals under the Bank Holding Company Act of 1956.

     Under the Stock Option Agreement, an "Initial Triggering Event" occurs at the earliest of any of the following events or transactions:

     - CFSB or Community First Bank, without Old Kent's prior written consent, enters into an agreement to engage in an "Acquisition Transaction" (as defined below) with a third party, or the Board of Directors of CFSB recommends that the stockholders of CFSB adopt or accept any Acquisition Transaction other than the Merger Agreement with Old Kent;

     - A third party acquires beneficial ownership (or the right to acquire beneficial ownership) of 20% or more of the outstanding shares of CFSB common stock;

     - The stockholders of CFSB have voted and failed to approve the Merger Agreement at the special meeting (or the special meeting was not held in violation of the Merger Agreement) and prior to the special meeting (or if the special meeting was canceled, prior to such cancellation), it was publicly announced that a third party made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction with respect to CFSB;

     - CFSB's Board of Directors withdraws or modifies (or publicly announces its intention to withdraw or modify) in any manner adverse to Old Kent its recommendation that the stockholders of CFSB approve the Merger Agreement, or CFSB authorizes, recommends, or proposes (or publicly announces its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with a third party;

     - A third party files with the Securities and Exchange Commission a registration statement or tender offer materials with respect to a potential exchange offer that would constitute an Acquisition Transaction (or files a preliminary proxy statement with the Securities and Exchange Commission with respect to a potential vote by its stockholders to approve the issuance of shares to be offered in such an exchange offer);

     - CFSB willfully breaches any of its obligations contained in the Merger Agreement in anticipation of engaging in an Acquisition Transaction and, following such breach, Old Kent would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both);

     - A third party files an application or notice with the Federal Reserve Board or other federal or state bank regulatory or antitrust authority for approval to engage in an Acquisition Transaction; or

     - A Fiduciary Event exists.

     The term "Acquisition Transaction" is defined to include any of the following transactions: (1) a merger or any similar transaction involving CFSB or Community First Bank (other than a merger or similar transaction in which the CFSB stockholders--as of a time immediately prior to the transaction--own at least 50% of the outstanding CFSB common stock immediately after the transaction); (2) a purchase, lease, or other acquisition of all or substantially all of the assets or deposits of CFSB or Community First Bank; (3) a purchase or other acquisition of securities representing 10% or more of the voting power of CFSB or Community First Bank; or (4) any substantially similar transaction.

     Under the Stock Option Agreement, a "Subsequent Triggering Event" generally occurs at the earlier of the following events:

     - The acquisition by a third party of beneficial ownership of 25% or more of the then-outstanding CFSB common stock; or

     - CFSB or Community First Bank, without having received the prior written consent of Old Kent, enters into an agreement to engage in an Acquisition Transaction with a third party, or the Board of Directors of CFSB recommends that the stockholders of CFSB approve or accept any Acquisition Transaction, other than the merger with Old Kent; except that for a purchase or other acquisition of CFSB's voting securities, the third party must agree to acquire more than 25% of the voting power of CFSB's securities.

     The Option will expire upon the earliest of: (1) the Effective Time of the merger; (2) the termination of the Merger Agreement in accordance with its terms, assuming that the termination occurs prior to the occurrence of an Initial Triggering Event; or (3) 18 months after the termination of the Merger Agreement if such termination follows an Initial Triggering Event. Old Kent may not exercise the Option at any time when it is in material breach of the Merger Agreement such that CFSB would be entitled to terminate the Merger Agreement pursuant to its terms. The Stock Option Agreement automatically terminates if CFSB terminates the Merger Agreement as a result of a material breach by Old Kent or Old Kent fails to obtain the consent or approval of any federal or state governmental authority necessary to complete the merger.

     If the Option becomes exercisable, Old Kent may exercise it in whole or in part within 6 months following the applicable Subsequent Triggering Event. Old Kent's right to exercise the Option and certain other rights under the Stock Option Agreement are subject to an extension in order to obtain required regulatory approvals and comply with applicable regulatory waiting periods and to avoid liability under
Section 16(b) of the Exchange Act. The Option Price and the number of shares issuable under the Option would be adjusted in the event of specified changes in the capital stock of CFSB. In addition, CFSB has granted Old Kent certain registration rights with respect to the shares of CFSB common stock issued or issuable pursuant to the Option.

     The Stock Option Agreement also provides that at any time after the occurrence of a "Repurchase Event" (as defined below), upon a request by Old Kent, CFSB must repurchase the Option and all or any part of the shares received upon the full or partial exercise of the Option ("Option Shares"). Such repurchase of the Option by CFSB from Old Kent will be at a price per share equal to the amount by which the "Market/Offer Price" (as defined below) exceeds the Option Price. A repurchase of Option Shares will be at a price per share equal to the Market/Offer Price.

     The term "Market/Offer Price" means the highest of: (1) the price per share at which a tender or exchange offer has been made for CFSB common stock; (2) the price per share of CFSB common stock that any third party is to pay pursuant to an agreement with CFSB; (3) the highest sale price per share of CFSB common stock within the six-month period immediately preceding the date that notice to repurchase is given; or (4) in the event of a sale of all or substantially all of CFSB's assets or deposits, the sum of the price paid for such assets or deposits and the current market value of the remaining assets (as determined by a nationally recognized investment banking firm), divided by the number of shares of CFSB common stock outstanding at the time of such sale.

     The term "Repurchase Event" means the acquisition by any third party of beneficial ownership of 50% or more of the outstanding shares of CFSB common stock or the completion of an Acquisition Transaction where the purchasing entity acquires 50% or more of the voting power of CFSB or Community First Bank.

     The Stock Option Agreement also provides that Old Kent may, at any time following a Repurchase Event and prior to the expiration of the Option, surrender the Option (and any Option Shares obtained upon the exercise of the Option and still held by Old Kent) for a surrender fee equal to $11.4 million plus, if applicable, Old Kent's purchase price with respect to any Option Shares, and minus any net cash received pursuant to the sale of Option Shares to any third party (less the purchase price of such Option Shares) (the "Surrender Fee"). Old Kent may not exercise its right to surrender the Option and receive the Surrender Fee if CFSB has previously repurchased any Option Shares.

     If, prior to the expiration of the Option: (1) CFSB enters into a transaction in which CFSB is not the surviving corporation, (2) certain fundamental changes in the capital stock of CFSB occur, or (3) CFSB sells all or substantially all of its or certain of Community First Bank's assets; the Option shall be converted into a substitute option (the "Substitute Option"), with terms similar to those of the Option, to purchase capital stock of the entity that is the effective successor to CFSB.

     The Stock Option Agreement provides that neither Old Kent nor CFSB may assign any of its rights or obligations under it without the written consent of the other party, except that if a Subsequent Triggering Event occurred prior to the expiration of the Option, Old Kent may, subject to certain limitations, assign its rights and obligations under the Stock Option Agreement.

     Arrangements such as the Stock Option Agreement are customarily entered into in connection with mergers and acquisitions between financial institutions such as Old Kent and CFSB in an effort to increase the likelihood that the transactions will be consummated in accordance with their terms and to compensate the grantee (E.G., Old
Kent) of such an option for its efforts undertaken and the expenses, losses, and opportunity costs incurred in connection with the transactions and where the transaction is not consummated under certain circumstances involving an acquisition or potential acquisition of the issuer of the option (E.G., CFSB) by a third party. Old Kent and CFSB entered into the Stock Option Agreement to accomplish these objectives.

     The existence of the Option could significantly increase the cost to a potential purchaser of acquiring CFSB compared to the cost had Old Kent and CFSB not entered into the Stock Option Agreement. In addition, the provisions of the Stock Option Agreement may prevent a potential purchaser from accounting for its acquisition of CFSB using the pooling-of-interests method of accounting. As a result, the Stock Option Agreement may have the effect of discouraging or precluding offers by third parties to acquire CFSB, even if such a third party was prepared to offer to pay consideration to CFSB's stockholders that has a higher current market price than the shares of Old Kent common stock to be received by CFSB stockholders pursuant to the Merger Agreement.

     To the best knowledge of Old Kent and CFSB, as of the date of this prospectus and proxy statement, no event giving rise to the right to exercise the Option has occurred.


COMPARISON OF RIGHTS OF OLD KENT'S AND CFSB'S STOCKHOLDERS

     If the merger is completed, you will become a stockholder of Old Kent. As an Old Kent stockholder, your rights will be governed by Old Kent's Restated Articles of Incorporation and Bylaws. Old Kent's organizational documents differ in certain material respects from CFSB's Certificate of Incorporation and By-Laws. In addition, as a stockholder of Old Kent (a Michigan corporation), your rights will also be governed by the Michigan Business Corporation Act ("MBCA"), rather than the Delaware General Corporate Law (the "DGCL"), as you currently are as a stockholder of CFSB (a Delaware corporation).

     The following comparison of the MBCA, the Old Kent Restated Articles of Incorporation, and Bylaws, on the one hand, and the DGCL, the CFSB Certificate of Incorporation and By-Laws, on the other, is not intended to be complete and is qualified in its entirety by reference to the Old Kent Restated Articles of Incorporation, the Old Kent Bylaws, the CFSB Certificate of Incorporation, and the CFSB By-Laws. Copies of these documents are available upon request. See "WHERE YOU CAN FIND MORE INFORMATION" below.

ANTI-TAKEOVER PROVISIONS -- IN GENERAL

     Old Kent's Restated Articles of Incorporation and Bylaws contain certain provisions that could prevent or delay the acquisition of Old Kent by means of a tender offer, a proxy contest, or otherwise. These provisions could also limit stockholders' participation in certain types of business combinations or other transactions that might be proposed in the future, regardless of whether such transactions were favored by a majority of stockholders, and could enhance the ability of officers and directors to retain their positions. CFSB's Certificate of Incorporation and Bylaws contain similar types of provisions. Nevertheless, material differences in the companies' organizational documents with respect to such anti-takeover provisions are discussed separately below under separate sections, such as "-- Size and Classification of the Board of Directors," "-- Removal of Directors," "-
- Stockholder Nominations," and  "-- Stockholder Rights Plan."

SIZE AND CLASSIFICATION OF THE BOARD OF DIRECTORS

     Pursuant to Old Kent's Restated Articles of Incorporation, Old Kent's Board of Directors is divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. The number of directors is fixed by a resolution of the Board of Directors receiving at least 75% approval of the entire board, but in no event may the number of directors be less than three. The current number of directors of Old Kent is 18. As a result of the classification of Old Kent's Board of Directors, it would normally take at least two annual meetings of stockholders to effect a change in a majority of the Board of Directors of Old Kent.

     CFSB's Certificate of Incorporation contain similar Board of Directors related provisions to Old Kent's Restated Articles of Incorporation. Pursuant to CFSB's Certificate of Incorporation, CSFB's Board of Directors is divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. The number of directors is fixed in the Bylaws, but in no event may the number of directors be less than five, nor more than 15. The current number of directors of CSFB is six. As a result of the classification of CFSB's Board of Directors, it would normally take at least two annual meetings of stockholders to effect a change in a majority of the Board of Directors of CSFB.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

     CFSB's Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, a director of CFSB shall not be liable to CFSB or any of its stockholders for monetary damages for breach of fiduciary duty as a director. The DGCL provides that a corporation's certificate of incorporation may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no such provision can eliminate or limit the liability of a director for: (1) any breach of the director's duty of loyalty to the corporation or its stockholders; (2) acts or omissions not in good faith or that involve intentional misconduct or knowing violation of the law;
(3) violation of certain provisions of the DGCL; (4) any transaction from which the director derived an improper personal benefit; or (5) any act or omission prior to the adoption of such a provision in the certificate of incorporation.

     Like CFSB's Certificate of Incorporation, Old Kent's Restated Articles of Incorporation provide that a director of Old Kent shall not be liable to Old Kent or its stockholders for monetary damages in breach of the director's fiduciary duties to the fullest extent provided by law. The MBCA provides that a corporation cannot limit the liability of a director for: (1) the amount of a financial benefit received by a director to which he or she is not entitled; (2) the intentional infliction of harm on the corporation or its stockholders; (3) an illegal dividend or distribution; or (4) an intentional criminal act.

REMOVAL OF DIRECTORS

     Under Old Kent's Restated Articles of Incorporation, a director may be removed from office at any time prior to the expiration of his or her term, but only for "cause." Except as may be provided otherwise by law, cause for removal shall exist if: (1) the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal;
(2) the director has been determined by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of his or her duty to the corporation in a matter of substantial importance to the corporation and such determination is no longer subject to a direct appeal; (3) the director has become mentally incompetent, whether or not so determined by a court, which mental incompetency directly affects his or her ability as a director of Old

Kent; (4) the director's actions or failure to act are deemed by the Board of Directors to be in derogation of the director's duties; or (5) the director's removal is required or recommended by the Federal Reserve Board. Removal for cause, as cause is defined in (1) or (2) above, must be approved by vote of a majority of the total number of directors or by majority vote of stockholders. Removal for cause, as cause is defined in (3), (4), or (5) above, must be approved by at least 75% of the total number of directors.

     Under CFSB's Certificate of Incorporation, a director may be removed from office at any time prior to the expiration of his or her term, but only for "cause." Except as may be provided otherwise by law, cause for removal shall mean (1) conduct as a director of the CFSB or any subsidiary involving willful material misconduct, breach of material fiduciary duty involving personal profit, or gross negligence as to material duties; or (2) conduct, whether or not as a director of CFSB or any subsidiary, involving dishonesty or breach of trust that is punishable by imprisonment for a term exceeding one year under state or federal law. Removal for cause must be approved by at least 80% of the outstanding shares of capital stock entitled to vote in the election of directors.

STOCKHOLDER NOMINATIONS

     Under Old Kent's Restated Articles of Incorporation, director nominations at any annual meeting of stockholders or at any special meeting of stockholders called for election of directors (referred to as an "Election Meeting") may be made by the Board of Directors or by a stockholder of record under certain limited circumstances described below. Nominations made by the Board of Directors are made at a meeting of the Board of Directors, or by written consent of directors in lieu of a meeting, at least 20 days prior to the date of an Election Meeting.

     A stockholder of record may make a nomination at an Election Meeting if, and only if, such stockholder has delivered a notice to the Secretary of Old Kent setting forth with respect to each proposed nominee: (1) the name, age, business address, and residence address of the nominee; (2) the principal occupation or employment of the nominee;
(3) the number of shares of capital stock of Old Kent that are beneficially owned by the nominee; (4) a statement that the nominee is willing to be nominated; and (5) such other information concerning the nominee as would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominee. The notice must be delivered not less than 120 days prior to the date of the Election Meeting in the case of an annual meeting and not more than seven days following the date of notice of the Election Meeting in the case of a special meeting.

     Under CFSB's Certificate of Incorporation, a stockholder may nominate an individual for director at any annual meeting of stockholders or at any special meeting of stockholders under certain limited circumstances described below. Nominations made by the Board of Directors are made at a meeting of the Board of Directors, or by written consent of directors in lieu of a meeting.

     A stockholder may make a nomination at a meeting if, and only if, such stockholder has delivered a notice to the Secretary of CFSB setting forth with respect to each proposed nominee: (1) the name, age, business address, and, if known, residence address of the nominee; (2) the principal occupation or employment of the nominee; (3) the number of shares of capital stock of CFSB that are beneficially owned by the nominee; and (4) any other information reasonably requested by CFSB.
The notice must be delivered at least 30 days prior but not more than 60 days prior to the date of the meeting, unless less than 40 days notice of a meeting is given, in which case the stockholder has ten days in which to submit the nomination from the time the meeting notice was mailed to the stockholder.

STOCKHOLDER RIGHTS PLAN

     The Board of Directors of Old Kent has adopted a stockholder rights plan. This plan is designed to protect the stockholders of Old Kent against unsolicited attempts to acquire control of Old Kent in a manner that does not offer a fair price to all of the stockholders.

     Each full Old Kent Right, when exercisable, entitles a stockholder of Old Kent to purchase one one-hundredth of a share of Series C Preferred Stock from Old Kent at a price of $160. The Old Kent Rights become exercisable if (1) a person or group (an "Acquiring Person") has acquired, or has obtained the right to acquire, 15% or more of the outstanding shares of Old Kent common stock, (2) an Acquiring Person commenced a tender offer or exchange offer that would result in the Acquiring Person owning 15% or more of the outstanding shares of Old Kent common stock, or (3) a person or group already owning 10% of the outstanding shares of Old Kent common stock is determined by Old Kent's Board of Directors to be an "Adverse Person" (as defined in the Old Kent Rights Agreement).

     If, after the Old Kent Rights become exercisable, (1) Old Kent was the surviving corporation in a merger with an Acquiring Person and Old Kent common stock was not changed or exchanged, (2) an Acquiring Person was to engage in one or more "self-dealing" transactions deemed to be unfair to Old Kent by the Old Kent Board of Directors, (3) an Acquiring Person was to become the beneficial owner of more than 15% of the then outstanding shares of Old Kent common stock, (4) a person had been or was designated as an Adverse Person by Old Kent's Board of Directors in accordance with the Old Kent Rights Agreement; then each holder of an Old Kent Right would have the right to receive, upon exercise, Old Kent common stock having a value equal to two times the exercise price of the Old Kent Right.

     In addition, after an Acquiring Person has acquired, or obtained the right to acquire, 15% or more of the outstanding shares of Old Kent common stock and the Acquiring Person causes Old Kent to merge into the Acquiring Person or causes 50% or more of Old Kent's assets to be sold or transferred, each holder of an Old Kent Right would have the right to receive, upon exercise, common stock of the Acquiring Person having a value equal to two times the exercise price of the Old Kent Right.

     Old Kent is entitled to redeem the Old Kent Rights at $0.01 per Old Kent Right at any time until 10 days following the public announcement that an Acquiring Person has acquired, or has obtained the right to acquire, 15% or more of the outstanding shares of Old Kent common stock.

     CFSB has not adopted a similar stockholder rights plan. However, CFSB's Certificate of Incorporation does limit the voting rights of stockholders that become beneficial owners of more than 10% of any class of equity security of CFSB. For each vote in excess of 10% the stockholders would otherwise be entitled to cast, the record holders of such stock will only be entitled to cast one-hundredth of a vote. Certain parties, such as employee benefit plans or underwriters, are exempted from this restriction.

STATE ANTI-TAKEOVER LAWS

     Certain provisions of the MBCA establish a statutory scheme similar to the supermajority and fair price provisions found in many corporate charters (the "Fair Price Act"). The Fair Price Act provides that a supermajority vote of 90% of the stockholders and no less than two-thirds of the votes of noninterested stockholders must approve a "business combination." The Fair Price Act defines a "business combination" to encompass any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an "interested stockholder" or certain "affiliates." An "interested stockholder" is generally any person who owns 10% or more of the outstanding voting shares of the corporation.
An "affiliate" is a person who directly or indirectly controls, is controlled by, or is under common control with a specified person.

     The supermajority vote required by the Fair Price Act does not apply to business combinations that satisfy certain conditions. These conditions include, among others: (1) the purchase price to be paid for the shares of the corporation in the business combination must be at least equal to the highest of either (a) the market value of the shares or (b) the highest per share price paid by an interested stockholder within the preceding two-year period or in the transaction in which the stockholder became an interested stockholder, whichever is higher; and
(2) once becoming an interested stockholder, the person may not become the beneficial owner of any additional shares of the corporation except as part of the transaction that resulted in the interested stockholder becoming an interested stockholder or by virtue of proportionate stock splits or stock dividends. The requirements of the Fair Price Act do not apply to business combinations with an interested stockholder that the Board of Directors has approved or exempted from the requirements of the Fair Price Act by resolution prior to the time that the interested stockholder first became an interested stockholder.

     The MBCA also regulates the acquisition of "control shares" of large public Michigan corporations (the "Control Share Act"). The Control Share Act applies to Old Kent and its stockholders. The Control Share Act establishes procedures governing "control share acquisitions." A control share acquisition is defined as an acquisition of shares by an acquiror which, when combined with other shares held by that person or entity, would give the acquiror voting power at or above any of the following thresholds: 20%, 33 %, and 50%. Under the Control Share
Act, an acquiror may not vote "control shares" unless the corporation's disinterested stockholders (defined to exclude the acquiring person, officers of the target corporation and directors of the target corporation who are also employees of the corporation) vote to confer voting rights on the control shares. The Control Share Act does not affect the voting rights of shares owned by an acquiring person prior to the control share acquisition. The Control Share Act entitles corporations to redeem control shares from the acquiring person under certain circumstances. In other cases, the Control Share Act confers dissenters' right upon all of a corporation's stockholders except the acquiring person.

     Section 203 of the DGCL prohibits a "business combination" (as defined in Section 203, generally including mergers, sales and leases of assets, issuances of securities and similar transactions) by CFSB or a subsidiary with an "interested stockholder" (as defined in Section 203, generally the beneficial owner of 15% or more of CFSB' voting stock) within three years after the person or entity becomes an interested stockholder, unless (1) prior to the person or entity becoming an interested stockholder, the business combination or the transaction pursuant to which such person or entity became an interested stockholder was approved by the CFSB Board, (2) upon the consummation of the transaction in which the person or entity became an interested stockholder, the interested stockholder holds at least 85% of the voting stock of CFSB (excluding, for purposes of determining the number of shares outstanding, shares held by persons who are both officers and directors of CFSB and shares held by certain employee benefit plans), or
(3) the business combination is approved by the CFSB Board and by the holders of at least two-thirds of the outstanding voting stock of CFSB, excluding shares held by the interested stockholder. In connection with approving the Merger Agreement, the CFSB Board approved the merger, so that the merger is not subject to the limitations set forth in Section 203.

APPRAISAL/DISSENTERS' RIGHTS

     Under the MBCA, a stockholder who does not vote in favor of certain corporate actions may have the right to obtain an appraisal of those shares in certain circumstances, and the right to receive cash in exchange for those shares (referred to as "rights of dissent"). The MBCA recognizes rights of dissent in connection with certain amendments to the Certificate of incorporation, mergers, consolidations, sales, or other dispositions of all or substantially all of the assets of a corporation, certain acquisitions for stock, and approval of a control share acquisition. Under Michigan law, rights of dissent are generally not available to Old Kent stockholders in connection with mergers, consolidations, or sales of assets because shares of Old Kent common stock are held of record by more than 2,000 persons.

     However, Old Kent's Restated Articles of Incorporation provide that any Old Kent stockholder may dissent from any plan of merger or consolidation to which Old Kent is a party or any sale, lease, exchange, or other disposition of all or substantially all of the assets of Old Kent not in the usual or regular course of business, in the manner, with the rights and subject to the requirements applicable to dissenting stockholders as provided in the MBCA, without regard to the exception to a stockholder's right to dissent provided in the MBCA. However, this right of dissent does not apply to any corporate action that is approved by an affirmative vote of at least 50% of the entire Board of Directors and an affirmative vote of 50% of the board's "Continuing Directors." The term "Continuing Director" means a member of the Board of Directors of Old Kent who was either: (1) first elected or appointed as a director prior to April 17, 1989; or (2) subsequently elected or appointed as a director if such director was nominated or appointed by a majority of the then Continuing Directors.

     Like the MBCA, the DGCL provides appraisal rights under certain circumstances, including mergers and consolidations. The primary exception to the appraisal rights under the DGCL is the "market out" exception. Under that exception, a stockholder of a corporation whose stock is listed on a national securities exchange (E.G., the New York

Stock Exchange), designated as a national market system security on The Nasdaq Stock Market, or widely held (I.E., greater than 2,000 stockholders of record) will not have appraisal rights if the stock he or she receives in the merger is also listed on a national securities exchange or widely held. Because CFSB's common stock is designated as a national market system security on The Nasdaq Stock Market, the "market out" exception applies to CFSB stockholders. Accordingly, appraisal rights are not available to CFSB stockholders with respect to the merger. See "--Appraisal Rights" below.

EVALUATION OF PROPOSED OFFERS

     Old Kent's Restated Articles of Incorporation provide that Old Kent's Board of Directors can not approve, adopt, or recommend any proposal of any party other than Old Kent to make a tender or exchange offer for any equity security of Old Kent, or engage in any merger or consolidation of Old Kent with or into another entity, any sale, exchange, lease, mortgage, pledge, transfer, or other disposition of all or substantially all of Old Kent's assets, any liquidation or dissolution of Old Kent or any reorganization or recapitalization of Old Kent that would result in a change of control of Old Kent, unless it has first evaluated the proposal and determined, in its judgment, that the proposal would be in substantial compliance with all applicable laws.
If Old Kent's Board of Directors determines, in its judgment, that a proposal would be in substantial compliance with all laws, the Board of Directors must then evaluate the proposal and determine whether the proposal is in the best interests of Old Kent and its stockholders. In evaluating a proposed offer to determine whether it would be in the best interests of Old Kent and its stockholders, the Board of Directors, in exercising its judgment, may consider all facts that it deems relevant including, without limitation: (1) the fairness of the consideration to be received by Old Kent's stockholders under the proposed offer; (2) the possible economic and social impact of the proposed offer and its consummation on Old Kent and its subsidiaries and their employees, customers, and depositors; (3) the possible economic and social impact of the proposed offer and its consummation on the communities in which Old Kent and its subsidiaries operate or are located; (4) the business, financial condition, safety, soundness, and earning prospects of the offering party; (5) the competence, experience, and integrity of the offering party and its management; and (6) the intentions of the offering party regarding the use of the assets of Old Kent to finance the transaction.

     CFSB's Certificate of Incorporation includes a similar provision requiring the Board of Directors to consider, in its evaluation of certain business combinations or tender or exchange offers, the following: (1) the social and economic effects of the transaction on

CFSB and its subsidiaries, employees, depositors, loan and other customers, creditors and the communities in which CFSB and its subsidiaries operate; (2) the business and financial condition and earnings prospects of the acquiring party; and (3) the competence, experience and integrity of the acquiring party and its management.

OLD KENT'S QUOTATION ON THE NEW YORK STOCK EXCHANGE

     Old Kent common stock is quoted on the New York Stock Exchange. CFSB common stock is listed on The Nasdaq Stock Market.


RESTRICTIONS ON CFSB AFFILIATES

     All shares of Old Kent common stock received by CFSB stockholders in the merger will be freely transferable, except that shares of Old Kent common stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act of 1933 (the "Securities Act") of CFSB prior to the merger may only be resold in transactions permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of CFSB generally include individuals or entities that control, are controlled by, or are under common control with, CFSB and may include certain officers, directors, and principal stockholders of CFSB.

     This prospectus and proxy statement does not cover any resales of the Old Kent common stock to be received by affiliates upon completion of the merger, and no person is authorized to make any use of this prospectus and proxy statement in connection with any such resale.

     Pursuant to the Merger Agreement, each CFSB affiliate executed a written agreement to the effect that such persons will not offer or sell or otherwise dispose of any of the shares of Old Kent common stock issued to such persons in the merger in violation of the Securities Act. In addition, pursuant to the Merger Agreement, Old Kent and CFSB each have agreed to use reasonable efforts to cause its affiliates to execute written agreements prohibiting such affiliates from transferring their Old Kent common stock or CFSB common stock, respectively, during any period in which such a transfer would disqualify the merger from pooling-of-interests accounting treatment.

     Each affiliate of CFSB has agreed that he or she will use his or her best efforts to cause the Merger Agreement to be adopted by the stockholders of CFSB and consummated according to its terms. Each affiliate has also agreed not to solicit, negotiate, discuss, accept, or approve any offers or proposals from, or enter into any agreement with, any third party concerning a tender offer, merger, consolidation, share exchange, or other business combination involving CFSB or concerning the offer, sale, or disposition of any material assets of CFSB.


MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following general discussion summarizes the material federal income tax consequences of the merger and is based on the Internal Revenue Code of 1986, as amended, the regulations promulgated thereunder, existing administrative interpretations, and court decisions. Future legislation, regulations, administrative interpretations, or court decisions could significantly change such authorities either prospectively or retroactively. This summary does not address all aspects of federal income taxation that may be important to you in light of your particular circumstances or if you are subject to special rules, such as rules regarding stockholders who are not citizens or residents of the United States, or who are financial institutions, or tax-exempt organizations. This discussion also assumes that you hold your shares of CFSB common stock as capital assets within the meaning of
Section 1221 of the Internal Revenue Code.

     It is a condition to the obligations of CFSB to complete the merger that it receive a tax opinion from Warner Norcross & Judd LLP, Old Kent's counsel, regarding material federal income tax consequences of the merger. Old Kent and CFSB believe, based on the tax opinion of Warner Norcross & Judd LLP, that the merger will have the following federal income tax consequences;

   - You will not recognize any gain or loss for federal income tax purposes if you exchange your CFSB common stock for Old Kent common stock pursuant to the merger, except to the extent of cash received in lieu of fractional shares;

   - Your tax basis in the Old Kent common stock received as a result of the merger will be the same as your tax basis in your CFSB common stock surrendered in the exchange; and

   - The holding period of the Old Kent common stock held by you as a result of the exchange will include the period during which you held your CFSB common stock.

     In addition: (1) the merger will constitute a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code and Old Kent and CFSB will each be a "party to a reorganization" within the meaning of
Section 368(b); (2) the basis of the CFSB assets in the hands of Old Kent will be the same as the basis of those assets in the hands of CFSB immediately prior to the merger; (3) no gain or loss will be recognized to Old Kent on the receipt by Old Kent of the assets of CFSB in exchange for Old Kent common stock and the assumption by Old Kent of the liabilities of CFSB; and (4) the holding period of the assets of CFSB in the hands of Old Kent will include the holding period during which such assets were held by CFSB.

     The tax opinion will assume the absence of changes in existing facts and will rely on assumptions, representations, and covenants, including those contained in certificates of officers of Old Kent and CFSB. The tax opinion neither binds nor precludes the IRS from adopting a contrary position. An opinion of counsel sets forth such counsel's legal judgment and has no binding effect or official status of any kind and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court if the issues are litigated.

     Opinions of tax counsel do not guarantee favorable tax treatment. There is a risk that the Internal Revenue Service might determine that Old Kent, CFSB, and/or you must recognize gain or loss for federal income tax purposes in the merger. ACCORDINGLY, YOU ARE STRONGLY URGED TO CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL, OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE MERGER TO YOU.


ACCOUNTING TREATMENT

     It is a condition to the completion of the merger that Old Kent receive from CFSB a letter to CFSB from its independent public accountants, dated as of the date of the closing, to the effect that CFSB is eligible to participate in a business combination to be treated as a pooling-of-interests. Old Kent must also receive from its independent public accountants a letter, dated as of the date of the closing, to the effect that the merger, if consummated as contemplated, should qualify as a transaction to be accounted for as a pooling-of-interests.

     Under the pooling-of-interest accounting method, the assets and liabilities of CFSB will be carried forward to Old Kent at their historical recorded bases. Results of operations of Old Kent will include the results of both Old Kent and CFSB for the entire fiscal year in which the merger occurs. The reported balance sheet amounts and results of operations of the separate corporations for prior periods will be combined, reclassified, and conformed, as appropriate, to reflect the combined financial position and results of operations for Old Kent.

APPRAISAL RIGHTS

     You are not entitled to exercise dissenter's or appraisal rights as a result of the merger or to demand payment for your shares under Delaware law.


                   VOTING AND MANAGEMENT INFORMATION

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS OF CFSB

     CFSB common stock is the only class of securities entitled to vote at the special meeting. Stockholders of record as of the close of business on _________, 1999 are entitled to one vote for each share then held. As of __________, 1999, CFSB had [8,246,901] shares of its common stock issued and outstanding.

     Persons and groups owning in excess of 5% of CFSB's common stock are required to file certain reports regarding such ownership pursuant to the Securities Exchange Act of 1934. The following tables set forth, as of February 26, 1999, the shares of common stock beneficially owned by each of the directors and executive officers of CFSB, all directors and officers of the CFSB as a group, and each person who was the beneficial owner of more than 5% of the CFSB's outstanding shares of common stock at February 26, 1999, based on information supplied by CFSB's transfer agent and filings made pursuant to the Securities Exchange Act of 1934 as to which CFSB had information on February 26, 1999. Management knows of no person other than those set forth below who owned more than 5% of CFSB's outstanding shares of common stock on February 26, 1999.

                                                                                           OLD KENT
                                                                                       COMMON STOCK <F2>
                                                                                   ------------------------
                                                CFSB COMMON STOCK <F1>               TO BE
                                      --------------------------------------        RECEIVED      PERCENT
 NAME AND ADDRESS OF                      AMOUNT AND NATURE         PERCENT          IN THE         OF
  BENEFICIAL OWNER                    OF BENEFICIAL OWNERSHIP       OF CLASS       MERGER <F4>   CLASS <F5>
 -------------------                  -----------------------       --------       -----------   ----------
CFSB Bancorp, Inc.
   Employee Stock Ownership
   Plan <F6>
   112 East Allegan Street
   Lansing, Michigan  48933                     24,574                  <F*>           15,290       <F*>

Robert H. Becker
   112 East Allegan Street
   Lansing, Michigan 48933                     552,436                 6.70%          343,726       <F*>

(Footnotes begin following the next table.)

     The following table sets forth certain information concerning the number of shares of CFSB common stock held as of February 26, 1999, by each of CFSB's directors, each of CFSB's officers whose compensation exceeded $100,000 in 1998, and all of CFSB's directors and executive officers as a group:

                                                                                           OLD KENT
                                                                                       COMMON STOCK <F2>
                                                                                   ------------------------
                                                CFSB COMMON STOCK <F1>               TO BE
                                      --------------------------------------        RECEIVED      PERCENT
 NAME AND ADDRESS OF                      AMOUNT AND NATURE         PERCENT          IN THE         OF
  BENEFICIAL OWNER                    OF BENEFICIAL OWNERSHIP       OF CLASS       MERGER <F4>   CLASS <F5>
 -------------------                  -----------------------       --------       -----------   ----------
Robert H. Becker <F7>                          552,436                6.70%          343,726       <F*>
John W. Abbott <F7>                            122,607                1.49            76,286       <F*>
Jack G. Nimphie <F7>                            50,264                <F*>            31,274       <F*>
James L. Reutter                               156,619                1.90            97,448       <F*>
Cecil Mackey                                    35,058                <F*>            21,813       <F*>
David H. Brogan                                 83,238                1.01            51,791       <F*>
William C. Hollister                           105,310                1.28            65,524       <F*>
J. Paul Thompson, Jr.                           16,354                <F*>            10,175       <F*>
Henry W. Wolcott, IV                             5,052                <F*>             3,143       <F*>

Directors and Officers
   as a group (13 persons)                   1,175,660 <F7>          14.26%          731,496       <F*>

-------------------

<F*>  Less than 1%.

<F1> The numbers of shares stated are based on information furnished by the persons listed and include shares personally owned of record by each person and shares that, under applicable regulations, are deemed to be otherwise beneficially owned by each person. Under these regulations, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to the security. Voting power includes the power to vote or direct the voting of the security. Investment power includes the power to dispose or direct the disposition of the security. A person is also considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days.

<F2> Based on an assumed Exchange Ratio of 0.6222 shares of Old Kent common stock for each share of CFSB common stock.

<F3> These numbers include shares as to which the listed person or entity is legally entitled to share voting or investment power by


                                     -58-

     reason of joint ownership, trust or other contract or property right, and shares held by spouses, children, and others over whom the listed person may have substantial influence by reason of relationship. In some instances the listed person disclaims beneficial ownership of these shares. Shares of CFSB stock held in fiduciary capacities by Community First Bank are not included.

<F4> This column reflects the number of shares of Old Kent common stock to be issued to the specified person in exchange for the number of shares of CFSB common stock shown in the "Total" column for such person.

<F5> This column reflects the percentage of the outstanding shares of
     Old Kent common stock that the specified person will receive in the merger. It does not include any shares of Old Kent common stock that may have been previously owned by the named individual. These percentages were computed with reference to a total of 109,121,257 shares of Old Kent common stock outstanding, representing the sum of 103,990,035 shares outstanding as of February 19, 1999, and anticipated 5,131,222 shares to be issued by Old Kent in the merger. The computation does not take fractional shares into account.

<F6> Includes 24,574 shares held in a suspense account for future allocation pursuant to the terms of the Employee Stock Ownership Plan ("ESOP"), among participating employees as the loans used to purchase the shares are repaid, and excludes 681,637 shares allocated to participants. The ESOP Trustee votes all allocated shares as instructed by the participants, and the ESOP Trustee votes all unallocated shares and all shares for which no instructions have been received as directed by the ESOP Committee or the Board of Directors. See footnote 7 below.

<F7> Includes 97,455 shares held by the ESOP but allocated to certain directors and officers, and excludes 24,574 shares held by the ESOP, that have not been allocated to any participating employees as of February 26, 1999, and over which shares certain directors and officers of the CFSB, as members of the ESOP Committee, and as ESOP Trustee, exercise shared voting and investment power.

     Each of the following officers has the voting power but no investment power for the following number of shares held by the
     ESOP:

           Robert H. Becker       35,739
           John W. Abbott         26,962
           Jack G. Nimphie        16,212

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of CFSB's management and its Board of Directors may be deemed to have certain interests in the merger in addition to their interests as stockholders of CFSB generally. CFSB's Board of Directors was aware of these interests and considered them, among other matters, in unanimously approving the Merger Agreement.

CHANGE-IN-CONTROL PAYMENTS

     Pursuant to the terms of existing employment agreements between Community First Bank and each of Robert H. Becker, President and Chief Executive Officer and John W. Abbott, Executive Vice President and Chief Operating Officer, in the event of their termination of employment in connection with, or within one year after, any change in control of CFSB or Community First Bank, they are entitled to receive a sum equal to
2.99 times the average annual compensation they received during the five-year period immediately prior to the date of change in control.
Old Kent and Messrs. Becker and Abbott agreed to terminate their employment with CFSB upon the completion of the merger. As a result, Messrs. Becker and Abbott will become entitled to receive such payments. Such payments will amount to approximately $945,000 for Mr. Becker and approximately $530,000 for Mr. Abbott. In connection with the execution of the Merger Agreement, both Mr. Becker and Mr. Abbott also executed amendments to their respective employment agreements in which they agreed to refrain from competing with Old Kent for a three year period following the Effective Time, although Mr. Abbott's non-compete agreement is significantly more limited than Mr. Becker's.

INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE

     Following the Effective Time, Old Kent has agreed to indemnify, defend and hold harmless, and advance expenses for present and former directors and officers of CFSB and its subsidiaries against all losses, expenses, claims, damages or liabilities arising from any acts or omissions by such person occurring prior to the Effective Time to the same extent they are indemnified under CFSB's Certificate of Incorporation and Bylaws in effect at the date of the Merger Agreement and applicable state and federal law. For the specific terms of indemnification and insurance, see "THE MERGER AND MERGER AGREEMENT-- Insurance and Indemnification" above.

                          GENERAL INFORMATION

INDEPENDENT PUBLIC ACCOUNTANTS

     The financial statements of Old Kent incorporated by reference in this prospectus and proxy statement and elsewhere in the Registration Statement of which this prospectus and proxy statement is a part, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of CFSB incorporated by reference in this prospectus and proxy statement and elsewhere in the Registration Statement of which this prospectus and proxy statement is a part, to the extent and for the periods indicated in their reports, have been audited by KPMG LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.


STOCKHOLDER PROPOSALS

     If CFSB stockholders adopt the Merger Agreement and the merger is completed, you will become a stockholder of Old Kent and there will be no annual meeting of CFSB stockholders in 2000. If the merger is not completed, proposals of CFSB stockholders intended to be presented at the annual meeting of stockholders in 2000 must be received by CFSB for consideration for inclusion in its proxy statement on or before November 19, 1999.


LEGAL OPINIONS

     Certain legal matters in connection with the proposed merger will be passed upon for Old Kent by its general counsel, Warner Norcross & Judd LLP of Grand Rapids, Michigan, and for CFSB by its counsel, Housley Kantarian & Bronstein, P.C. of Washington, D.C. [and _______________]

     As of March 8, 1999, partners in and attorneys employed by or associated with Warner Norcross & Judd LLP and their associates were beneficial owners of a total of approximately 418,968 shares of Old Kent common stock having an approximate aggregate market value of $19,220,157 and approximately 27,355 shares of CFSB common stock having an approximate aggregate market value of $748,843 as of that date. Shares reported as beneficially owned include all shares as to which such persons have direct or indirect, sole or shared, power to direct voting or disposition, including personal shares as well as shares held in fiduciary capacities.


SOURCES OF INFORMATION

     Old Kent has supplied all information contained or incorporated by reference in this prospectus and proxy statement relating to Old Kent. CFSB has supplied all such information relating to CFSB and Feldman Financial has supplied all such information relating to Feldman
Financial.


                  WHERE YOU CAN FIND MORE INFORMATION

     Old Kent has filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the offering of Old Kent common stock to be issued by Old Kent in the merger. This prospectus and proxy statement is a part of that registration statement. As allowed by Securities and Exchange Commission rules, this prospectus and proxy statement does not contain all of the information contained in the registration statement or the exhibits to the registration statement.

     Old Kent and CFSB are subject to the informational requirements of the Exchange Act. Accordingly, each files annual, quarterly and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information that Old Kent or CFSB files at the SEC's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Old Kent's and CFSB's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at "http://www.sec.gov."

     The Securities and Exchange Commission allows Old Kent and CFSB to incorporate by reference information into this prospectus and proxy statement. This means that Old Kent and CFSB can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus and proxy statement, except for any information superseded by information in this prospectus and proxy statement. This prospectus and proxy statement incorporates by reference the documents set forth below that Old Kent and CFSB have previously filed with the SEC. These documents contain important information about Old Kent and CFSB and their finances.

  OLD KENT SEC FILINGS (FILE NO. 0-14591)          PERIOD
  ---------------------------------------          ------
  Annual Report on Form 10-K                       Year ended December 31, 1998
  Current Reports on Form 8-K                      Filed on February 28, March 15, and March 22, 1999
  Registration Statement on Form 8-A               Filed on November 2, 1998
  Registration Statement on Form 8-B               Filed on May 31, 1984

  CFSB SEC FILINGS (FILE NO. 2-94209)              PERIOD
  -----------------------------------              ------
  Annual Report on Form 10-K                       Year ended December 31, 1998
  Current Reports on Form 8-K                      Filed on March 1, 1999

   The documents subsequently filed by Old Kent and CFSB with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14, and 15 of the Exchange Act between the date of this prospectus and proxy statement and the date of the special meeting are also incorporated by reference into this prospectus and proxy statement.

   Documents incorporated by reference are available from Old Kent and CFSB without charge (not including any exhibit to such a document unless such exhibit is specifically incorporated by reference in this prospectus and proxy statement). You may obtain documents incorporated by reference in this prospectus and proxy statement by requesting them in writing or by telephone from the appropriate party at the following addresses:

  Old Kent Financial Corporation     CFSB Bancorp, Inc.
    Attn:  Mary E. Tuuk, Secretary     Attn:  John W. Abbott, Secretary
  111 Lyon Street N.W.               112 East Allegan Street
  Grand Rapids, Michigan 49503       Lansing, Michigan 48933
  Tel: (616) 771-5000                Tel: (517) 371-2911

IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY _______, 1999 TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

  You should rely only on the information contained or incorporated by reference in this prospectus and proxy statement to vote on the merger. Neither Old Kent nor CFSB has authorized anyone to provide you with information that is different from what is contained in this prospectus and proxy statement.

  This prospectus and proxy statement is dated ________, 1999. You should not assume that the information contained in this prospectus and proxy statement is accurate as of any date other than such date, and neither the mailing of this prospectus and proxy statement to you nor the issuance of Old Kent common stock in the merger shall create any implication to the contrary.

                               APPENDIX A









                       AGREEMENT AND PLAN OF MERGER


                                  BETWEEN


                            CFSB BANCORP, INC.

                                    AND

                      OLD KENT FINANCIAL CORPORATION



                       Dated as of February 24, 1999

                             TABLE OF CONTENTS
                                                                          PAGE

   ARTICLE I - THE TRANSACTION. . . . . . . . . . . . . . . . . . . . . . .A-1
         1.1  MERGER OF CFSB WITH AND INTO OLD KENT . . . . . . . . . . . .A-1
         1.2  THE CLOSING . . . . . . . . . . . . . . . . . . . . . . . . .A-2
         1.3  EFFECTIVE TIME OF THE MERGER  . . . . . . . . . . . . . . . .A-2
         1.4  BANK CONSOLIDATION  . . . . . . . . . . . . . . . . . . . . .A-2
         1.5  ADDITIONAL ACTIONS  . . . . . . . . . . . . . . . . . . . . .A-2
         1.6  SURVIVING CORPORATION . . . . . . . . . . . . . . . . . . . .A-3

   ARTICLE II - CONVERSION AND EXCHANGE OF SHARES . . . . . . . . . . . . .A-3
         2.1  CONVERSION OF SHARES  . . . . . . . . . . . . . . . . . . . .A-3
         2.2  UPSET PROVISION . . . . . . . . . . . . . . . . . . . . . . .A-4
         2.3  ADJUSTMENTS . . . . . . . . . . . . . . . . . . . . . . . . .A-5
         2.4  CESSATION OF STOCKHOLDER STATUS . . . . . . . . . . . . . . .A-7
         2.5  SURRENDER OF OLD CERTIFICATES AND DISTRIBUTION OF OLD KENT
              COMMON STOCK  . . . . . . . . . . . . . . . . . . . . . . . .A-7
         2.6  NO FRACTIONAL SHARES. . . . . . . . . . . . . . . . . . . . .A-8
         2.7  ASSUMPTION OF STOCK OPTIONS . . . . . . . . . . . . . . . . .A-9

   ARTICLE III - OLD KENT'S REPRESENTATIONS AND WARRANTIES. . . . . . . . .A-9
         3.1  AUTHORIZATION, NO CONFLICTS, ETC. . . . . . . . . . . . . . .A-10
         3.2  ORGANIZATION AND GOOD STANDING  . . . . . . . . . . . . . . .A-11
         3.3  SUBSIDIARIES  . . . . . . . . . . . . . . . . . . . . . . . .A-11
         3.4  CAPITAL STOCK . . . . . . . . . . . . . . . . . . . . . . . .A-11
         3.5  OLD KENT COMMON STOCK . . . . . . . . . . . . . . . . . . . .A-12
         3.6  FINANCIAL STATEMENTS  . . . . . . . . . . . . . . . . . . . .A-12
         3.7  ABSENCE OF UNDISCLOSED LIABILITIES  . . . . . . . . . . . . .A-13
         3.8  ABSENCE OF MATERIAL ADVERSE CHANGE  . . . . . . . . . . . . .A-13
         3.9  ABSENCE OF LITIGATION . . . . . . . . . . . . . . . . . . . .A-13
        3.10  REGULATORY FILINGS. . . . . . . . . . . . . . . . . . . . . .A-14
        3.11  REGISTRATION STATEMENT, ETC . . . . . . . . . . . . . . . . .A-14
        3.12  INVESTMENT BANKERS AND BROKERS. . . . . . . . . . . . . . . .A-14
        3.13  ACCOUNTING AND TAX TREATMENT. . . . . . . . . . . . . . . . .A-15
        3.14  AGREEMENTS WITH BANK REGULATORS . . . . . . . . . . . . . . .A-15
        3.15  EVENTS SINCE DECEMBER 31, 1998. . . . . . . . . . . . . . . .A-15
        3.16  RESERVE FOR LOAN LOSSES . . . . . . . . . . . . . . . . . . .A-15
        3.17  PUBLIC COMMUNICATIONS; SECURITIES OFFERING  . . . . . . . . .A-15
        3.18  YEAR 2000 COMPLIANCE. . . . . . . . . . . . . . . . . . . . .A-15
        3.19  TRUE AND COMPLETE INFORMATION . . . . . . . . . . . . . . . .A-16

   ARTICLE IV - CFSB'S REPRESENTATIONS AND WARRANTIES . . . . . . . . . . .A-16
         4.1  AUTHORIZATION, NO CONFLICTS, ETC. . . . . . . . . . . . . . .A-16
         4.2  ORGANIZATION AND GOOD STANDING  . . . . . . . . . . . . . . .A-17
         4.3  SUBSIDIARIES. . . . . . . . . . . . . . . . . . . . . . . . .A-17
         4.4  CAPITAL STOCK . . . . . . . . . . . . . . . . . . . . . . . .A-18
         4.5  FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . .A-19

         4.6  ABSENCE OF UNDISCLOSED LIABILITIES. . . . . . . . . . . . . .A-20
         4.7  ABSENCE OF MATERIAL ADVERSE CHANGE. . . . . . . . . . . . . .A-20
         4.8  ABSENCE OF LITIGATION . . . . . . . . . . . . . . . . . . . .A-20
         4.9  CONDUCT OF BUSINESS . . . . . . . . . . . . . . . . . . . . .A-20
        4.10  CONTRACTS . . . . . . . . . . . . . . . . . . . . . . . . . .A-20
        4.11  REGULATORY FILINGS. . . . . . . . . . . . . . . . . . . . . .A-21
        4.12  REGISTRATION STATEMENT, ETC . . . . . . . . . . . . . . . . .A-21
        4.13  AGREEMENTS WITH BANK REGULATORS . . . . . . . . . . . . . . .A-21
        4.14  TAX MATTERS . . . . . . . . . . . . . . . . . . . . . . . . .A-22
        4.15  TITLE TO PROPERTIES . . . . . . . . . . . . . . . . . . . . .A-22
        4.16  CONDITION OF REAL PROPERTY. . . . . . . . . . . . . . . . . .A-23
        4.17  REAL AND PERSONAL PROPERTY LEASES . . . . . . . . . . . . . .A-23
        4.18  ASSIGNMENT. . . . . . . . . . . . . . . . . . . . . . . . . .A-24
        4.19  REQUIRED LICENSES, PERMITS, ETC . . . . . . . . . . . . . . .A-24
        4.20  CERTAIN EMPLOYMENT MATTERS. . . . . . . . . . . . . . . . . .A-24
        4.21  EMPLOYEE BENEFIT PLANS. . . . . . . . . . . . . . . . . . . .A-25
        4.22  ENVIRONMENTAL MATTERS . . . . . . . . . . . . . . . . . . . .A-27
        4.23  DUTIES AS FIDUCIARY . . . . . . . . . . . . . . . . . . . . .A-28
        4.24  INVESTMENT BANKERS AND BROKERS. . . . . . . . . . . . . . . .A-28
        4.25  CFSB-RELATED PERSONS. . . . . . . . . . . . . . . . . . . . .A-29
        4.26  CHANGE IN BUSINESS RELATIONSHIPS. . . . . . . . . . . . . . .A-29
        4.27  INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . . .A-29
        4.28  BOOKS AND RECORDS . . . . . . . . . . . . . . . . . . . . . .A-29
        4.29  LOAN GUARANTEES . . . . . . . . . . . . . . . . . . . . . . .A-30
        4.30  EVENTS SINCE DECEMBER 31, 1998. . . . . . . . . . . . . . . .A-30
        4.31  RESERVE FOR LOAN LOSSES . . . . . . . . . . . . . . . . . . .A-30
        4.32  LOAN ORIGINATION AND SERVICING. . . . . . . . . . . . . . . .A-31
        4.33  PUBLIC COMMUNICATIONS; SECURITIES OFFERING. . . . . . . . . .A-31
        4.34  NO INSIDER TRADING. . . . . . . . . . . . . . . . . . . . . .A-31
        4.35  DATA PROCESSING CONTRACTS . . . . . . . . . . . . . . . . . .A-31
        4.36  YEAR 2000 COMPLIANCE. . . . . . . . . . . . . . . . . . . . .A-31
        4.37  ACCOUNTING AND TAX TREATMENT. . . . . . . . . . . . . . . . .A-32
        4.38  TRUE AND COMPLETE INFORMATION . . . . . . . . . . . . . . . .A-32

   ARTICLE V - COVENANTS PENDING CLOSING. . . . . . . . . . . . . . . . . .A-32
         5.1  DISCLOSURE STATEMENTS; ADDITIONAL INFORMATION . . . . . . . .A-32
         5.2  CHANGES AFFECTING REPRESENTATIONS . . . . . . . . . . . . . .A-33
         5.3  CONDUCT OF BUSINESS PENDING THE EFFECTIVE TIME--CFSB  . . . .A-33
         5.4  APPROVAL OF PLAN OF MERGER. . . . . . . . . . . . . . . . . .A-36
         5.5  REGULAR DIVIDENDS . . . . . . . . . . . . . . . . . . . . . .A-37
         5.6  DATA PROCESSING AND RELATED CONTRACTS . . . . . . . . . . . .A-37
         5.7  AFFILIATES--COMPLIANCE WITH ACCOUNTING AND SECURITIES RULES .A-38
         5.8  INDEMNIFICATION AND INSURANCE . . . . . . . . . . . . . . . .A-38
         5.9  EXCLUSIVE COMMITMENT. . . . . . . . . . . . . . . . . . . . .A-39
        5.10  REGISTRATION STATEMENT. . . . . . . . . . . . . . . . . . . .A-40
        5.11  OTHER FILINGS . . . . . . . . . . . . . . . . . . . . . . . .A-41
        5.12  MISCELLANEOUS AGREEMENTS AND CONSENTS . . . . . . . . . . . .A-41
        5.13  ACCESS AND INVESTIGATION. . . . . . . . . . . . . . . . . . .A-41

        5.14  CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . . .A-41
        5.15  ENVIRONMENTAL INVESTIGATION . . . . . . . . . . . . . . . . .A-42
        5.16  ESOP. . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-43
        5.17  TERMINATION OF 401(K) PLAN. . . . . . . . . . . . . . . . . .A-43
        5.18  EMPLOYMENT AMENDMENTS . . . . . . . . . . . . . . . . . . . .A-43
        5.19  ACCOUNTING AND TAX TREATMENT. . . . . . . . . . . . . . . . .A-44
        5.20  PUBLIC ANNOUNCEMENTS. . . . . . . . . . . . . . . . . . . . .A-44

   ARTICLE VI - CONDITIONS PRECEDENT TO OLD KENT'S OBLIGATIONS. . . . . . .A-44
        6.1  RENEWAL OF REPRESENTATIONS AND WARRANTIES, ETC . . . . . . . .A-44
        6.2  OPINION OF LEGAL COUNSEL . . . . . . . . . . . . . . . . . . .A-45
        6.3  REQUIRED REGULATORY APPROVALS. . . . . . . . . . . . . . . . .A-45
        6.4  STOCKHOLDER APPROVAL . . . . . . . . . . . . . . . . . . . . .A-45
        6.5  ORDER, DECREE, ETC . . . . . . . . . . . . . . . . . . . . . .A-45
        6.6  PROCEEDINGS. . . . . . . . . . . . . . . . . . . . . . . . . .A-45
        6.7  TAX MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . .A-45
        6.8  REGISTRATION STATEMENT . . . . . . . . . . . . . . . . . . . .A-46
        6.9  CERTIFICATE AS TO OUTSTANDING SHARES . . . . . . . . . . . . .A-46
       6.10  CHANGE OF CONTROL WAIVERS. . . . . . . . . . . . . . . . . . .A-46
       6.11  POOLING ASSURANCES . . . . . . . . . . . . . . . . . . . . . .A-46
       6.12  NO DEFAULT UNDER ESOP LOAN AGREEMENT . . . . . . . . . . . . .A-46
       6.13  EMPLOYMENT AMENDMENTS. . . . . . . . . . . . . . . . . . . . .A-46

   ARTICLE VII - CONDITIONS PRECEDENT TO CFSB'S OBLIGATIONS . . . . . . . .A-47
        7.1  RENEWAL OF REPRESENTATIONS AND WARRANTIES, ETC . . . . . . . .A-47
        7.2  OPINION OF LEGAL COUNSEL . . . . . . . . . . . . . . . . . . .A-47
        7.3  REQUIRED REGULATORY APPROVALS. . . . . . . . . . . . . . . . .A-47
        7.4  STOCKHOLDER APPROVAL . . . . . . . . . . . . . . . . . . . . .A-47
        7.5  ORDER, DECREE, ETC . . . . . . . . . . . . . . . . . . . . . .A-47
        7.6  TAX MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . .A-48
        7.7  REGISTRATION STATEMENT . . . . . . . . . . . . . . . . . . . .A-48
        7.8  FAIRNESS OPINION . . . . . . . . . . . . . . . . . . . . . . .A-48
        7.9  LISTING OF SHARES. . . . . . . . . . . . . . . . . . . . . . .A-48
       7.10  EXCHANGE AGENT CERTIFICATE . . . . . . . . . . . . . . . . . .A-48

    ARTICLE VIII - ABANDONMENT OF MERGER  . . . . . . . . . . . . . . . . .A-49
        8.1  MUTUAL ABANDONMENT . . . . . . . . . . . . . . . . . . . . . .A-49
        8.2  UPSET DATE . . . . . . . . . . . . . . . . . . . . . . . . . .A-49
        8.3  OLD KENT'S RIGHTS TO TERMINATE . . . . . . . . . . . . . . . .A-49
        8.4  CFSB'S RIGHTS TO TERMINATE . . . . . . . . . . . . . . . . . .A-49
        8.5  EFFECT OF TERMINATION. . . . . . . . . . . . . . . . . . . . .A-50

   ARTICLE IX - MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . .A-50
        9.1  "MATERIAL ADVERSE EFFECT" DEFINED. . . . . . . . . . . . . . .A-50
        9.2  NONSURVIVAL OF REPRESENTATIONS, WARRANTIES, AND AGREEMENTS . .A-51
        9.3  AMENDMENT. . . . . . . . . . . . . . . . . . . . . . . . . . .A-51
        9.4  EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . .A-51
        9.5  SPECIFIC ENFORCEMENT . . . . . . . . . . . . . . . . . . . . .A-51

        9.6  JURISDICTION; VENUE; JURY. . . . . . . . . . . . . . . . . . .A-51
        9.7  WAIVER . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-51
        9.8  NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . .A-52
        9.9  GOVERNING LAW. . . . . . . . . . . . . . . . . . . . . . . . .A-52
       9.10  ENTIRE AGREEMENT . . . . . . . . . . . . . . . . . . . . . . .A-52
       9.11  THIRD PARTY BENEFICIARIES. . . . . . . . . . . . . . . . . . .A-52
       9.12  COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . .A-53
       9.13  FURTHER ASSURANCES; PRIVILEGES . . . . . . . . . . . . . . . .A-53
       9.14  HEADINGS, ETC. . . . . . . . . . . . . . . . . . . . . . . . .A-53
       9.15  CALCULATION OF DATES AND DEADLINES . . . . . . . . . . . . . .A-53
       9.16  SEVERABILITY . . . . . . . . . . . . . . . . . . . . . . . . .A-53


DEFINITIONS

401(k) PLAN. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-43
AMEX . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-5
BANK CONSOLIDATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-2
BANK CONSOLIDATION AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . .A-2
BANKING CODE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-2
BUSINESS COMBINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . A-40
CALL REPORTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-19
CERCLA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-27
CERTIFICATES OF MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . .A-2
CFSB AFFILIATE AGREEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . A-38
CFSB BANK. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-1
CFSB COMMON STOCK. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-3
CFSB DISCLOSURE STATEMENT. . . . . . . . . . . . . . . . . . . . . . . . . A-16
CFSB'S FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . . . . . A-19
CFSB'S LEASES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-23
CFSB'S REAL PROPERTY . . . . . . . . . . . . . . . . . . . . . . . . . . . A-23
CFSB-RELATED PERSON. . . . . . . . . . . . . . . . . . . . . . . . . . . . A-29
CLAIMS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-38
CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-2
CONSTITUENT CORPORATION. . . . . . . . . . . . . . . . . . . . . . . . . . .A-1
CONTROL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-17
DESIGNATED CONTRACTS . . . . . . . . . . . . . . . . . . . . . . . . . . . A-17
DGCL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-1
DIVIDEND LAG PERIOD. . . . . . . . . . . . . . . . . . . . . . . . . . . . A-37
EFFECTIVE TIME . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-2
EMPLOYEE BENEFIT PLAN. . . . . . . . . . . . . . . . . . . . . . . . . . . A-25
EMPLOYMENT AMENDMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . A-43
EMPLOYMENT-RELATED PAYMENTS. . . . . . . . . . . . . . . . . . . . . . . . A-24
ENVIRONMENTAL LAWS . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-27
ENVIRONMENTAL RISK . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-42
ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-25
ESOP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-36
ESOP LOAN AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . A-43

EXCHANGE ACT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-31
EXCHANGE AGENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-7
EXCHANGE RATIO . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-3
FDIA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-11
FDIC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-18
FEDERAL BANK HOLDING COMPANY ACT . . . . . . . . . . . . . . . . . . . . . A-11
FEDERAL RESERVE BOARD. . . . . . . . . . . . . . . . . . . . . . . . . . . A-11
FELDMAN FINANCIAL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-28
FIB. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-14
FIDUCIARY EVENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-36
FINAL INDEX PRICE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-5
FINAL OLD KENT PRICE . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-4
FLOOR OLD KENT PRICE . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-4
GAAP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-12
HAZARDOUS SUBSTANCE. . . . . . . . . . . . . . . . . . . . . . . . . . . . A-27
HOLA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-11
INDEMNIFIED PARTY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-38
INDEX COMPANIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-5
INITIAL INDEX PRICE. . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-5
INITIAL OLD KENT PRICE . . . . . . . . . . . . . . . . . . . . . . . . . . .A-4
INSURANCE AMOUNT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-39
INTERNAL REVENUE CODE. . . . . . . . . . . . . . . . . . . . . . . . . . . .A-1
IRS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-22
MATERIAL ADVERSE EFFECT. . . . . . . . . . . . . . . . . . . . . . . . . . A-50
MERGER.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-1
MICHIGAN ACT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-1
NASDAQ . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-5
NOTIFYING PARTY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-33
NYSE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-4
OLD CERTIFICATES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-7
OLD KENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-1
OLD KENT COMMON STOCK. . . . . . . . . . . . . . . . . . . . . . . . . . . .A-3
OLD KENT DISCLOSURE STATEMENT. . . . . . . . . . . . . . . . . . . . . . . .A-9
OLD KENT RIGHTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-11
OLD KENT RIGHTS AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . A-11
OLD KENT'S FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . . . A-12
OPTION AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-1
OPTION PLANS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-9
OTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-14
PBGC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-26
PHASE I. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-42
PHASE II AND III WORK. . . . . . . . . . . . . . . . . . . . . . . . . . . A-43
PLAN OF MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-1
PREMISES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-27
PRICING PERIOD . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-4
PROPOSAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-40
PROSPECTUS AND PROXY STATEMENT . . . . . . . . . . . . . . . . . . . . . . A-14
REGISTRATION STATEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . A-14

SAVINGS BANK ACT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-11
SEC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-9
SPECIAL PRO-RATA DIVIDEND. . . . . . . . . . . . . . . . . . . . . . . . . A-37
STOCKHOLDERS' MEETING. . . . . . . . . . . . . . . . . . . . . . . . . . . A-36
SUPERIOR PROPOSAL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-36
SURVIVING CORPORATION. . . . . . . . . . . . . . . . . . . . . . . . . . . .A-1
TRANSACTION DOCUMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . A-14
UNEXERCISED OPTIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-9
UPSET CONDITION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-4
WEIGHTED AVERAGE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-5
YEAR 2000 ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-31
YEAR 2000 PROBLEM. . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-15
YEAR 2000 READY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-31

EXHIBITS

     A    CFSB Stock Option Agreement (included as Appendix B)
     B    Index Companies
     C    Schedule of Additional Information (omitted)
     D    Form of CFSB's Affiliate Agreement (omitted)
     E    Form of CFSB's Counsel's Legal Opinion (omitted)
     F    Form of Old Kent's Counsel's Legal Opinion (omitted)

                       AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (the "PLAN OF MERGER") is made as of February 24, 1999, between CFSB Bancorp, Inc., a Delaware corporation head-quartered at 112 E. Allegan Street, Lansing, Michigan 48933 ("CFSB"), and Old Kent Financial Corporation, a Michigan corporation headquartered at One Vandenberg Center, 111 Lyon Street, N.W., Grand Rapids, Michigan 49503 ("OLD KENT").

     Old Kent and CFSB desire that CFSB and its subsidiaries become affili-ated with Old Kent. The affiliation would be effected through the merger of CFSB with and into Old Kent in accordance with this Plan of Merger and in accordance with the Business Corporation Act of the State of Michigan, as amended (the "MICHIGAN ACT") and the Delaware General Corporation Law, as amended (the "DGCL"). The transactions contemplated by and described in this Plan of Merger are referred to as the "MERGER." Simultaneously with or as soon as reasonably practical following the consummation of the Merger, CFSB's wholly owned subsidiary, Community First Bank ("CFSB BANK"), will be consolidated with and into Old Kent's wholly owned subsidiary, Old Kent Bank.

     It is intended that, for federal tax purposes, the Merger qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "INTERNAL REVENUE CODE"). It is also in-tended that, for accounting and financial reporting purposes, the Merger shall be accounted for as a pooling-of-interests.

     As a condition to, and concurrently with the execution of, this Plan of Merger, CFSB and Old Kent are entering into a Stock Option Agreement attached as EXHIBIT A (the "OPTION AGREEMENT").

     In consideration of the representations, warranties, and covenants contained in this Plan of Merger, the parties agree:


                        ARTICLE I - THE TRANSACTION

     Subject to the terms and conditions of this Plan of Merger, the Merger shall be carried out in the following manner:

     1.1 MERGER OF CFSB WITH AND INTO OLD KENT. At the Effective Time, CFSB shall be merged with and into Old Kent. CFSB and Old Kent are each sometimes referred to as a "CONSTITUENT CORPORATION" prior to the Merger. At the Effective Time, the Constituent Corporations shall become a single corporation, which shall be Old Kent (the "SURVIVING CORPORATION"). The effect of the Merger upon each of the Constituent Corporations and the Surviving Corporation shall be as provided in Chapter Seven of the Michigan Act and Subchapter IX of the DGCL with respect to the merger of domestic and foreign corporations, where the surviving corporation will be subject to the laws of the State of Michigan.

     1.2 THE CLOSING. The "CLOSING" shall be held at such time, date, and location as may be mutually agreed by the parties. In the absence of such agreement, the Closing shall be held at the offices of Warner Norcross & Judd LLP, 111 Lyon Street, N.W., Grand Rapids, Michigan, commencing at
11 a.m. on the earliest date specified by either party upon 10 business days' written notice (or at the election of Old Kent, on the last business day of the month) after the last to occur of the following events: (a) receipt of all consents and approvals of government regulatory authorities legally required to consummate the Merger and the expiration of all statu-tory waiting periods; and (b) adoption of this Plan of Merger by CFSB's stockholders. Scheduling or commencing the Closing shall not, however, constitute a waiver of the conditions precedent of either Old Kent or CFSB as set forth in Articles VI and VII, respectively. Upon completion of the Closing, CFSB and Old Kent shall each execute and file the certificates of merger as required by the Michigan Act and DGCL to effect the Merger (col-lectively, the "CERTIFICATES OF MERGER").

     1.3 EFFECTIVE TIME OF THE MERGER. The Merger shall be consummated on the next business day, or other mutually agreed upon date, following the Closing by filing the Certificates of Merger in the manner required by law. The "EFFECTIVE TIME" of the Merger shall be as of the time and date speci-fied in the Certificates of Merger, but not later than the next business day, or other mutually agreed upon date, following the Closing.

     1.4 BANK CONSOLIDATION. After the Effective Time, Old Kent intends to consolidate CFSB Bank and Old Kent Bank into a single Michigan banking corporation where Old Kent Bank will be the consolidated bank resulting from the transaction (the "BANK CONSOLIDATION"). The Bank Consolidation will be effected pursuant to a consolidation agreement (the "BANK CONSOLI-DATION AGREEMENT"), in the form required by the Michigan Banking Code of 1969, as amended (the "BANKING CODE"), and by other applicable laws, con-taining terms and conditions, not inconsistent with this Plan of Merger, as determined by Old Kent Bank. The Bank Consolidation shall only occur if the Merger is consummated, and it shall become effective immediately after the Effective Time or such later time as may be determined by Old Kent. To obtain the necessary regulatory approval for the Bank Consolidation to occur immediately after the Effective Time, CFSB and CFSB Bank shall each execute and deliver the Bank Consolidation Agreement and take other reason-ably required or convenient steps prior to the Effective Time to effect the Bank Consolidation. The effectiveness of the Bank Consolidation Agreement, regardless of when executed and delivered, shall be subject to Old Kent's action, in its capacity as the sole shareholder of CFSB Bank, to approve the Bank Consolidation Agreement immediately after the Effective Time.

     1.5 ADDITIONAL ACTIONS. At any time after the Effective Time, the Surviving Corporation may determine that further assignments or assurances or any other acts are necessary or desirable to vest, perfect, or confirm, of record or otherwise, in the Surviving Corporation its rights, title, or interest in, to, or under any of the rights, properties, or assets of CFSB acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or to otherwise carry out the purposes of this Plan of Merger. CFSB hereby grants to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, as-signments, and assurances and to do all acts necessary, proper, or conve-nient to accomplish this purpose. This limited power of attorney shall only be operative following the Effective Time. The proper officers and directors of the Surviving Corporation shall be fully authorized in the name of CFSB to take any and all such action contemplated by this Plan of Merger.

     1.6 SURVIVING CORPORATION. Immediately after the Effective Time, the Surviving Corporation shall have the following attributes until they are subsequently changed in the manner provided by law:

               1.6.1 NAME. The name of the Surviving Corporation shall be "Old Kent Financial Corporation."

               1.6.2 ARTICLES OF INCORPORATION. The articles of incorporation of the Surviving Corporation shall be the articles of incorporation of Old Kent as in effect immediately prior to the Effective Time, without change.

               1.6.3 BYLAWS. The bylaws of the Surviving Corporation shall be the bylaws of Old Kent as in effect immediately prior to the Effective Time, without change.

               1.6.4 DIRECTORS. The directors of the Surviving Corporation shall be the same as the directors of Old Kent immediately prior to the Effective Time.

               1.6.5 OFFICERS. The officers of the Surviving Corporation shall be the same as the officers of Old Kent immediately prior to the Ef-fective Time.


              ARTICLE II - CONVERSION AND EXCHANGE OF SHARES

     Subject to the terms and conditions of this Plan of Merger, the ex-change of the common stock, $0.01 par value per share, of CFSB ("CFSB COM-MON STOCK") for the common stock, $1 par value per share, of Old Kent ("OLD KENT COMMON STOCK") shall be effected as follows:

     2.1  CONVERSION OF SHARES.  At the Effective Time:

               2.1.1 CONVERSION OF CFSB COMMON STOCK. Except as provided be-low, each share of CFSB Common Stock outstanding immediately prior to the Effective Time shall be converted automatically into 0.6222 (the "EXCHANGE RATIO") shares of validly issued, fully paid, and nonassessable Old Kent Common Stock.

               2.1.2 OLD KENT RIGHTS. Each share of Old Kent Common Stock to be issued in the Merger will have attached to it the number of "Old
     Kent Rights" issuable pursuant to the "Old Kent Rights Agreement" (as those terms are defined in Section 3.4.1) then represented by each share of Old Kent Common Stock at the Effective Time, provided that the Old Kent Rights are not then separately transferable.

               2.1.3 NO CONVERSION OF OLD KENT COMMON STOCK. Each share of Old Kent Common Stock outstanding immediately prior to the Effective Time shall continue to be outstanding without any change. Each shareholder of Old Kent whose shares were outstanding immediately before the Ef-fective Time will hold the same number of shares of the Surviving Corporation, with identical designations, preferences, limitations, and relative rights, immediately after the Effective Time.

               2.1.4 STOCK HELD BY OLD KENT. Each share of CFSB Common Stock, if any, held by Old Kent or any of its subsidiaries for its own ac-count, and not in a fiduciary capacity for a person other than Old
     Kent or any of its subsidiaries or as a result of debts previously contracted, shall be canceled and no consideration shall be issuable or payable with respect to any such share.

               2.1.5 TREASURY SHARES. Each share of CFSB Common Stock held by CFSB as a treasury share, if any, shall be canceled and no Old Kent
     Common Stock or other consideration shall be issuable or payable with respect to any such share.

               2.1.6 CFSB COMMON STOCK NO LONGER OUTSTANDING. Each share of CFSB Common Stock outstanding immediately prior to the Effective Time shall be considered to be no longer outstanding and to represent shares of Old Kent Common Stock as provided in this Plan of Merger, together with any dividends and other distributions payable as pro-vided in Section 2.5.4 (DIVIDENDS PENDING SURRENDER), but subject to the payment of cash in lieu of fractional shares as provided in Sec-tion 2.6 (NO FRACTIONAL SHARES).

     2.2  UPSET PROVISION.  After a Closing is properly called pursuant to
Section 1.2 (THE CLOSING), CFSB shall have the right to terminate this Plan of Merger if the "Upset Condition" then exists.

               2.2.1 The "UPSET CONDITION" shall exist if both of the following conditions then exist:

                      (a) The Final Old Kent Price is less than $38.25 (the "FLOOR OLD KENT PRICE"); and

                      (b) The number determined by dividing the Final Old Kent Price by $45.00 (the "INITIAL OLD KENT PRICE") is less than the number obtained by subtracting (i) 0.15 from (ii) the quotient obtained by dividing the Final Index Price (as defined below) by the Initial Index Price (as defined below).

               2.2.2 The "FINAL OLD KENT PRICE" means the average of the clos-ing prices per share of Old Kent Common Stock reported on the New York Stock Exchange ("NYSE") during the ten consecutive full trading days ending on the eleventh business day prior to the date of the Closing
     (the "PRICING PERIOD"), as reported in the DOW JONES NEWS/RETRIEVAL system, or other equally reliable means.

               2.2.3 The "INITIAL INDEX PRICE" means the Weighted Average (as defined below) of the closing prices per share of each of the common stocks of the Index Companies as reported on NYSE, The Nasdaq Stock Market ("NASDAQ"), or the American Stock Exchange ("AMEX") on February 19, 1999.

               2.2.4 The "FINAL INDEX PRICE" means the Weighted Average of the average closing prices per share of each of the common stocks of the Index Companies as reported on NYSE, NASDAQ, or AMEX for the Pricing Period.

               2.2.5 "INDEX COMPANIES" means the companies listed on EXHIBIT B hereto.

               2.2.6 "WEIGHTED AVERAGE" means the average determined by giving the average closing prices for each of the Index Companies the corre-sponding weight listed on EXHIBIT B hereto.

               2.2.7 If Old Kent or any company listed on EXHIBIT B declares a stock dividend or effects a reclassification, recapitalization, split-up, combination, or subdivision of its common stock between February
     19, 1999 and the Effective Time, the closing prices for such common stock shall be appropriately adjusted for the purposes of the defini-tions above so as to be comparable to the price on February 19, 1999. There shall be excluded from the list of companies on EXHIBIT B any company as to which there is pending at any time during the Pricing
     Period any publicly announced proposal for such company to be acquired by another company in exchange for its stock or any other consider-ation. In the event that any such company (or companies) is excluded from the list of companies in EXHIBIT B, then the "Initial Index
     Price" and the "Final Index Price" shall be calculated as if the ex-cluded company had not originally been included in the list of compa-nies.

     2.3 ADJUSTMENTS. The Exchange Ratio, Floor Old Kent Price, Initial Old Kent Price, and Final Old Kent Price, and the related computations described in Sections 2.1 (CONVERSION OF SHARES) and 2.2 (UPSET PROVISION) shall be adjusted in the manner provided in this Section upon the occur-rence of any of the following events:

               2.3.1 STOCK DIVIDENDS AND DISTRIBUTIONS. If Old Kent declares a stock dividend, stock split, or other general distribution of Old Kent Common Stock to holders of Old Kent Common Stock prior to the date of the Effective Time, then: (a) the Floor Old Kent Price and the Ini-tial Old Kent Price, and if the ex-dividend or ex-distribution date for such stock dividend, stock split, or distribution occurs after the end of the Pricing Period, the Final Old Kent Price, shall each be adjusted by multiplying them by that ratio (i) the numerator of which shall be the total number of shares of Old Kent Common Stock outstand-ing immediately prior to such dividend, split, or distribution; and
     (ii) the denominator of which shall be the total number of shares of Old Kent Common Stock that are or will be outstanding immediately after such dividend, split, or distribution; and (b) the Exchange
     Ratio shall be adjusted by multiplying it by that ratio (i) the numer-ator of which shall be the total number of shares of Old Kent Common
     Stock that are or will be outstanding immediately after such dividend, split, or distribution; and (ii) the denominator of which shall be the total number of shares of Old Kent Common Stock outstanding immedi-ately prior to such dividend, split, or distribution. For the pur-poses of this Section, the number of outstanding shares shall be com-puted as of the record date of the distribution.

               2.3.2 OTHER ACTION AFFECTING OLD KENT COMMON STOCK. If there occurs, other than as described in the preceding subsection, any merger, business combination, recapitalization, reclassification, subdivision, or combination that would substantially change the number and value of outstanding shares of Old Kent Common Stock; a distribu-tion of warrants or rights with respect to Old Kent Common Stock; or any other transaction that would have a substantially similar effect; then the nature or amount of the consideration to be received by the stockholders of CFSB in exchange for their shares of CFSB Common Stock and the Exchange Ratio shall be adjusted in such manner and at such time as shall be equitable under the circumstances. It is intended that in the event of a reclassification of outstanding shares of Old Kent Common Stock or a consolidation or merger of Old Kent with or into another corporation, other than a merger in which Old Kent is the surviving corporation and which merger does not result in any reclas-sification of Old Kent Common Stock, holders of CFSB Common Stock would receive, in lieu of each share of Old Kent Common Stock to be issued in exchange for CFSB Common Stock based on the Exchange Ratio, the kind and amount of shares of Old Kent stock, other securities, money, and/or property receivable upon such reclassification, consoli-dation, or merger by holders of Old Kent Common Stock with respect to each share of Old Kent Common Stock outstanding immediately prior to such reclassification, consolidation, or merger.

               2.3.3 POSTPONEMENT OF CLOSING. Old Kent and CFSB agree not to convene the Closing at any time that would result in there being a record date, ex-dividend date, or ex-distribution date for any trans-action described in Sections 2.3.1 (STOCK DIVIDENDS AND DISTRIBUTIONS) or 2.3.2 (OTHER ACTION AFFECTING OLD KENT COMMON STOCK) at any time during the Pricing Period.

               2.3.4 EMPLOYEE STOCK OPTIONS, ETC. Notwithstanding any other provisions of this Section, no adjustment shall be made in the event of the issuance of additional shares of Old Kent Common Stock pursuant to Old Kent's Dividend Reinvestment Plan, pursuant to the exercise of stock options under stock option plans of Old Kent, or upon the grant or sale of shares or rights to receive shares to, or for the account of, Old Kent directors or employees pursuant to restricted stock, deferred stock compensation, thrift, employee stock purchase, and other benefit plans of Old Kent.

               2.3.5 AUTHORIZED BUT UNISSUED SHARES. Notwithstanding the other provisions of this Section, no adjustment shall be made in the event of the issuance of additional shares of Old Kent Common Stock or other securities pursuant to a public offering, private placement, or an acquisition of one or more banks, corporations, or business assets for consideration that the board of directors of Old Kent, or a duly au-thorized committee thereof, determines to be fair and reasonable.

               2.3.6 CHANGES IN CAPITAL. Subject only to making any adjustment to the Exchange Ratio and related computations prescribed by this Section, nothing contained in this Plan of Merger is intended to pre-clude Old Kent from amending its Restated Articles of Incorporation to change its capital structure or from issuing additional shares of Old
     Kent Common Stock, preferred stock, shares of other capital stock, or securities that are convertible into shares of capital stock.

               2.3.7 INCREASE IN OUTSTANDING SHARES OF CFSB COMMON STOCK. In the event that the number of shares of CFSB Common Stock outstanding is greater than 8,230,937 for any reason whatsoever (whether or not such increase constitutes a breach of this Plan of Merger), other than the issuance of not more than 407,922 shares upon the exercise of CFSB stock options identified in Section 4.4 (CAPITAL STOCK), then the Exchange Ratio shall be adjusted by multiplying it by a fraction
     (i) the numerator of which shall be 8,230,937 (the total number of shares of CFSB Common Stock outstanding as of the date of this Plan of Merger); and (ii) the denominator of which shall be the total number of shares of CFSB Common Stock outstanding as of the Effective Time of the Merger, excluding not more than 407,922 shares, if any, issued after the date of this Plan of Merger upon the exercise of CFSB stock options identified in Section 4.4 (CAPITAL STOCK).

     2.4 CESSATION OF STOCKHOLDER STATUS. As of the Effective Time, each record holder of shares of CFSB Common Stock outstanding immediately prior to the Effective Time shall cease to be a stockholder of CFSB and shall have no rights as a CFSB stockholder. Each stock certificate representing shares of CFSB Common Stock ("OLD CERTIFICATES") shall then be considered to represent shares of Old Kent Common Stock and the right to receive cash in lieu of fractional shares, all as provided in this Plan of Merger.

     2.5 SURRENDER OF OLD CERTIFICATES AND DISTRIBUTION OF OLD KENT COMMON STOCK. After the Effective Time, Old Certificates shall be exchangeable by the holders thereof for new stock certificates representing the number of shares of Old Kent Common Stock to which such holders shall be entitled in the following manner:

               2.5.1 TRANSMITTAL MATERIALS. As soon as practicable after the Effective Time, Old Kent shall send or cause to be sent to each record holder of CFSB Common Stock as of the Effective Time transmittal mate-rials for use in exchanging that holder's Old Certificates for Old
     Kent Common Stock certificates. The transmittal materials will con-tain instructions with respect to the surrender of Old Certificates.

               2.5.2 EXCHANGE AGENT. On or prior to the Effective Time, Old Kent will deliver to Old Kent Bank, a Michigan banking corporation, or such other bank or trust company as Old Kent may designate (the "EX CHANGE AGENT"), certificates representing the number of shares of Old Kent Common Stock issuable and the amount of cash payable for frac-tional shares in the Merger. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to such shares of Old Kent Common Stock, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled to such shares.

               2.5.3 DELIVERY OF NEW CERTIFICATES. Old Kent shall cause the Exchange Agent to promptly issue and deliver stock certificates in the names and to the addresses that appear on CFSB's stock records as of the Effective Time, or in such other name or to such other address as may be specified by the holder of record in transmittal documents received by the Exchange Agent; provided, that with respect to each CFSB stockholder, the Exchange Agent shall have received all of the Old Certificates held by that stockholder, or an affidavit of loss and indemnity bond for such certificate or certificates, together with properly executed transmittal materials; and such certificates, trans-mittal materials, affidavits, and bonds are in a form and condition reasonably acceptable to Old Kent and the Exchange Agent.

               2.5.4 DIVIDENDS PENDING SURRENDER. Whenever a dividend is de-clared by Old Kent on Old Kent Common Stock that is payable to share-holders of record of Old Kent as of a record date on or after the date of the Effective Time, the declaration shall include dividends on all shares issuable under this Plan of Merger. No former stockholder of CFSB shall be entitled to receive a distribution of any such dividend until the physical exchange of that stockholder's Old Certificates for new Old Kent Common Stock certificates shall have been effected. Upon the physical exchange of that stockholder's Old Certificates, that stockholder shall be entitled to receive from Old Kent an amount equal to all such dividends (without interest thereon and less the amount of taxes, if any, that may have been imposed or paid thereon) declared and paid with respect to the shares of Old Kent Common Stock repre-sented thereby.

               2.5.5 STOCK TRANSFERS. On or after the Effective Time, there shall be no transfers on CFSB's stock transfer books of the shares of CFSB Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates are properly presented for transfer, then they shall be canceled and exchanged for stock certificates representing shares of Old Kent Com-mon Stock as provided in this Plan of Merger. After the Effective
     Time, ownership of such shares as are represented by any Old Certifi-cates may be transferred only on the stock transfer records of Old
     Kent.

               2.5.6 EXCHANGE AGENT'S DISCRETION. The Exchange Agent shall have discretion to determine reasonable rules and procedures relating to the exchange (or lack thereof) of Old Certificates and the issuance and delivery of new certificates of Old Kent Common Stock into which shares of CFSB Common Stock are converted in the Merger and governing the payment for fractional shares of CFSB Common Stock.

     2.6 NO FRACTIONAL SHARES. Notwithstanding any other provision of this Article II, no certificates or scrip representing fractional shares of Old Kent Common Stock shall be issued in the Merger (taking into account all shares held by a particular CFSB stockholder) upon the surrender of Old Certificates. No fractional interest in any share of Old Kent Common Stock resulting from the Merger shall be entitled to any part of a dividend, distribution, or stock split with respect to shares of Old Kent Common Stock nor entitle the record holder to vote or exercise any rights of a shareholder with respect to that fractional interest. In lieu of issuing any fractional share, each holder of an Old Certificate who would otherwise have been entitled to a fractional share of Old Kent Common Stock upon surrender of all Old Certificates for exchange shall be paid an amount in cash (without interest) equal to such fraction of a share multiplied by the Final Old Kent Price.

     2.7 ASSUMPTION OF STOCK OPTIONS. Before the Effective Time of the Merger, CFSB shall amend, if necessary, the terms of all outstanding stock options granted by CFSB ("UNEXERCISED OPTIONS") pursuant to CFSB's 1990 Stock Option Plan and 1994 Stock Option and Incentive Plan (collectively, the "OPTION PLANS") so that they shall, if and when the Merger becomes effective, cease to represent the right to acquire shares of CFSB Common Stock and each such option shall become by assumption at the Effective Time an option to acquire that number of shares of Old Kent Common Stock equal to (a) the number of shares of CFSB Common Stock subject to the Unexercised Option, multiplied by (b) the Exchange Ratio, rounded to the nearest whole share. The exercise price per share of Old Kent Common Stock under the assumed option shall be equal to the exercise price per share of the CFSB Common Stock that was purchasable under each Unexercised Option divided by the Exchange Ratio (rounded to the nearest whole cent). In addition, each option that is an "incentive stock option" as defined in Section 422 of the Internal Revenue Code shall be adjusted as required by Section 424 of the Internal Revenue Code and the regulations issued thereunder so as not to constitute a modification, extension or renewal of the option within the meaning of section 424 of the Internal Revenue Code. The duration and other terms and conditions of the assumed options shall be the same as the original CFSB options, except that any reference to CFSB shall be consid-ered to be references to Old Kent. At all times after the Effective Time until all such options have been exercised or terminated, Old Kent shall reserve for issuance such number of shares of Old Kent Common Stock as necessary so as to permit the exercise of such options. Old Kent shall use its best efforts to file as soon as possible after the Effective Time, and in no event later than 15 days after the Effective Time, and use its best efforts to maintain the effectiveness of, a registration statement with the Securities and Exchange Commission (the "SEC"), covering such options and the sale of the Old Kent Common Stock issuable upon exercise of such op-tions so long as unexercised options remain outstanding. At the Effective Time, the Option Plans shall be terminated with respect to the granting of any additional options or option rights. Old Kent acknowledges and agrees that the Merger would constitute a "change in control" pursuant to the Option Plans resulting in acceleration of the vesting of any options that have not yet vested. In no event and at no time shall CFSB (including its board of directors or any committee thereof) permit or allow the holder of any Unexercised Option to receive cash in exchange for the cancellation of such Unexercised Option.

          ARTICLE III - OLD KENT'S REPRESENTATIONS AND WARRANTIES

     Old Kent represents and warrants to CFSB that, except as otherwise set forth in a disclosure statement delivered to CFSB by Old Kent prior to the execution of this Plan of Merger (the "OLD KENT DISCLOSURE STATEMENT"):

     3.1  AUTHORIZATION, NO CONFLICTS, ETC.

               3.1.1  AUTHORIZATION OF AGREEMENT.   Old Kent has the requisite
     corporate power and authority to execute and deliver this Plan of Merger and to consummate the transactions contemplated by this Plan of Merger. This Plan of Merger has been duly approved and adopted and the consummation of the transactions contemplated by this Plan of Merger have been duly authorized by the board of directors of Old Kent and no other corporate proceedings on the part of Old Kent are neces-sary to authorize this Plan of Merger or to consummate the transac-tions so contemplated. This Plan of Merger has been duly executed and delivered by, and constitutes valid and binding obligations of, Old
     Kent and is enforceable against Old Kent in accordance with its terms.

               3.1.2 NO CONFLICT, BREACH, VIOLATION, ETC. The execution, de-livery, and performance of this Plan of Merger by Old Kent, and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of: (a) any provision of Old Kent's Re-stated Articles of Incorporation or Bylaws; or (b) any statute, code, ordinance, rule, regulation, judgment, order, writ, arbitral award, decree, or injunction applicable to Old Kent or its subsidiaries, assuming the timely receipt of each of the approvals referred to in
     Section 3.1.4 (REQUIRED APPROVALS).

               3.1.3 NO CONTRACTUAL BREACH, DEFAULT, LIABILITY, ETC. The exe-cution, delivery, and performance of this Plan of Merger by Old Kent, and the consummation of the Merger, do not and will not:

                      (a) AGREEMENTS, ETC. Violate, conflict with, result in a breach of, constitute a default under, require any consent, ap-proval, waiver, extension, amendment, authorization, notice or filing under, or extinguish any material contract right of Old
          Kent or any of its subsidiaries under any agreement, mortgage, lease, commitment, indenture, other instrument, or obligation to which Old Kent or any of its subsidiaries is a party or by which they are bound or affected, the result of which would have a "Material Adverse Effect" (as defined in Section 9.1 ("MATERIAL ADVERSE EFFECT" DEFINED)) on Old Kent;

                      (b) REGULATORY RESTRICTIONS. Violate, conflict with, re-sult in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any memorandum of understanding or simi-lar regulatory consent agreement to which Old Kent is a party or subject, or by which it is bound or affected; or

                      (c) TORTIOUS INTERFERENCE. Subject CFSB to material lia-bility for tortious interference with contractual rights.

               3.1.4 REQUIRED APPROVALS. No notice to, filing with, authoriza-tion of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation of the Merger by Old Kent other than in connection or compliance with the provisions of the Michigan Act and DGCL, compliance with federal and state securities laws, bylaws and rules of the New York Stock Exchange, and the approv-als required under the Bank Holding Company Act of 1956, as amended
     (the "FEDERAL BANK HOLDING COMPANY ACT"), the Home Owners Loan Act of
     1933, as amended (the "HOLA"), the Federal Deposit Insurance Act, as amended the "FDIA"), the Banking Code, and the Michigan Savings Bank
     Act, as amended (the "SAVINGS BANK ACT").

     3.2 ORGANIZATION AND GOOD STANDING. Old Kent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. Old Kent possesses all requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as it is now being conducted in all material respects. Old Kent is a bank holding company duly registered as such with the Board of Gover-nors of the Federal Reserve System (the "FEDERAL RESERVE BOARD") under the Federal Bank Holding Company Act. Old Kent is qualified or admitted to conduct business as a foreign corporation in each state in which the fail-ure to be so qualified or omitted would have a Material Adverse Effect on Old Kent.

     3.3 SUBSIDIARIES. Old Kent owns all of the issued and outstanding shares of capital stock of Old Kent Bank free and clear of all claims, security interests, pledges, or liens of any kind. Old Kent Bank is duly organized, validly existing, and in good standing as a bank under the laws of the state of Michigan.

     3.4  CAPITAL STOCK.

               3.4.1 CLASSES AND SHARES. The authorized capital stock of Old Kent consists of 325,000,000 shares divided into two classes as fol-lows: (a) 300,000,000 shares of Old Kent Common Stock, of which, as of February 19, 1999, a total of 103,990,035 shares were validly is-sued and outstanding; and (b) 25,000,000 shares of preferred stock, without par value, of which 3,000,000 shares are designated Series A Preferred Stock, 500,000 shares are designated Series B Preferred
     Stock, and 1,000,000 shares are designated Series C Preferred Stock, none of which preferred stock was issued and outstanding as of the date of this Plan of Merger. The 1,000,000 shares of Series C Pre-ferred Stock are reserved for issuance pursuant to Series C Preferred Stock Purchase Rights (the "OLD KENT RIGHTS") governed by a Rights Agreement, dated as of January 20, 1997 and as amended December 30, 1998, between Old Kent and Old Kent Bank (the "OLD KENT RIGHTS AGREE-MENT").

               3.4.2 NO OTHER CAPITAL STOCK. As of the execution of this Plan of Merger: (a) other than Old Kent Common Stock, there is no security or class of securities issued and outstanding that represents or is convertible into capital stock of Old Kent; and (b) there are no out-standing subscriptions, options, warrants, or rights to acquire any capital stock of Old Kent, or agreements to which Old Kent is a party or by which it is bound to issue capital stock, except as set forth in, or as contemplated by, this Plan of Merger, and except (i) the Old Kent Rights (which as of the date of this Plan of Merger are repre-sented by and transferable only with certificates representing shares of Old Kent Common Stock); (ii) stock options awarded pursuant to stock option plans; (iii) provisions for the grant or sale of shares or the right to receive shares to, or for the account of, employees and directors pursuant to restricted stock, deferred stock compensa-tion, and other benefit plans; (iv) shares of Old Kent Common Stock issuable under agreements entered into in connection with acquisitions of direct or indirect subsidiaries or assets of such subsidiaries in transactions approved by the Old Kent board of directors or a commit-tee of such board; and (v) shares of Old Kent Common Stock issuable under Old Kent's dividend reinvestment plan and employee stock pur-chase plan.

               3.4.3 ISSUANCE OF SHARES. Between February 19, 1999, and the execution of this Plan of Merger, no additional shares of capital stock have been issued by Old Kent, except as described in this Plan of Merger, and except for shares issued or issuable pursuant to (a) the exercise of employee stock options under employee stock option plans; (b) the grant or sale of shares to, or for the account of, employees and directors pursuant to restricted stock, deferred stock compensation, or other benefit plans; (c) the grant or sale of shares of Old Kent Common Stock issuable under agreements entered into in connection with acquisitions of direct or indirect subsidiaries or assets of such subsidiaries in transactions approved by the Old Kent board of directors or committee thereof; and (d) Old Kent's dividend reinvestment plan and employee stock purchase plan.

               3.4.4 VOTING RIGHTS. Neither Old Kent nor any of its subsidiar-ies has outstanding any security or issue of securities the holder or holders of which have the right to vote on the approval of the Merger or this Plan of Merger, or that entitle the holder or holders to con-sent to, or withhold consent on, the Merger or this Plan of Merger.

     3.5 OLD KENT COMMON STOCK. The shares of Old Kent Common Stock to be issued in the Merger in accordance with this Plan of Merger have been duly authorized and reserved and, when issued as contemplated by this Plan of Merger, will be validly issued, fully paid, and nonassessable shares.

     3.6  FINANCIAL STATEMENTS.

          3.6.1 FINANCIAL STATEMENTS. The consolidated financial state-ments of Old Kent and its subsidiaries as of and for the each of three years ended December 31, 1995, 1996, and 1997, as reported on by Old Kent's independent accountants, and the unaudited, draft consolidated financial statements of Old Kent and its subsidiaries as of and for the year ended December 31, 1998, including all schedules and notes relating to such statements (collectively, "OLD KENT'S FINANCIAL STATEMENTS"), fairly pres-ent the financial condition and the results of operations, changes in shareholders' equity, and cash flows of Old Kent as of the respective dates of and for the periods referred to in such financial statements, all in accordance with generally accepted United States accounting principles ("GAAP") consistently applied except as stated therein. The unaudited consolidated financial statements of Old Kent and its subsidiaries as of and for each of the three quarters ended September 30, 1998, and each quar-ter thereafter until the Effective Time, including all schedules and notes relating to such statements, are correct and complete, and as to future quarters will be correct and complete, in all material respects.

               3.6.2 CALL REPORTS. The following reports (including all re-lated schedules, notes, and exhibits) were prepared and filed in con-formity with applicable regulatory requirements and were correct and complete in all material respects when filed:

                  (a) The consolidated reports of condition and income of Old Kent Bank as of and for each of the years ended December 31, 1995, 1996, and 1997, as filed with the FDIC; and

                  (b) The FR Y-9 and FR Y-6 for Old Kent and Old Kent Bank as of and for each of the years ended December 31, 1995, 1996, and 1997, as filed with the Federal Reserve Board.

          All of such reports required to be filed prior to the Closing by Old Kent and/or Old Kent Bank will be prepared and filed in conformity with applicable regulatory requirements applied consistently through out their respective periods (except as otherwise noted in such re-ports) and will be correct and complete in all material respects when filed.

     3.7 ABSENCE OF UNDISCLOSED LIABILITIES. Except as and to the extent reflected or reserved against in Old Kent's Financial Statements as of

December 31, 1998, as of such date, neither Old Kent nor any of its subsid-iaries had liabilities or obligations, secured or unsecured (whether ac-crued, absolute, or contingent) as to which there is a reasonable probabil-ity that they could have a Material Adverse Effect on Old Kent.

     3.8 ABSENCE OF MATERIAL ADVERSE CHANGE. Since December 31, 1998, there has been no change in the financial condition, income, expenses, or business of Old Kent and its subsidiaries (and not the banking industry as a whole) that had, or is reasonably likely in the future to have, a Mate-rial Adverse Effect on Old Kent. No facts or circumstances, that are not applicable to the banking industry as a whole, have been discovered from which it reasonably appears that there is a reasonable probability that there will occur a change in Old Kent's financial condition, income, ex-penses, assets, liabilities, or business that would have a Material Adverse Effect on Old Kent.

     3.9 ABSENCE OF LITIGATION. Except as disclosed in Old Kent's filings with the SEC, there is no action, suit, proceeding, claim, arbitration, or investigation pending or, to Old Kent's knowledge, threatened by any per-son, including without limitation any governmental or regulatory agency, against Old Kent or any of its subsidiaries, or the assets or business of Old Kent or any of its subsidiaries, any of which has had or in the future would have a Material Adverse Effect on Old Kent. There is no factual basis known to Old Kent that presents a reasonable potential for any such action, suit, proceeding, claim, arbitration, or investigation.

     3.10  REGULATORY FILINGS.  In the last two years:

               3.10.1 SEC FILINGS. Old Kent has filed, and will in the future continue to file, in a timely manner all required filings with the SEC, including without limitation all reports on Form 10-K and Form 10-Q;

               3.10.2 REGULATORY FILINGS. Old Kent has filed in a timely man-ner all other material filings with other regulatory bodies for which filings are required; and

               3.10.3 COMPLETE AND ACCURATE. All such filings, as of their respective filing dates, did not contain any untrue statement of mate-rial fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.11  REGISTRATION STATEMENT, ETC.

               3.11.1 "TRANSACTION DOCUMENTS." The term "TRANSACTION DOCU-MENTS" shall collectively mean: (i) the registration statement to be filed by Old Kent with the SEC (the "REGISTRATION STATEMENT") in con-nection with the Old Kent Common Stock to be issued in the Merger;
     (ii) the prospectus and proxy statement (the "PROSPECTUS AND PROXY STATEMENT") to be mailed to CFSB stockholders in connection with the Stockholders' Meeting (as defined below); and (iii) any other docu-ments to be filed with the SEC, the Federal Reserve Board, the Office of Thrift Supervision ("OTS"), the Financial Institutions Bureau ("FIB"), the states of Michigan or Delaware, or any other regulatory agency in connection with the transactions contemplated by this Plan of Merger.

               3.11.2 ACCURATE INFORMATION. The information to be supplied by Old Kent for inclusion or incorporation by reference in any Transac-tion Document will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circum-stances under which they were made, not misleading (a) at the respec-tive times such Transaction Documents are filed; (b) with respect to the Registration Statement, when it becomes effective; and (c) with respect to the Prospectus and Proxy Statement, when it is mailed and at the time of the Stockholders' Meeting.

               3.11.3 COMPLIANCE OF FILINGS. All documents that Old Kent is responsible for filing with the SEC or any regulatory agency in con-nection with the Merger will comply as to form in all material re-spects with the provisions of applicable law and regulation.

     3.12 INVESTMENT BANKERS AND BROKERS. Old Kent has not employed any broker, finder, or investment banker in connection with the Merger. Old Kent has no express or implied agreement with any other person or company relative to any commission or finder's fee payable with respect to this Plan of Merger or the transactions contemplated by it.

     3.13  ACCOUNTING AND TAX TREATMENT.   Neither Old Kent nor, to its
knowledge, any of its affiliates, has taken or agreed to take any action or knows of any reason that, with respect to Old Kent and its affiliates, would prevent Old Kent from accounting for the business combination to be effected by the Merger as a pooling-of-interests. Old Kent is aware of no reason why the Merger will fail to qualify as a reorganization under Sec-tion 368(a) of the Internal Revenue Code.

     3.14 AGREEMENTS WITH BANK REGULATORS. Neither Old Kent nor any of Old Kent's subsidiaries is a party to any agreement or memorandum of under standing with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any governmental authority that restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has Old Kent been advised by any governmental authority that it is contemplating issuing or requesting (or is considering the ap-propriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Neither Old Kent nor any of Old Kent's sub-sidiaries is required by applicable law to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior or executive offi-cer. As of the date of this Plan of Merger, Old Kent knows of no reason why the regulatory approvals referred to in Sections 3.1.4 and 4.1.4 (RE-QUIRED APPROVALS) should not be obtained.

     3.15 EVENTS SINCE DECEMBER 31, 1998. Neither Old Kent nor any of Old Kent's subsidiaries has, since December 31, 1998, conducted its business other than in the ordinary course or as contemplated by this Plan of Merger.

     3.16 RESERVE FOR LOAN LOSSES. The reserve for credit losses as re-flected in Old Kent's Financial Statements were (a) adequate to meet all reasonably anticipated credit losses, net of recoveries related to assets previously charged off as of those dates, and (b) consistent with GAAP and safe and sound banking practices.

     3.17 PUBLIC COMMUNICATIONS; SECURITIES OFFERING. Each annual report, quarterly report, proxy material, press release, or other communication previously sent or released by Old Kent to Old Kent's shareholders or the public did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under that they were made, not misleading.

     3.18 YEAR 2000 COMPLIANCE. Old Kent has: (i) initiated a review and assessment of all areas within the business and operations (including those affected by material suppliers and vendors) of Old Kent and each of its subsidiaries that could be adversely affected by the "YEAR 2000 PROBLEM," meaning the risk that computer applications used by Old Kent or any of its subsidiaries (or material suppliers and vendors) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999; (ii) developed a plan and time line for addressing the Year 2000 Problem on a timely basis; and (iii) to date, implemented that plan in accordance with that timetable. Old Kent believes that all computer applications (including those of its material suppliers and vendors) that are material to the business and operations of Old Kent or any of its subsidiaries will on a timely basis be able to per-form properly date-sensitive functions for all dates before and after Janu-ary 1, 2000, except to the extent that a failure to do so would not have a Material Adverse Effect on Old Kent.

     3.19 TRUE AND COMPLETE INFORMATION. No schedule, statement, list, certificate, or other information furnished or to be furnished by Old Kent in connection with this Plan of Merger, including the Old Kent Disclosure Statement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.


            ARTICLE IV - CFSB'S REPRESENTATIONS AND WARRANTIES

     CFSB represents and warrants to Old Kent that, except as otherwise set forth in a disclosure statement (the "CFSB DISCLOSURE STATEMENT") delivered to Old Kent by CFSB prior to the execution of this Plan of Merger:

     4.1  AUTHORIZATION, NO CONFLICTS, ETC.

               4.1.1  AUTHORIZATION OF AGREEMENT.   CFSB has the requisite cor-
     porate power and authority to execute and deliver this Plan of Merger and, subject to approval and adoption by CFSB's stockholders, to con-summate the transactions contemplated by this Plan of Merger. This
     Plan of Merger has been duly approved and adopted and the consummation of the transactions contemplated by this Plan of Merger have been duly authorized by the board of directors of CFSB and no other corporate proceedings on the part of CFSB are necessary to authorize this Plan of Merger or to consummate the transactions so contemplated, subject only to approval and adoption by the stockholders of CFSB. This Plan of Merger has been duly executed and delivered by, and constitutes valid and binding obligations of, CFSB and is enforceable against CFSB in accordance with its terms.

               4.1.2 NO CONFLICT, BREACH, VIOLATION, ETC. The execution, de-livery, and performance of this Plan of Merger by CFSB, and the con-summation of the Merger, do not and will not violate, conflict with, or result in a breach of any provision of: (a) CFSB's or any of CFSB's subsidiaries' Certificate of Incorporation, By-laws, or similar organization documents; or (b) any statute, code, ordinance, rule, regulation, judgment, order, writ, arbitral award, decree, or injunc-tion applicable to CFSB or any of CFSB's subsidiaries, assuming the timely receipt of each of the approvals referred to in Section 4.1.4 (REQUIRED APPROVALS).

               4.1.3 NO CONTRACTUAL BREACH, DEFAULT, LIABILITY, ETC. The exe-cution, delivery, and performance of this Plan of Merger by CFSB, and the consummation of the Merger, do not and will not:

                      (a) AGREEMENTS, ETC. Violate, conflict with, result in a breach of, constitute a default under, require any consent, ap-proval, waiver, extension, amendment, authorization, notice or filing under, or extinguish any material contract right of CFSB or any of CFSB's subsidiaries under any agreement, mortgage, lease, commitment, indenture, other instrument, or obligation to which CFSB or any of CFSB's subsidiaries is a party or by which they are bound or affected, the result of which would have a Material Adverse Effect on CFSB or CFSB's subsidiaries other than those designated in Schedule 4.1.3(a) of the CFSB Disclosure
          Statement (collectively, the "DESIGNATED CONTRACTS");

                      (b) REGULATORY RESTRICTIONS. Violate, conflict with, re-sult in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any memorandum of understanding or simi-lar regulatory consent agreement to which CFSB or any of its subsidiaries is a party or subject, or by which it is bound or affected; or

                      (c) TORTIOUS INTERFERENCE. Subject Old Kent or its subsid-iaries to liability for tortious interference with contractual rights.

               4.1.4 REQUIRED APPROVALS. No notice to, filing with, authoriza-tion of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation of the Merger by CFSB other than in connection or compliance with the provisions of the Michigan Act and DGCL, compliance with federal and state securities laws, and the consents, authorizations, approvals, or exemptions re-quired under the Federal Bank Holding Company Act, the HOLA, the FDIA, the Banking Code, and the Savings Bank Act.

     4.2 ORGANIZATION AND GOOD STANDING. CFSB is a corporation duly orga-nized, validly existing, and in good standing under the laws of the State of Delaware. CFSB possesses all requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as it is now being conducted in all material respects. CFSB is a unitary thrift holding company duly registered as such with the OTS under the HOLA. CFSB is duly qualified and admitted to do business as a foreign corporation in the state of Michigan and is not, and is not required to be, qualified or admitted to conduct business as a foreign corporation in any other state, except where such failure would have a Material Adverse Effect on CFSB.

     4.3  SUBSIDIARIES.

               4.3.1 OWNERSHIP. CFSB owns all of the issued and outstanding shares of capital stock of each of its subsidiaries, free and clear of all claims, security interests, pledges, or liens of any kind. CFSB Bank is duly organized, validly existing, and in good standing as a savings bank under the laws of the state of Michigan. Each of CFSB's subsidiaries (as listed in the CFSB Disclosure Statement) is duly incorporated, validly existing, and in good standing in its state of incorporation. CFSB does not have "CONTROL" (as defined in Section 2(a)(2) of the Federal Bank Holding Company Act, using
     5 percent rather than 25 percent), either directly or indirectly, of any corporation engaged in an active trade or business or that holds any significant assets other than as stated in or disclosed under this Section.

               4.3.2 RIGHTS TO CAPITAL STOCK. There are no outstanding sub-scriptions, options, warrants, rights to acquire, or any other similar agreements pertaining to the capital stock of any of CFSB's subsidiar-ies.

               4.3.3 QUALIFICATION AND POWER. Each of CFSB's subsidiaries is qualified or admitted to conduct business in each state where such qualification or admission is required except that state or those states where the failure to be so qualified or admitted would not have a Material Adverse Effect on CFSB. Each of CFSB's subsidiaries has full corporate power and authority to carry on its business as and where now being conducted.

               4.3.4 DEPOSIT INSURANCE; OTHER ASSESSMENTS. CFSB Bank maintains in full force and effect deposit insurance through the Savings Associ-ation Insurance Fund of the Federal Deposit Insurance Corporation
     ("FDIC"). CFSB Bank has fully paid to the FDIC as and when due all assessments with respect to its deposits as are required to maintain such deposit insurance in full force and effect. CFSB Bank has paid as and when due all material fees, charges, assessments, and the like to each and every governmental or regulatory agency having jurisdic-tion as required by law, regulation, or rule.

     4.4  CAPITAL STOCK.

               4.4.1 CLASSES AND SHARES. The authorized capital stock of CFSB consists of 17,000,000 shares divided into two classes as follows:
     (a) 15,000,000 shares of common stock, $0.01 par value per share, of which 8,230,937 shares are issued and outstanding as of February 19, 1999, and 407,922 additional shares were subject to outstanding stock options issued under the Option Plans as of the execution of this Plan of Merger; and (b) 2,000,000 shares of preferred stock, $0.01 par value per share, none of which is issued or outstanding.

               4.4.2 NO OTHER CAPITAL STOCK. Except for the Option Agreement, there is no security or class of securities authorized or issued that represents or is convertible into capital stock of CFSB and, except for Unexercised Options to acquire up to 407,922 shares of CFSB Common Stock under the Option Plans, there are no outstanding subscriptions, options, warrants, or rights to acquire any capital stock of CFSB, or agreements to which CFSB is a party or by which it is bound to issue capital stock. No stock option agreement issued under an Option Plan requires the payout of cash in exchange for the cancellation of such Unexercised Option.

               4.4.3 ISSUANCE OF SHARES. After the execution of this Plan of Merger, the number of issued and outstanding shares of CFSB Common
     Stock is not subject to change before the Effective Time except for issuance of up to 407,922 additional shares of CFSB Common Stock pursuant to the exercise of Unexercised Options issued under the Stock Plans.

               4.4.4 VOTING RIGHTS. Other than the shares of CFSB Common Stock described in this Section, neither CFSB nor any of CFSB's subsidiaries has outstanding any security or issue of securities the holder or holders of which have the right to vote on the approval of the Merger or this Plan of Merger or that entitle the holder or holders to con-sent to, or withhold consent on, the Merger or this Plan of Merger.

     4.5  FINANCIAL STATEMENTS.

               4.5.1 FINANCIAL STATEMENTS. The consolidated financial state ments of CFSB as of and for the each of three years ended December 31, 1995, 1996, and 1997, as reported on by CFSB's independent accoun-tants, and the unaudited, draft consolidated financial statements of CFSB as of and for the year ended December 31, 1998, including all schedules and notes relating to such statements, as previously deliv-ered to Old Kent (collectively, "CFSB'S FINANCIAL STATEMENTS"), fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flows of CFSB as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied except as stated therein. The unaudited consolidated financial statements of CFSB and its subsidiaries as of and for each of the three quarters ended Sep-tember 30, 1998, and each quarter thereafter until the Effective Time, including all schedules and notes relating to such statements, are correct and complete, and as to future quarters will be correct and complete, in all material respects. No financial statements of any entity other than CFSB Bank and the subsidiaries listed in the CFSB Disclosure Statement with respect to Section 4.3 (SUBSIDIARIES), are required by GAAP to be included in the consolidated financial state-ments of CFSB.

               4.5.2 CALL REPORTS. The following reports (including all re-lated schedules, notes, and exhibits) were prepared and filed in con-formity with applicable regulatory requirements and were correct and complete in all material respects when filed:

                   (a) The consolidated reports of condition and income of CFSB Bank as of and for each of the years ended December 31, 1995, 1996, and 1997, as filed with the FDIC and the OTS, as applicable; and

                   (b) The Form H - (b)11 report for CFSB as of and for each of the years ended December 31, 1995, 1996, and 1997, as filed with the OTS.

          All of such reports required to be filed prior to the Closing by CFSB and/or CFSB Bank will be prepared and filed in conformity with appli-cable regulatory requirements applied consistently throughout their respective periods (except as otherwise noted in such reports) and will be correct and complete in all material respects when filed. All of the reports identified in this Section are collectively referred to as the "CALL REPORTS."

     4.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as and to the extent reflected or reserved against in CFSB's Financial Statements as of December 31, 1998, neither CFSB nor any of CFSB's subsidiaries had, as of such date, liabilities or obligations, secured or unsecured (whether ac-crued, absolute, or contingent) as to which there is a reasonable probabil-ity that they could have a Material Adverse Effect on CFSB.

     4.7 ABSENCE OF MATERIAL ADVERSE CHANGE. Since December 31, 1998, there has been no change in the financial condition, income, expenses, assets, liabilities or business of CFSB (and not the banking industry as a whole) that had, or is reasonably likely in the future to have, a Material Adverse Effect. No facts or circumstances, that are not applicable to the banking industry as a whole, have been discovered from which it reasonably appears that there is a reasonable probability that there will occur a change in CFSB's financial condition, income, expenses, assets, liabilities or business that would have a Material Adverse Effect on CFSB.

     4.8 ABSENCE OF LITIGATION. There is no action, suit, proceeding, claim, arbitration, or investigation pending or, to the knowledge of CFSB, threatened by any person, including without limitation any governmental or regulatory agency, against CFSB or any of CFSB's subsidiaries, or the as sets or business of CFSB or any of CFSB's subsidiaries, any of which has had or in the future could have a Material Adverse Effect on CFSB. There is no factual basis known to CFSB that presents a reasonable potential for any such action, suit, proceeding, claim, arbitration, or investigation.

     4.9 CONDUCT OF BUSINESS. CFSB and each of CFSB's subsidiaries have conducted their respective businesses and used their respective properties in substantial compliance with all federal, state, and local laws, civil or common, ordinances and regulations, including without limitation applicable federal and state laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, occupational safety, civil rights, employee protection, fair employment practices, fair labor standards, and insurance; and Environmental Laws (as defined in Section 4.22.2 (ENVIRONMENTAL LAWS)); except for violations (individually or in the aggregate) that would not have a Material Adverse Effect on CFSB.

     4.10 CONTRACTS. There is no existing default by CFSB or any of CFSB's subsidiaries, or any other party, under any contract or agreement to which CFSB or any of CFSB's subsidiaries is a party, or by which they are bound, the result of which would have a Material Adverse Effect on CFSB. Excepting any ordinary and customary banking relationships, there are no material agreements, contracts, mortgages, deeds of trust, leases, commit-ments, indentures, notes, or other instruments under which another party is in material default under its obligations to CFSB or its subsidiaries.
CFSB is not party to any contract, agreement, arrangement, or understanding (other than ordinary and customary banking relationships) that would re-quire CFSB or any of its subsidiaries to make payments or make expenditures in excess of $100,000 per year or that would require any payment to another party upon termination in excess of $25,000.

     4.11  REGULATORY FILINGS.  In the last five years:

               4.11.1 SEC FILINGS. CFSB has filed, and in the future will continue to file, in a timely manner all required filings with the SEC, including without limitation all reports on Form 10-K and Form 10-Q;

               4.11.2 REGULATORY FILINGS. CFSB has filed in a timely manner all other filings with other regulatory bodies for which filings are required; and

                4.11.3 COMPLETE AND ACCURATE. All such filings, as of their respective filing dates, did not contain any untrue statement of mate-rial fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All such filings complied in all material respects with all laws, regulations, forms, and guidelines applicable to such filings.

     4.12  REGISTRATION STATEMENT, ETC.

               4.12.1 ACCURATE INFORMATION. The information to be supplied by CFSB for inclusion or incorporation by reference in any Transaction Document will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or neces-sary to make the statements therein, in light of the circumstances under which they were made, not misleading (a) at the respective times such Transaction Documents are filed; (b) with respect to the Regis-tration Statement, when it becomes effective; and (c) with respect to the Prospectus and Proxy Statement, when it is mailed and at the time of the Stockholders' Meeting.

               4.12.2 COMPLIANCE OF FILINGS. All documents that CFSB is re-sponsible for filing with the SEC or any regulatory agency in connec-tion with the Merger will comply as to form in all material respects with the provisions of applicable law and regulation.

     4.13 AGREEMENTS WITH BANK REGULATORS. Neither CFSB nor any of CFSB's subsidiaries is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any order or directive by, or is a recipi-ent of any extraordinary supervisory letter from, any governmental author-ity that restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has CFSB been advised by any governmental authority that it is contemplating issuing or requesting (or is considering the appropriate-ness of issuing or requesting) any such order, decree, agreement, memoran-dum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Neither CFSB nor any of CFSB's subsidiaries is required by applicable law to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior or executive officer. As of the date of this Plan of Merger, CFSB knows of no reason why the regulatory approvals referred to in Sections 3.1.4 and 4.1.4 (REQUIRED APPROVALS) should not be obtained.

     4.14  TAX MATTERS.

               4.14.1 TAX RETURNS. CFSB and each of CFSB's subsidiaries have duly and timely filed all tax returns that they have by law been re-quired to file, including without limitation those with respect to income, withholding, social security, unemployment, franchise, real property, personal property, sales, use, and intangibles taxes. Each such tax return, report, and statement, as amended, is correct and complies in all material respects with all applicable laws and regula-tions.

               4.14.2 TAX ASSESSMENTS AND PAYMENTS. All taxes and assessments, including any penalties, interest, and deficiencies relating to those taxes and assessments, due and payable by CFSB and CFSB's subsidiaries have been paid in full as and when due, including applicable extension periods. The provisions made for taxes on CFSB's Financial Statements as of December 31, 1998, are sufficient for the payment of all fed-eral, state, county, and local taxes of CFSB accrued but unpaid as of the date indicated, whether or not disputed, with respect to all peri-ods through December 31, 1998.

               4.14.3 TAX AUDITS. None of the federal, state, or local consol-idated franchise or income tax returns of CFSB and its subsidiaries filed for any tax year after 1989 have been audited by the Internal
     Revenue Service (the "IRS"). There is no tax audit or legal or admin-istrative proceeding for assessment or collection of taxes pending or, to CFSB's knowledge, threatened with respect to CFSB or any of CFSB's subsidiaries. No claim for assessment or collection of taxes has been asserted with respect to CFSB or any of CFSB's subsidiaries that has not been finally resolved and paid or accrued for. No waiver of any limitations statute or extension of any assessment or collection pe-riod has been executed by or on behalf of CFSB or any of CFSB's sub-sidiaries.

     4.15 TITLE TO PROPERTIES. CFSB and each of its subsidiaries have good and marketable title to all of their properties and assets, whether real, personal, or a combination thereof, reflected in their books and records as being owned (including those reflected in CFSB's Financial Statements as of December 31, 1998, except as since disposed of in the ordinary course of business), free and clear of all liens and encumbrances, except:

               4.15.1 REFLECTED ON BALANCE SHEET. As reflected on CFSB's Fi-nancial Statements as of December 31, 1998;

               4.15.2 NORMAL TO BUSINESS. Liens for current taxes not yet delinquent, and liens or encumbrances that are normal to the business of CFSB and that would not have a Material Adverse Effect on CFSB; and

               4.15.3 IMMATERIAL IMPERFECTIONS. Such imperfections of title, easements, restrictions, and encumbrances, if any, as are not material in character, amount, or extent, and do not materially detract from the value, or materially interfere with the present use, of the prop-erties subject thereto or affected thereby.

     4.16 CONDITION OF REAL PROPERTY. With respect to each parcel of real property owned, legally and beneficially, by CFSB or CFSB's subsidiaries, including other real estate owned ("CFSB'S REAL PROPERTY"), to its knowl-edge:

               4.16.1 NO ENCROACHMENTS. No building or improvement to CFSB's Real Property encroaches on any easement or property owned by another person. No building or property owned by another person encroaches on CFSB's Real Property or on any easement benefitting CFSB's Real Prop-erty. None of the boundaries of CFSB's Real Property deviates sub-stantially from those shown on the survey of such property, if any, included with the CFSB Disclosure Statement or from what the bound-aries appear to be through visual inspection. No claim of encroach ment has been asserted by any person with respect to CFSB's Real Prop-erty.

               4.16.2 ZONING. Neither CFSB, any of CFSB's subsidiaries, nor CFSB's Real Property is in material violation of any zoning regula-tion, building restriction, restrictive covenant, ordinance, or other law, order, regulation, or requirement relating to CFSB's Real Prop-erty.

               4.16.3 BUILDINGS. All buildings and improvements to CFSB's Real Property are in good condition (normal wear and tear excepted), are structurally sound and are not in need of material repairs, are fit for their intended purposes, and are adequately serviced by all utili-ties necessary for the effective operation of business as presently conducted at that location.

               4.16.4 NO CONDEMNATION. None of CFSB's Real Property is the subject of any condemnation action. There is no proposal under active consideration by any public or governmental authority or entity to acquire CFSB's Real Property for any governmental purpose.

     4.17 REAL AND PERSONAL PROPERTY LEASES. With respect to each lease and license pursuant to which CFSB or any of CFSB's subsidiaries, as lessee or licensee, has possession of real or personal property, excluding any personal property lease with payments of less than $25,000 per year ("CFSB'S LEASES"):

               4.17.1 VALID. Each of CFSB's Leases is valid, effective, and enforceable against the lessor or licensor in accordance with its terms.

               4.17.2 NO DEFAULT. There is no existing default under any of CFSB's Leases or any event that with notice or lapse of time, or both, would constitute a default with respect to CFSB, any of CFSB's subsid-iaries, or any other party to the contract, the result of such default would have a Material Adverse Effect on CFSB.

     4.18 ASSIGNMENT. None of CFSB's Leases contain a prohibition against assignment by CFSB or any of CFSB's subsidiaries, by operation of law or otherwise, or any provision that would materially interfere with the pos-session or use of the property by Old Kent or its subsidiaries for the same purposes and upon the same rental and other terms following consummation of the Merger as are applicable to CFSB or CFSB's subsidiaries prior to the Effective Time.

     4.19  REQUIRED LICENSES, PERMITS, ETC.

               4.19.1 LICENSES, PERMITS, ETC. CFSB and each of CFSB's subsid-iaries hold all licenses, certificates, permits, franchises, and rights from all appropriate federal, state, and other public authori-ties necessary for the conduct of its business as presently conducted, the lack of which would not have a Material Adverse Effect on CFSB.

               4.19.2 REGULATORY ACTION. Neither CFSB nor any of CFSB's sub-sidiaries has within the last five years been charged by a regulatory authority with, or to CFSB's knowledge is under governmental investi-gation with respect to, any actual or alleged violation of any stat-ute, ordinance, rule, regulation, guideline, or standard. Neither
     CFSB nor any of CFSB's subsidiaries is the subject of any pending or, to CFSB's knowledge, threatened proceeding by any regulatory authority having jurisdiction over its business, properties, or operations.

     4.20  CERTAIN EMPLOYMENT MATTERS.

               4.20.1 EMPLOYMENT POLICIES, PROGRAMS, AND PROCEDURES. The poli-cies, programs and practices of CFSB relating to equal opportunity and affirmative action, wages, hours of work, employee disabilities, and other terms and conditions of employment are in compliance in all material respects with applicable federal, state, and local laws, orders, regulations, and ordinances governing or relating to employ-ment and employer practices and facilities.

               4.20.2 RECORD OF PAYMENTS. There are no existing or outstanding obligations of CFSB or any of CFSB's subsidiaries, whether arising by operation of law, civil or common, by contract, or by past custom, for Employment-Related Payments (as defined in Section 4.20.3 (EMPLOYMENT-RELATED PAYMENTS)) to any trust, fund, company, governmental agency, or any person that have not been duly recorded on the books and re-cords of CFSB and paid when due or duly accrued in the ordinary course of business in accordance with GAAP.

               4.20.3 EMPLOYMENT-RELATED PAYMENTS. For purposes of this Plan of Merger, "EMPLOYMENT-RELATED PAYMENTS" include any payment to be made with respect to any contract for employment; unemployment compen-sation benefits; profit sharing, pension or retirement benefits; so-cial security benefits; fringe benefits, including vacation or holiday pay, bonuses and other forms of compensation; or for medical insurance or medical expenses; any of which are payable with respect to any present or former director, officer, employee, or agent, or his or her survivors, heirs, legatees, or legal representatives.

               4.20.4 EMPLOYMENT CLAIMS. There are no disputes, claims, or charges, pending or, to CFSB's knowledge, threatened, alleging breach of any express or implied employment contract or commitment, or breach of any applicable law, order, regulation, public policy or ordinance relating to employment or terms and conditions of employment. To the knowledge of CFSB, there is no factual basis for any valid claim or charge with regard to such employment-related matters.

               4.20.5 DISCLOSURE OF MATERIAL AGREEMENTS. There is no written or oral, express or implied:

                   (a) Employment contract or agreement, or guarantee of job security, made with or to any past or present employee of CFSB or any of CFSB's subsidiaries that is not terminable by CFSB or CFSB's subsidiaries upon 60 days' or less notice without penalty or obligation;

                   (b) Plan, contract, arrangement, understanding, or practice providing for bonuses, pensions, options, stock purchases, de-ferred compensation, retirement payments, retirement benefits of the type described in Statement of Financial Accounting Standard
          No. 106, or profit sharing; or

                   (c) Plan, agreement, arrangement, or understanding with respect to payment of medical expenses, insurance (except insur-ance continuation limited to that required under provisions of the Consolidated Omnibus Budget Reconciliation Act), or other benefits for any former employee or any spouse, child, member of the same household, estate, or survivor of any employee.

     4.21  EMPLOYEE BENEFIT PLANS.   With respect to any "employee welfare
benefit plan," any "employee pension benefit plan," or any "employee bene-fit plan" within the respective meanings of Sections 3(1), 3(2), and 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (each referred to as an "EMPLOYEE BENEFIT PLAN"), maintained by or for the benefit of CFSB or CFSB's subsidiaries or to which CFSB or any of CFSB's subsidiaries has made payments or contributions on behalf of its employees:

               4.21.1 ERISA COMPLIANCE. CFSB, each of CFSB's subsidiaries, each Employee Benefit Plan, and all trusts created thereunder are in substantial compliance with ERISA, and all other applicable laws and regulations insofar as such laws and regulations apply to such plans and trusts.

               4.21.2 INTERNAL REVENUE CODE COMPLIANCE. CFSB, each of CFSB's subsidiaries, each Employee Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code, and all trusts created thereunder are in substantial compliance with the applicable provisions of the Internal Revenue Code.

               4.21.3 PROHIBITED TRANSACTIONS. No Employee Benefit Plan and no trust created thereunder has been involved, subsequent to June 30, 1974, in any nonexempt "prohibited transaction" as defined in Section
     4975 of the Internal Revenue Code and in Sections 406, 407, and 408 of
     ERISA.

               4.21.4 PLAN TERMINATION. No Employee Benefit Plan that is a qualified plan under Section 401(a) of the Internal Revenue Code and no trust created thereunder has been terminated, partially terminated, curtailed, discontinued, or merged into another plan or trust after January 1, 1985, except in compliance with notice and disclosure to the Internal Revenue Service and the Pension Benefit Guaranty Corpora-tion (the "PBGC"), where applicable, as required by the Internal Reve-nue Code and ERISA. With respect to each such termination, all termi-nation procedures have been completed and there are no pending or potential liabilities to the PBGC, to the plans, or to participants under such terminated plans. Each such termination, partial termina-tion, curtailment, discontinuance, or consolidation has been accompa-nied by the issuance of a current favorable determination letter by the IRS and, where applicable, has been accompanied by plan termina-tion proceedings with and through the PBGC.

               4.21.5 MULTIEMPLOYER PLAN. No Employee Benefit Plan is a "multiemployer plan" within the meaning of Section 3(37)(A) of ERISA.

               4.21.6 DEFINED BENEFIT PLAN. No Employee Benefit Plan in effect as of the date of this Plan of Merger, is a "defined benefit plan" within the meaning of Section 3(35) of ERISA.

               4.21.7 PAYMENT OF CONTRIBUTIONS. CFSB has made when due all contributions required under each Employee Benefit Plan and under applicable laws and regulations.

               4.21.8 PAYMENT OF BENEFITS. There are no payments that have become due from any Employee Benefit Plan, the trusts created thereun-der, or from CFSB or any of CFSB's subsidiaries that have not been paid through normal administrative procedures to the plan participants or beneficiaries entitled thereto, except for claims for benefits for which administrative claims procedures under such plan have not been exhausted.

               4.21.9 ACCUMULATED FUNDING DEFICIENCY. No Employee Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code and no trust created thereunder has incurred, subsequent to June 30, 1974, an "accumulated funding deficiency" as defined in Section 412(a) of the Internal Revenue Code and Section 302 of ERISA (whether or not waived).

               4.21.10 FILING OF REPORTS. CFSB each of CFSB's subsidiaries has filed or caused to be filed, and will continue to file or cause to be filed, in a timely manner all filings pertaining to each Employee
     Benefit Plan with the IRS, the United States Department of Labor, and the PBGC as prescribed by the Internal Revenue Code, ERISA, and the regulations issued thereunder. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and there were no material misstatements or omissions in any such filing.

     4.22  ENVIRONMENTAL MATTERS.

               4.22.1 HAZARDOUS SUBSTANCES. For purposes of this Plan of Merger, "HAZARDOUS SUBSTANCE" has the meaning set forth in Section 9601 of the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. <Section> 9601 ET SEQ. ("CERCLA"), and also includes any substance now or in the future regu-lated by or subject to any Environmental Law (as defined below) and any other pollutant, contaminant, or waste, including, without limita-tion, petroleum, asbestos, radon, and polychlorinated biphenyls.

               4.22.2 ENVIRONMENTAL LAWS. For purposes of this Plan of Merger, "ENVIRONMENTAL LAWS" means all laws (civil or common), ordinances, rules, regulations, guidelines, and orders that: (a) regulate the generation, manufacture, release, treatment, containment, storage, handling, transportation, disposal, or management of Hazardous Sub-stances; (b) regulate or prescribe standards or requirements for the protection of air, water, or soil quality; (c) are intended to protect public health or the environment; or (d) establish liability for the investigation, removal, or cleanup of, or damage caused by, any Haz-ardous Substance.

               4.22.3 OWNED OR OPERATED PROPERTY. With respect to: (i) the real estate owned or leased by CFSB or any of CFSB's subsidiaries or used in the conduct of their businesses; (ii) other real estate owned by CFSB Bank; (iii) real estate held and administered in trust by CFSB Bank; and (iv) to CFSB's knowledge, any real estate formerly owned or leased by CFSB or CFSB Bank (for purposes of this Section, properties described in any of (i) through (iv) are collectively referred to as "PREMISES"):

                    (a) CONSTRUCTION AND CONTENT. To its knowledge, none of the Premises is constructed of, or contains as a component part, any material that (either in its present form or as it may rea-sonably be expected to change through aging or normal use) re-leases or may release any Hazardous Substance in violation of applicable law. Without limiting the generality of this Section, to the knowledge of CFSB, the Premises are free of asbestos ex-cept to the extent properly sealed or encapsulated in compliance with all applicable Environmental Laws and all workplace safety and health laws and regulations.

                    (b) USES OF PREMISES. To its knowledge, no part of the Premises has been used for the generation, manufacture, handling, containment, treatment, transportation, storage, disposal, or management of Hazardous Substances.

                   (c) UNDERGROUND STORAGE TANKS. To its knowledge, the Pre-mises do not contain, and have never contained, any underground storage tanks. With respect to any underground storage tank that is listed in the CFSB Disclosure Statement as an exception to the foregoing, each such underground storage tank presently or previ-ously located on Premises is or has been maintained or removed, as applicable, in compliance with all applicable Environmental Laws, and has not been the source of any release of a Hazardous Substance to the environment that has not been remediated.

                    (d) ABSENCE OF CONTAMINATION. To its knowledge, the Pre-mises do not contain and are not contaminated by any reportable quantity, or any quantity or concentration in excess of applica-ble cleanup standards, of a Hazardous Substance from any source.

                    (e) ENVIRONMENTAL SUITS AND PROCEEDINGS. To its knowledge after reasonable inquiry, there is no action, suit, investiga-tion, liability, inquiry, or other proceeding, ruling, order, notice of potential liability, or citation involving CFSB or any of CFSB's subsidiaries that is pending, threatened, or previously asserted under, or as a result of any actual or alleged failure to comply with any requirement of, any Environmental Law. To its knowledge, there is no basis for any of the foregoing.

               4.22.4 LOAN PORTFOLIO. With respect to any real estate securing any outstanding loan or related security interest and any owned real estate acquired in full or partial satisfaction of a debt previously contracted, CFSB and each of CFSB's subsidiaries has complied in all material respects with their policies (as such policies may have been in effect from time to time and as disclosed in the CFSB Disclosure Statement), and all applicable laws and regulations, concerning the investigation of each such property to determine whether or not there exists or is reasonably likely to exist any Hazardous Substance on, in, or under such property and whether or not a release of a Hazardous Substance has occurred at or from such property.

     4.23 DUTIES AS FIDUCIARY. CFSB Bank has performed all of its duties in any capacity as trustee, executor, administrator, registrar, guardian, custodian, escrow agent, receiver, or other fiduciary in a fashion that complies in all material respects with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards. CFSB Bank has not received notice of any claim, allegation, or complaint from any person that CFSB Bank failed to perform these fiduciary duties in the required manner.

     4.24 INVESTMENT BANKERS AND BROKERS. CFSB has employed Feldman Fi-nancial Advisors, Inc. ("FELDMAN FINANCIAL"), in connection with the Merger. CFSB's only obligation with respect to investment banking firms or brokers is the payment of fees and expenses as described in the CFSB Dis-closure Statement. Other than Feldman Financial Advisors, Inc., CFSB has not employed any broker, finder, or investment banker in connection with this Plan of Merger or the transactions contemplated by it. CFSB has no express or implied agreement with any other person or company relative to any commission or finder's fee payable with respect to this Plan of Merger or the transactions contemplated by it.

     4.25 CFSB-RELATED PERSONS. For purposes of this Plan of Merger, the term "CFSB-RELATED PERSON" shall mean any director or executive officer of CFSB or any of CFSB's subsidiaries, their spouses and children, any person who is a member of the same household as such persons, and any corporation, partnership, proprietorship, trust, or other entity of which any such per-sons, alone or together, have Control.

               4.25.1 CONTROL OF MATERIAL ASSETS. Other than in a capacity as a stockholder, director, or executive officer of CFSB or CFSB's sub-sidiaries, no CFSB-Related Person owns or controls any material assets or properties that are used in the business of CFSB or any of CFSB's subsidiaries.

               4.25.2 CONTRACTUAL RELATIONSHIPS. Other than ordinary and cus-tomary banking relationships, no CFSB-Related Person has any contrac-tual relationship with CFSB or any of CFSB's subsidiaries.

               4.25.3 LOAN RELATIONSHIPS. No CFSB-Related Person has any out-standing loan or loan commitment from, or on whose behalf an irrevoca-ble letter of credit has been issued by, CFSB or any of CFSB's subsid-iaries in a principal amount of $60,000 or more.

     4.26 CHANGE IN BUSINESS RELATIONSHIPS. Neither CFSB nor any of CFSB's subsidiaries has notice, whether on account of the Merger or other-wise, that: (a) any customer, agent, representative, or supplier of CFSB or any of CFSB's subsidiaries intends to discontinue, diminish, or change its relationship with CFSB or any of CFSB's subsidiaries, the effect of which would have a Material Adverse Effect on CFSB; or (b) any executive officer of CFSB or any of CFSB's subsidiaries intends to terminate his or her em-ployment.

     4.27 INSURANCE. CFSB and each of CFSB's subsidiaries maintains in full force and effect insurance on its assets, properties, premises, opera-tions, and personnel in such amounts and against such risks and losses as are customary and adequate for comparable entities engaged in the same business and industry. There is no unsatisfied claim of $50,000 or more under such insurance as to which the insurance carrier has denied liabil-ity. During the last five years, no insurance company has canceled or refused to renew a policy of insurance covering CFSB's or any of CFSB's subsidiaries's assets, properties, premises, operations, or personnel.
CFSB have given adequate and timely notice to each insurance carrier, and has complied with all policy provisions, with respect to any known claim for which a defense and/or indemnification may be available to CFSB or any of CFSB's subsidiaries.

     4.28 BOOKS AND RECORDS. The books of account, minute books, stock record books, and other records of CFSB are complete and correct in all material respects and have been maintained in accordance with sound busi-ness practices, including the maintenance of an adequate internal control system. The corporate minute books of CFSB and each of CFSB's subsidiaries contain accurate and complete records of all meetings of, and corporate action taken by, their stockholders, boards, and committees thereof. Since January 1, 1990, the minutes of each meeting (or corporate action without a meeting) of any such stockholders, boards, or committees have been duly prepared and are contained in such minute books.

     4.29 LOAN GUARANTEES. All guarantees of indebtedness owed to CFSB or any of CFSB's subsidiaries, including without limitation those of the Fed-eral Housing Administration, the Small Business Administration, and other state and federal agencies, are valid and enforceable.

     4.30 EVENTS SINCE DECEMBER 31, 1998. Neither CFSB nor any of CFSB's subsidiaries has, since December 31, 1998:

               4.30.1 BUSINESS IN ORDINARY COURSE. Other than as contemplated by this Plan of Merger, conducted its business other than in the ordi-nary course, or incurred or become subject to any liability or obliga-tion, except liabilities (including deposits) incurred in the ordinary course of business, and except for any single liability or for the aggregate of any group of related liabilities that do not exceed
     $100,000.

               4.30.2 STRIKES OR LABOR TROUBLE. Experienced or, to its knowl-edge, been threatened by any strike, work stoppage, organizational effort, or other labor trouble, or any other event or condition of any similar character that has had or could reasonably be expected to have a Material Adverse Effect on CFSB.

               4.30.3 DISCHARGE OF OBLIGATIONS. Discharged or satisfied any lien or encumbrance, or paid any obligation or liability other than those shown on CFSB's Financial Statements as of December 31, 1998, or incurred after that date, other than in the ordinary course of busi-ness, and except for such liens, encumbrances, liabilities, and obli-gations that do not in the aggregate exceed $100,000.

               4.30.4 MORTGAGE OF ASSETS. Mortgaged, pledged, or subjected to lien, charge, or other encumbrance any of its assets, or sold or transferred any such assets, except in the ordinary course of busi-ness, and except for such mortgages, pledges, liens, charges, and encumbrances for indebtedness that do not in the aggregate exceed $100,000.

               4.30.5 CONTRACT AMENDMENT OR TERMINATION. Made or permitted any amendment or early termination of any contract to which it is a party and that is material to the financial condition, income, expenses, business, properties, operations, or prospects of CFSB, except as may be expressly provided in this Plan of Merger.

     4.31 RESERVE FOR LOAN LOSSES. The allowance for losses on loans and real estate as reflected in CFSB's Financial Statements and Call Reports were and will be, as of their respective dates, (a) adequate to meet all reasonably anticipated loan and real estate losses, net of recoveries re-lated to assets previously charged off as of those dates, and (b) consis-tent with GAAP and safe and sound banking practices.

     4.32 LOAN ORIGINATION AND SERVICING. In originating, underwriting, servicing, purchasing, selling, transferring, and discharging loans, mort-gages, land contracts, and other contractual obligations, either for its own account or for the account of others, each of CFSB's subsidiaries has complied with all applicable terms and conditions of such obligations and with all applicable laws, regulations, rules, contractual requirements, and procedures, except for incidents of noncompliance that would not, individu-ally or in the aggregate, have a Material Adverse Effect on CFSB.

     4.33 PUBLIC COMMUNICATIONS; SECURITIES OFFERING. Each annual report, quarterly report, proxy material, press release, or other communication previously sent or released by CFSB to CFSB's stockholders or the public did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the state-ments therein, in light of the circumstances under that they were made, not misleading.

     4.34 NO INSIDER TRADING. CFSB has reviewed its stock transfer re-cords since December 31, 1995, and has questioned its directors and execu-tive officers concerning known stock transfers since that date. Based upon that investigation, CFSB has not, and to CFSB's knowledge (a) no director or officer of CFSB, (b) no person related to any such director or officer by blood or marriage and residing in the same household, and (c) no person knowingly provided material nonpublic information by any one or more of these persons; has purchased or sold, or caused to be purchased or sold, any shares of CFSB Common Stock during any period when CFSB was in posses-sion of material nonpublic information or in violation of any applicable provision of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT").

     4.35 DATA PROCESSING CONTRACTS. All material data processing con-tracts of CFSB or CFSB's subsidiaries are cancelable on or before September 30, 1999, without cost or penalty.

     4.36 YEAR 2000 COMPLIANCE. CFSB and CFSB Bank have adopted plans and procedures consistent with good business practices and the requirements of their primary thrift regulator for their Year 2000 Assets (as defined be-low) to be timely modified, upgraded or replaced to become Year 2000 Ready (as defined below). Set forth in the CFSB Disclosure Statement are copies of all letters and responses between CFSB or CFSB's subsidiaries and their vendors relating to such compliance matters. The cost of achieving Year 2000 Readiness for any Year 2000 Assets that are not Year 2000 Ready would not have a Material Adverse Effect on CFSB or CFSB's subsidiaries. No representation is made relating to the compatibility of the technology used by CFSB or CFSB's subsidiaries with that used by Old Kent or with respect to the cost of integrating the technology of CFSB or CFSB's subsidiaries with that used by Old Kent. "YEAR 2000 ASSETS" means all buildings, plants, structures, machinery, equipment, software, hardware, computer systems and other property owned, leased, licensed or used by CFSB or CFSB's subsidiaries in their business. "YEAR 2000 READY" means that the Year 2000 Asset accurately processes and handles date and time data, in-cluding but not limited to performing all leap year calculations and calcu-lating, comparing and sequencing during and between the years 1999 and 2000 and all other years, and will not malfunction, cease to function or provide invalid or incorrect results or data as a result of date or time data, including when a Year 2000 Asset is used in combination with or is inter-facing with any other Year 2000 Asset or with any other asset or informa-tion technology.

     4.37 ACCOUNTING AND TAX TREATMENT. Neither CFSB nor, to its knowl-edge, any of its affiliates, has taken or agreed to take any action or knows of any reason that, with respect to CFSB and its affiliates, would prevent Old Kent from accounting for the business combination to be ef-fected by the Merger as a pooling-of-interests. CFSB is aware of no reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Internal Revenue Code.

     4.38 TRUE AND COMPLETE INFORMATION. No schedule, statement, list, certificate, or other information furnished or to be furnished by CFSB in connection with this Plan of Merger, including the CFSB Disclosure State-ment, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the state-ments contained therein, in light of the circumstances in which they are made, not misleading.


                   ARTICLE V - COVENANTS PENDING CLOSING

     Subject to the terms and conditions of this Plan of Merger, CFSB and Old Kent further agree that:

     5.1  DISCLOSURE STATEMENTS; ADDITIONAL INFORMATION.

               5.1.1 FORM AND CONTENT. Each party's Disclosure Statement shall contain appropriate references and cross-references with respect to disclosures, and appropriate identifying markings with respect to documents, that pertain to one or more sections or articles of this Plan of Merger.

               5.1.2 UPDATE. Not less than six business days prior to the Closing, each party shall deliver to the other an update to its Dis-closure Statement describing any material changes and containing any new or amended documents, as specified below, that are not contained in its Disclosure Statement as initially delivered. This update shall not cure any breach of a representation or warranty occurring at the time of execution of this Plan of Merger.

               5.1.3 CERTIFICATION. Each party's Disclosure Statement and its update shall each be certified on its behalf by its chief executive officer and its chief financial officer (or, in the case of Old Kent, such other executive officer(s) as may be appropriate) that such Dis-closure Statement contains no untrue statement of a material fact, or fails to omit to state a material fact necessary to make the state-ments contained therein, in light of the circumstances in which they are made, not misleading.

               5.1.4 CFSB'S SCHEDULE OF ADDITIONAL INFORMATION. CFSB shall prepare and, within 45 days after the execution of the Plan of Merger, deliver to Old Kent two copies of the Schedule of Additional Informa-tion attached as EXHIBIT C. The Schedule of Additional Information shall contain the information described in EXHIBIT C with appropriate references and cross-references with respect to disclosures and appro-priate identifying marking with respect to documents. In addition, the Schedule of Additional Information shall contain true and correct copies of each and every document specified in EXHIBIT C.

     5.2 CHANGES AFFECTING REPRESENTATIONS. While this Plan of Merger is in effect, if either Old Kent or CFSB becomes aware of any facts or of the occurrence or impending occurrence of any event that (a) would cause one or more of the representations and warranties it has given in Article III or IV, respectively, subject to the exceptions contained in the CFSB Disclo-sure Statement or the Old Kent Disclosure Statement, respectively, to be-come untrue or incomplete, or (b) would have caused one or more of such representations and warranties to be untrue or incomplete had such facts been known or had such event occurred prior to the execution of this Plan of Merger, then such party (the "NOTIFYING PARTY") shall immediately give detailed written notice of such discovery or change, including a detailed description of the underlying facts or events, to the other party; and unless waived by the other party in writing, the Notifying Party shall use all reasonable efforts to take remedial or preventative action, if possi-ble, in order that such representations and warranties will be true and complete at the Closing. No remedial action taken by a Notifying Party shall be deemed to cure a breach of any representation or warranty given by the Notifying Party in this Plan of Merger, unless such cure is to the reasonable satisfaction of the other party.

     5.3 CONDUCT OF BUSINESS PENDING THE EFFECTIVE TIME--CFSB. CFSB agrees that, until the Effective Time, except as consented to in writing by Old Kent or as otherwise provided in this Plan of Merger, CFSB shall, and it shall cause each of its subsidiaries to:

               5.3.1 ORDINARY COURSE. Conduct its business and manage its property only in the usual, regular, and ordinary course and not oth-erwise, in substantially the same manner as prior to the execution of this Plan of Merger, and not make any substantial change to its expen-ditures or methods of management or operation in respect of such busi-ness or property.

               5.3.2 NO INCONSISTENT ACTIONS. Take no action that would be inconsistent with or contrary to the representations, warranties, and covenants made by CFSB in this Plan of Merger, and take no action that would cause CFSB's representations and warranties to become untrue except as and to the extent required by applicable laws and regula-tions or regulatory agencies having jurisdiction, or this Plan of Merger.

               5.3.3 COMPLIANCE. Comply in all material respects with all laws, regulations, agreements, court orders, and administrative orders applicable to the conduct of its business unless the application of such laws, regulations, or orders is being contested in good faith and Old Kent has been notified of such contest.

               5.3.4 NO AMENDMENTS. Make no change in its Certificate of In-corporation or its By-laws, other than to amend its By-laws to reduce the number of seats on the CFSB board of directors to eliminate any vacant positions.

               5.3.5 BOOKS AND RECORDS. Maintain its books, accounts, and records in the usual and regular manner, and in material compliance with all applicable laws and accounting standards.

               5.3.6  NO CHANGE IN STOCK.   Except as contemplated by this Plan
     of Merger or the Option Agreement:   (a) make no change in the number
     of shares of its capital stock issued and outstanding other than pur-suant to the exercise of outstanding options awarded prior to the date of this Plan of Merger under the Option Plans; (b) grant no warrant, option, or commitment relating to its capital stock; (c) enter into no agreement relating to its capital stock; and (d) issue no securities convertible into its capital stock.

               5.3.7 MAINTENANCE. Use all reasonable efforts to maintain its property and assets in their present state of repair, order and condi-tion, reasonable wear and tear and damage by fire or other casualty excepted.

               5.3.8 PRESERVATION OF GOODWILL. Use all reasonable efforts to preserve its business organization intact, to keep available the ser-vices of its present officers and employees, and to preserve the good-will of its customers and others having business relations with it.

               5.3.9 INSURANCE POLICIES. Use all reasonable efforts to main-tain and keep in full force and effect insurance coverage, so long as such insurance is reasonably available, on its assets, properties, premises, operations, and personnel in such amounts, against such risks and losses, and with such self-insurance requirements as are presently in force.

               5.3.10 CHARGE-OFFS. Charge off loans and maintain its reserve for loan and lease losses, in each case in a manner in conformity with the prior practices of CFSB and CFSB Bank and applicable industry, regulatory, and accounting standards.

               5.3.11 POLICIES AND PROCEDURES. Make no material change in any policies and procedures applicable to the conduct of its business, including without limitation any loan and underwriting policies, loan loss and charge-off policies, investment policies, and employment policies, except as and to the extent required by law or regulatory agencies having jurisdiction.

               5.3.12 NEW DIRECTORS OR OFFICERS. Except to reelect persons who are then incumbent officers and directors at annual meetings, not (a) increase the number of directors or fill any vacancy on the board of directors; or (b) elect or appoint any person to an executive office.

               5.3.13  COMPENSATION AND FRINGE BENEFITS.   Except for previously
     planned salary increases, bonuses as set forth in the CFSB Disclosure Statement, and payments pursuant to the CFSB Bank Management Incentive Compensation Plan for calendar year 1998 and on a pro rata basis for calendar year 1999 (based upon the most recently available peer group information) to be paid no later than at the Effective Time, take no action to increase, or agree to increase, the salary, or other compen-sation payable to, or fringe benefits of, or pay or agree to pay any bonus to, any officer or director, or any other class or group of employees as a class or group, except for increases, agreements or payments that are reasonable in amount and consistent with past prac-tice.

               5.3.14 BENEFIT PLANS. Take no action to introduce, change, or agree to introduce or change, any pension, profit-sharing, or employee benefit plan, fringe benefit program, or other plan or program of any kind for the benefit of its employees unless required by law or this Plan of Merger.

               5.3.15 NEW EMPLOYMENT AGREEMENTS. Take no action to enter into any employment agreement that is not terminable by CFSB or any of CFSB's subsidiaries, as the case may be, without cost or penalty upon 60 days' or less notice, except as contemplated by this Plan of Merger.

               5.3.16 BORROWING. Take no action to borrow money except in the ordinary course of business.

               5.3.17 MORTGAGING ASSETS. Take no action to sell, mortgage, pledge, encumber, or otherwise dispose of, or agree to sell, mortgage, pledge, encumber, or otherwise dispose of, any of its property or assets, except in the ordinary course of business, and except for property or assets, or any group of related properties or assets, that have a fair market value of less than $100,000.

               5.3.18 NOTICE OF ACTIONS. Notify Old Kent of the threat or commencement of any action, suit, proceeding, claim, arbitration, or investigation against or relating to: (a) CFSB or any of CFSB's sub-sidiaries; (b) their respective directors, officers, or employees in their capacities as such; (c) CFSB's or CFSB's subsidiaries' assets, liabilities, businesses, or operations; or (d) the Merger or this Plan of Merger.

               5.3.19 COOPERATION. Take such reasonable actions as may be necessary to cooperate in effecting the Merger.

               5.3.20 CHARITABLE CONTRIBUTIONS. Make no new, and not renew any existing, charitable or similar contributions or gifts of cash or other assets except for contributions that, in the aggregate, will have a fair market value not greater than $90,000 and shall not, with out Old Kent's prior consent, commit CFSB or CFSB's subsidiaries to expenditures after 1999.

               5.3.21 LARGE EXPENDITURES. Take no action to pay, agree to pay, or incur any liability, excepting such liabilities that have been accrued on its books as of the execution of this Plan of Merger, for the purchase or lease of any item of real property, fixtures, equip-ment, or other capital asset in excess of $50,000 individually or in excess of $100,000 in the aggregate with respect to CFSB, except pur-suant to prior commitments or plans made by CFSB that are disclosed in the CFSB Disclosure Statement.

               5.3.22 NEW SERVICE ARRANGEMENTS. Take no action to enter into, or commit to enter into, any agreement for trust, consulting, profes-sional, or other services to CFSB or any of CFSB's subsidiaries that is not terminable by CFSB without penalty upon 60 days' or less no-tice, except for contracts for services under which the aggregate required payments do not exceed $250,000, except for legal, account-ing, and other ordinary expenses related to this Plan of Merger.

               5.3.23 CAPITAL IMPROVEMENTS. Take no action to open, enlarge, or materially remodel any bank or other facility, and not lease, pur-chase, or otherwise acquire any real property for use as a branch bank, or apply for regulatory approval of any new branch bank, except-ing pursuant to prior commitments or plans made by CFSB or CFSB Bank that are disclosed in the CFSB Disclosure Statement.

     5.4 APPROVAL OF PLAN OF MERGER. As soon as practicable after this Plan of Merger has been executed and delivered and the Registration State-ment has become effective, CFSB shall submit this Plan of Merger to its stockholders for approval and adoption at a meeting properly called, no ticed, and held for that purpose (the "STOCKHOLDERS' MEETING").

               5.4.1 BOARD RECOMMENDATION. Except in the case of a "Fiduciary Event" (as defined below) at the Stockholders' Meeting and in any proxy materials used in connection with the meeting, the board of directors of CFSB shall recommend that its stockholders vote for ap-proval and adoption of this Plan of Merger. All actions taken in connection with the solicitation of proxies for and the voting of shares of CFSB Common Stock held by or through the CFSB Employee Stock Ownership Plan (the "ESOP") shall be done in a manner that complies with all standards and guidelines issued by the United States Depart-ment of Labor.

               5.4.2  FIDUCIARY EVENT.   A "FIDUCIARY EVENT" shall have occurred
     when the board of directors of CFSB has (a) received in writing a "Superior Proposal" (as defined below), which is then pending, (b) determined in good faith (after consultation with independent legal counsel) that the failure to so withdraw, modify, or change its recom-mendation would cause the board of directors of CFSB to breach its fiduciary duties to CFSB's stockholders under applicable law, and (c) determined to accept and recommend the Superior Proposal to the stock holders of CFSB.

               5.4.3 SUPERIOR PROPOSAL. A "SUPERIOR PROPOSAL" means any bona fide unsolicited Proposal (as defined in Section 5.9.2 (COMMUNICATION
     OF OTHER PROPOSALS)) made by a third party on terms that the board of directors of CFSB determines in its good faith judgment, based upon the written advice of Feldman Financial or such other a financial advisor of nationally recognized reputation, to be more financially favorable to CFSB's stockholders than the Plan of Merger.

               5.4.4  NOTICE.   CFSB agrees that it shall notify Old Kent at
     least three business days prior to taking any action with respect to such Superior Proposal or taking any action with respect to the with-drawal, modification, or change of its recommendation to stockholders for adoption of this Plan of Merger. Notwithstanding anything to the contrary contained in this Plan of Merger, any withdrawal, modifica-tion, or change of recommendation upon a Fiduciary Event in accordance with the provisions of this Section shall not constitute a breach of this Plan of Merger by CFSB.

     5.5 REGULAR DIVIDENDS. CFSB shall not declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock, or property) with respect to, or purchase or redeem, any shares of the capital stock other than the regular 10 percent stock dividend on dates corresponding to the historical declaration and payment dates and regular quarterly cash dividends per share on CFSB Common Stock payable on the regular historical payment dates, all in a manner consistent with CFSB's past dividend practice. Old Kent and CFSB agree that they will cooperate to assure that, during any calendar quarter, there shall not be a duplica-tion of payment of dividends to stockholders of CFSB. Notwithstanding the above, if and to the extent that the payment of a dividend in the manner provided in this Section would, under GAAP or the rules, regulations, or interpretations of the SEC or its staff, disqualify the Merger for pooling-of-interests accounting treatment, that dividend shall not be paid, but an equitable adjustment shall be made to the Exchange Ratio for the amount of the dividend not paid. If the customary payment date for the next regular cash dividend payable after the Effective Time of Old Kent Common Stock as the Surviving Corporation which is eligible to be received by the former holders of CFSB Common Stock is more than 90 days after the payment date of the last regular cash dividend paid or to be paid on CFSB Common Stock prior to the Effective Time (such number of days over 90 days being the "DIVIDEND LAG PERIOD"), then CFSB may declare and set aside immediately prior to the Effective Time, and may pay at a date it may select in its discretion, a "SPECIAL PRO-RATA DIVIDEND" pursuant to this Section. Any such Special Pro-rata Dividend shall be payable in cash, and shall not exceed an amount per share that is the product of (i) the amount of the dividend permitted to be paid by CFSB pursuant to this Section 5.5, multi-plied by (ii) a fraction, the numerator of which is the Dividend Lag Period and the denominator of which is 90 days.

     5.6 DATA PROCESSING AND RELATED CONTRACTS. Until the Effective Time, CFSB shall not enter into any new data processing agreement without the consent of Old Kent (which consent shall not be unreasonably withheld or delayed if such agreement is necessary for CFSB to conduct business in the ordinary course) and shall advise Old Kent of all anticipated renewals or extensions of existing data processing service agreements, data processing software license agreements, and data processing hardware lease agreements with independent vendors. CFSB agrees to cooperate with Old Kent in nego-tiating with those vendors the length of any extension or renewal term of those agreements, which, unless otherwise agreeable with Old Kent, shall not exceed one year from the date of renewal. CFSB agrees to send to each vendor, as and when due, such notices of nonrenewal as may be necessary or appropriate under the terms of the applicable agreements to prevent those agreements from automatically renewing for a term of more than one year from the date of renewal, except as otherwise agreed between CFSB and Old Kent.

     5.7  AFFILIATES -- COMPLIANCE WITH ACCOUNTING AND SECURITIES RULES.

               5.7.1 CFSB AFFILIATES. CFSB shall use its best efforts to cause each director, executive officer, and other person who is an "affili-ate" (for purposes of (a) Rule 145 under the Exchange Act, and (b) qualifying the Merger for pooling-of-interests accounting treatment) of CFSB to deliver to Old Kent, as soon as practicable after the date of this Plan of Merger, and prior to the date of the Stockholders'
     Meeting, a written agreement, in the form of EXHIBIT D (the "CFSB
     AFFILIATE AGREEMENTS"). CFSB shall provide a list of such affiliates within five days of its execution of this Plan Merger and shall up date such list as necessary upon the reasonable request of Old Kent.
     Old Kent shall use its best efforts to publish as promptly as reason-ably practical but in no event later than 30 days after the end of the first full month after the Effective Time in which there are at least
     30 days of post-Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

               5.7.2 OLD KENT AFFILIATES. Old Kent shall use all reasonable efforts to cause each director, executive officer, and other person who is an "affiliate" (for the purpose of qualifying the Merger for pooling-of-interests accounting treatment) of Old Kent, as soon as practicable after the date of this Plan of Merger, and prior to the date of the Stockholders' Meeting, to execute and deliver a written agreement under which such affiliate agrees not to sell, pledge, transfer, or otherwise dispose of his or her Old Kent Common Stock during any period that any such disposition would, under GAAP or the rules, regulations, or interpretations of the SEC or its staff, dis-qualify the Merger for pooling-of-interests accounting treatment.

     5.8  INDEMNIFICATION AND INSURANCE.

               5.8.1 INDEMNIFICATION. Following the Effective Time, Old Kent shall indemnify, defend and hold harmless the directors and officers of CFSB and its subsidiaries (each an "INDEMNIFIED PARTY") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities or amounts paid in set-tlement incurred in connection with any claim, action, suit or pro-ceeding, whether civil, criminal, administrative or investigative (collectively, "CLAIMS"), arising out of actions or omissions occur-ring at or prior to the Effective Time, including, but not limited to, the Merger, regardless of whether such Claim is asserted before, at or after the Effective Time, to the fullest extent that CFSB or its sub-sidiaries is permitted to indemnify (and advance expenses to) its directors and officers under applicable state or federal law in effect as of the date hereof or as amended applicable to a time before the Effective Time or the Certificate of Incorporation or By-laws of CFSB or its subsidiaries as in effect as of the date hereof. Old Kent may pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by applicable state or federal law in effect as of the date hereof or as amended applicable to a time before the Effective Time upon receipt of any undertaking required by applicable law. Old Kent shall ensure, to the extent permitted under applicable law, that all limitations of liability existing in favor of the Indemnified Parties as provided in CFSB's Certificate of Incorporation, as in effect as of the date hereof, or allowed under applicable state or federal law as in effect as of the date hereof or as amended applicable to a time before the Effective Time, with respect to claims or liabilities arising from facts or events existing or occurring before the Effective Time (in-cluding, without limitation, the transactions contemplated hereby), shall survive the Merger.

               5.8.2 INSURANCE. Old Kent shall use all reasonable efforts to cause the persons serving as officers and directors of CFSB immedi-ately prior to the Effective Time to be covered for a period of at least six years from the Effective Time by the directors' and offi-cers' liability insurance policy maintained by CFSB (provided that Old Kent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not materially less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such; provided, that in no event shall Old Kent be required to spend more than $140,000 (the "INSURANCE AMOUNT") to maintain or procure insurance coverage pursuant hereto. If Old Kent does not advise CFSB in writing at least 30 days prior to the Closing that it has procured such coverage for at least six years or agrees to do so without regard to the Insurance Amount, CFSB shall be permitted (after giving Old Kent three business days prior written notice and an additional two business day period to purchase such coverage), in lieu of receiving the foregoing insurance coverage, to procure tail coverage for past acts and omissions for a single premium amount not in excess of the Insurance Amount.

               5.8.3 ENFORCEMENT. The obligation of Old Kent provided under Sections 5.8.1 and 5.8.2 are intended to be enforceable against Old
     Kent directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Old Kent.

     5.9 EXCLUSIVE COMMITMENT. Neither Old Kent nor any of Old Kent's subsidiaries, nor any of their directors, officers, employees, investment bankers, representatives, or agents, shall take any action inconsistent with the intent to consummate the Merger upon the terms and conditions of this Plan of Merger. Except as provided below, neither CFSB nor any of CFSB's subsidiaries, nor any of their directors, officers, employees, in-vestment bankers, representatives, or agents, shall take any action incon-sistent with the intent to consummate the Merger upon the terms and condi-tions of this Plan of Merger. Without limiting the foregoing:

               5.9.1 NO SOLICITATION. Neither CFSB nor any of CFSB's subsid-iaries, nor any of their respective directors, officers, employees, investment bankers, representatives, or agents, shall directly or indirectly invite, initiate, solicit or encourage, or, unless a Fidu-ciary Event has occurred and continues (or a Superior Proposal has been presented and such Superior Proposal would otherwise give rise to a Fiduciary Event except that the board of directors of CFSB, at that time, has yet to determine to accept and recommend the Superior Pro-posal to the stockholders of CFSB), negotiate (which terms shall not include a request for additional information in response to a Proposal that is necessary to determine whether the Proposal is a Superior Proposal, which shall be permitted hereby) with any other party, any proposals, offers, or expressions of interest concerning any tender offer, exchange offer, merger, consolidation, sale of shares, sale of assets, or assumption of liabilities not in the ordinary course, or other business combination involving CFSB or any of CFSB's subsidiar-ies other than the Merger (a "BUSINESS COMBINATION").

               5.9.2 COMMUNICATION OF OTHER PROPOSALS. CFSB shall cause writ-ten notice to be delivered to Old Kent promptly upon receipt of any solicitation, offer, proposal, or expression of interest (a "PRO
     POSAL") concerning a Business Combination. Such notice shall contain the material terms and conditions of the Proposal to which such notice relates and shall contain, unless a Fiduciary Event has occurred and continues or a request for additional information which the CFSB board of directors has determined is necessary to fulfill its fiduciary duties is pending, a copy of CFSB's unequivocal rejection of the Pro-posal in the form actually delivered to the person from whom the Pro-posal was received. Thereafter, CFSB shall promptly notify Old Kent of any material changes in the terms, conditions, and status of any Proposal.

               5.9.3  FURNISHING INFORMATION.   Unless a Fiduciary Event has
     occurred and continues (or a Superior Proposal has been presented and such Superior Proposal would otherwise give rise to a Fiduciary Event except that the board of directors of CFSB, at that time, has yet to determine to accept and recommend the Superior Proposal to the stock-holders of CFSB), neither CFSB nor any of CFSB's subsidiaries, nor any of their respective directors, officers, employees, investment bank ers, representatives, or agents, shall furnish any nonpublic informa-tion concerning CFSB to any person who is not affiliated or under contract with CFSB or Old Kent, except as required by applicable law or regulations.

For the purposes of this Section, any breach of this Section by an execu-tive officer or director of CFSB in his or her individual capacity shall be deemed to be a breach by CFSB.

     5.10 REGISTRATION STATEMENT. The parties agree to cooperate in the preparation and filing with the SEC under the Securities Act and the Ex-change Act, the Registration Statement and the related Prospectus and Proxy Statement included as a part thereof covering the issuance by Old Kent of the shares of Old Kent Common Stock as contemplated by this Plan of Merger, together with such amendments as may reasonably be required for the Regis-tration Statement to become effective. Old Kent agrees to provide CFSB with reasonable opportunities to review and comment upon the Registration Statement, each amendment to the Registration Statement, and each form of the Prospectus and Proxy Statement before filing. Old Kent agrees to pro-vide CFSB, upon request, with copies of all correspondence received from the SEC with respect to the Registration Statement and its amendments and with all responsive correspondence to the SEC. Old Kent agrees to notify CFSB of any stop orders or threatened stop orders with respect to the Reg-istration Statement. The parties agree to provide all necessary informa-tion pertaining to each other promptly upon request, and to use all reason-able efforts to obtain the cooperation of their respective independent accountants and attorneys in connection with the preparation of the Regis-tration Statement and the Prospectus and Proxy Statement.

     5.11 OTHER FILINGS. Old Kent agrees to use its best efforts to pre-pare and file within 45 days after the date of this Plan of Merger with the Federal Reserve Board, OTS, and each other regulatory agency having juris-diction all documents reasonably required to obtain approval of or consent to consummate the Merger. Old Kent agrees to provide CFSB with reasonable opportunities to review and comment upon such documents before filing and to make such amendments and file such supplements thereto as CFSB may rea-sonably request. Old Kent shall provide CFSB with copies of all correspon-dence received from these agencies and all responsive correspondence sent to these agencies.

     5.12 MISCELLANEOUS AGREEMENTS AND CONSENTS. Subject to the terms and conditions of this Plan of Merger, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under ap-plicable laws and regulations to consummate and make effective the transac-tions contemplated by this Plan of Merger. Old Kent and CFSB will use all reasonable efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the Merger.

     5.13 ACCESS AND INVESTIGATION. For the purpose of permitting an examination of one party by the other's officers, attorneys, accountants, and representatives, each party shall: (a) permit, and shall cause each of their respective subsidiaries to permit, full access to their respective properties, books, and records at reasonable times and without undue inter-ference with normal business operations; (b) use reasonable efforts to cause its and each of respective subsidiaries' officers, directors, employ-ees, accountants, and attorneys to cooperate fully, for the purpose of permitting a complete and detailed examination of such matters by the other party's officers, attorneys, accountants, and representatives; and (c) furnish to the other, upon reasonable request, any information reasonably requested respecting its and each of its subsidiaries' properties, assets, business, and affairs. Each party acknowledges that certain information may not be disclosed by the other without the prior written consent of persons not affiliated with that party. If such information is requested, then the other party shall use reasonable efforts to obtain such prior consent and shall not be required to disclose such information unless and until such prior consent has been obtained. In the event of termination of this Plan of Merger, Old Kent and CFSB each agree to promptly return to the other party or to destroy all written materials furnished to it by the other party and the other party's subsidiaries, and all copies, notes, and summaries of such written materials. Old Kent and CFSB each agree to pre-serve intact all such materials that are returned to them and to make such materials reasonably available upon request or subpoena for a period of not less than six years from the termination of this Plan of Merger.

     5.14 CONFIDENTIALITY. Except as provided below, Old Kent and CFSB each agree:

               5.14.1 TREATMENT; RESTRICTED ACCESS. All information furnished to the other party pursuant to this Plan of Merger shall be treated as strictly confidential and shall not be disclosed to any other person, natural or corporate, except for its employees, attorneys, accoun-tants, regulators, and financial advisers who are reasonably believed to have a need for such information in connection with the Merger or except as required by law.

               5.14.2 NO OTHER USE. Neither party shall make any use, other than related to the Merger, of any information it may come to know as a direct result of a disclosure by the other party, its subsidiaries, directors, officers, employees, attorneys, accountants, or advisers or that may come into its possession from any other confidential source during the course of its investigation.

               5.14.3 EXCEPTED INFORMATION. The provisions of this Section shall not preclude Old Kent or CFSB, or their respective sub-sidiaries, from using or disclosing information that is readily ascer-tainable from public information or trade sources, known by it before the commencement of discussions between the parties or subsequently developed by it or its subsidiaries independent of any investigation under this Plan of Merger, received from any other person who is not affiliated with a party and who is not under any obligation to keep such information confidential, or reasonably required to be included in any filing or application required by any governmental or regula-tory agency.

               5.14.4 PROHIBIT INSIDER TRADING. Old Kent and CFSB shall each take responsible steps to assure that any person who receives nonpublic information concerning the Merger or the other party will treat the information confidentially as provided in this Section and not directly or indirectly buy or sell, or advise other persons to buy or sell, the other party's stock until such information is properly disclosed to the public.

     5.15 ENVIRONMENTAL INVESTIGATION. Old Kent shall be permitted to conduct an environmental assessment of each parcel of CFSB's Real Property and, at Old Kent's option, any other real estate acquired by any of CFSB's subsidiaries in satisfaction of a debt previously contracted. As to each such property:

               5.15.1 PRELIMINARY ENVIRONMENTAL ASSESSMENTS. Old Kent may, at its expense, engage an environmental consultant to conduct a prelimi-nary ("PHASE I") assessment of the property or, at its option, rely upon any Phase I assessment of the property obtained by CFSB, or any predecessor or company acquired by CFSB, that is recertified to Old
     Kent as of a recent date. CFSB and CFSB's subsidiaries shall provide reasonable assistance, including site access and a knowledgeable con-tact person, to the consultant for purposes of conducting the Phase I assessments.

               5.15.2 ENVIRONMENTAL RISKS. If there are any facts or condi-tions identified in a Phase I assessment that Old Kent believes could pose a current or future risk of a material liability, interference with use, or diminution of value of the property, then Old Kent shall identify that risk to CFSB, identify the facts or conditions underly-ing that risk, and provide CFSB with a copy of the Phase I assessment for that property (an "ENVIRONMENTAL RISK").

               5.15.3 PHASE II AND III WORK. Old Kent may obtain one or more estimates of the proposed scope of work and cost of any further envi-ronmental investigation, remediation, or other follow-up work it rea-sonably considers necessary or appropriate to assess and, if necessary under Environmental Laws, remediate an Environmental Risk ("PHASE II
     AND III WORK"). Old Kent shall provide copies of those estimates to CFSB. The fees and expenses of any Phase II and III Work shall be paid by CFSB. Old Kent and CFSB shall cooperate in the review, ap-proval, and implementation of all work plans for Phase II and III
     Work. All work plans for any Phase II and III Work shall be mutually satisfactory to Old Kent and CFSB. Mutually agreed upon Phase II and III Work shall be undertaken and completed as quickly as possible and shall be completed prior to the Closing.

               5.15.4 OLD KENT'S TERMINATION RIGHTS. If (a) Old Kent and CFSB are unable to agree upon a course of action to complete any Phase II and III Work and/or a mutually acceptable modification to this Plan of Merger, and (b) Old Kent cannot be reasonably assured that the after-tax cost of the sum of (i) the actual cost of all investigative and remedial or other corrective actions or measures taken pursuant to
     Section 5.15.3 (PHASE II AND III WORK); (ii) the estimated cost of all investigative actions and remedial or other corrective actions or measures not undertaken but required by Environmental Laws, or neces-sary to avoid future exposure to material liability under Environmen-tal Laws; and (iii) all diminutions of the value of such properties;
     in the aggregate will not exceed $3,000,000, then Old Kent may termi-nate this Plan of Merger as provided in Section 8.3.2 (ENVIRONMENTAL RISKS).

     5.16 ESOP. The ESOP shall be terminated effective as of the Effec-tive Time. Prior to its termination, the ESOP shall be amended to provide that no employees of Old Kent shall be eligible to participate, that there shall be no new participants in the plan on or after the Closing, that upon termination the Trustee shall pay off the outstanding balance owed by the ESOP under the loan agreement dated as of April 25, 1994, between the ESOP and CFSB (the "ESOP LOAN AGREEMENT"), and that any assets left in the sus-pense account after repayment of the loan will be allocated among the par-ticipants of the ESOP in accordance with the terms of the ESOP in a manner consistent with the Internal Revenue Code. Upon receipt of a favorable IRS determination letter with respect to the termination (which shall be pre-pared by Old Kent and its counsel with the participation and cooperation of CFSB and its counsel), the participants in the ESOP will have the option to transfer or roll over their ESOP accounts into the Old Kent Thrift Plan.

     5.17 TERMINATION OF 401(K) PLAN. Upon request by Old Kent, CFSB shall, and shall cause CFSB Bank to, take all action that is necessary and appropriate in the judgment of Old Kent to terminate the CFSB Bank Employ-ees' Deferred Savings Plan (the "401(K) PLAN") on a mutually agreed date that is as close as practicable to, but not more than 30 days before, the Effective Time.

     5.18 EMPLOYMENT AMENDMENTS. CFSB shall cause CFSB Bank, within 30 days after the date of this Plan of Merger, to obtain amendments (in the form previously agreed to by Old Kent and CFSB) to two existing employment agreements with its senior officers, as specified by Old Kent, providing for, among other things, mutually agreeable no-compete and non-solicitation covenants from those two employees, which shall only become effective upon consummation of the Merger at the Effective Time (the "EMPLOYMENT AMEND-MENTS").

     5.19 ACCOUNTING AND TAX TREATMENT. During the Term of this Plan of Merger, Old Kent and CFSB each agree not to take any action that would adversely affect the ability of Old Kent to treat the Merger as a pooling-of-interests for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code; provided, that nothing in this Plan of Merger shall limit Old Kent's ability to exercise its rights under the Option Agreement. Old Kent and CFSB each agree to take such action as may be reasonably required to negate the impact of any past actions, if any, that might adversely impact the ability of Old Kent to treat the Merger as a pooling-of-interests.

     5.20 PUBLIC ANNOUNCEMENTS. Old Kent and CFSB shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Plan of Merger, except as may be otherwise required by law, and neither Old Kent nor CFSB shall issue any news releases with respect to this Plan of Merger or the Merger unless such news releases have been mutually agreed upon by the parties, except as required by law.

        ARTICLE VI - CONDITIONS PRECEDENT TO OLD KENT'S OBLIGATIONS

     All obligations of Old Kent under this Plan of Merger are subject to the fulfillment (or waiver in writing by a duly authorized officer of Old
Kent), prior to or at the Closing, of each of the following conditions:

     6.1  RENEWAL OF REPRESENTATIONS AND WARRANTIES, ETC.

               6.1.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of CFSB contained in this Plan of Merger shall be true and correct when made and as of the Closing as if made at and as of such time (without giving effect to any update to the Disclosure Schedule), except (a) as expressly contemplated or permitted by this Plan of Merger, (b) for representations and warranties relating to a time or times other than the Closing that were or will be true and correct at such time or times, and (c) where the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, does not result or would not result in a Material Adverse Effect.

               6.1.2 COMPLIANCE WITH AGREEMENTS. CFSB shall have performed and complied with all agreements, conditions, and covenants required by this Plan of Merger to be performed or complied with by CFSB prior to or at the Closing in all material respects.

               6.1.3 CERTIFICATES. Compliance with Sections 6.1.1 (REPRESENTA-TIONS AND WARRANTIES) and 6.1.2 (COMPLIANCE WITH AGREEMENTS) shall be evidenced by one or more certificates signed by appropriate officers of CFSB, dated as of the date of the Closing, certifying the foregoing in such detail as Old Kent may reasonably request, describing any exceptions to such compliance in such certificates.

     6.2 OPINION OF LEGAL COUNSEL. CFSB shall have delivered to Old Kent an opinion of Housley Kantarian & Bronstein, P.C., counsel for CFSB, dated as of the date of the Closing and substantially in the form contained in EXHIBIT E, with only such changes as may be reasonably satisfactory to counsel for Old Kent.

     6.3 REQUIRED REGULATORY APPROVALS. Old Kent shall have received all such approvals, consents, authorizations, and licenses of all regulatory and other governmental and self-regulatory authorities having jurisdiction as may be required to permit the performance by CFSB and Old Kent of their respective obligations under this Plan of Merger and the consummation of the Merger, without the regulating authority's imposition of non-standard conditions on approval that are not reasonably acceptable to Old Kent.

     6.4 STOCKHOLDER APPROVAL. The stockholders of CFSB shall have ap-proved and adopted this Plan of Merger.

     6.5 ORDER, DECREE, ETC. Neither Old Kent nor CFSB shall be subject to any order, decree, or injunction of a court or agency of competent ju-risdiction that enjoins or prohibits the consummation of the Merger.

     6.6 PROCEEDINGS. There shall not be any action, suit, proceeding, claim, arbitration, or investigation pending or threatened against or re-lating to CFSB, any of CFSB's subsidiaries, or its or their respective directors (in the capacity as such), officers (in the capacity as such), properties, or businesses that may reasonably result in any liability that could have a Material Adverse Effect on CFSB.

     6.7 TAX MATTERS. Old Kent shall have received a tax opinion from its counsel, reasonably satisfactory in form and substance, that Old Kent shall use reasonable efforts to obtain. The tax opinion shall be supported by one or more fact certificates or affidavits in such form and content as may be reasonably requested by Old Kent's counsel from CFSB. The tax opinion shall be substantially to the effect that:

               6.7.1 REORGANIZATION. The Merger of CFSB with and into Old Kent will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and Old Kent and CFSB will each be a "party to a reorganization" within the meaning of Section 368(b) of the Internal Revenue Code.

               6.7.2 ASSETS' TAX BASIS. The basis of the CFSB assets in the hands of Old Kent will be the same as the basis of those assets in the hands of CFSB immediately prior to the Merger.

               6.7.3 NO GAIN OR LOSS. No gain or loss will be recognized to Old Kent on the receipt by Old Kent of the assets of CFSB in exchange for Old Kent Common Stock and the assumption by Old Kent of the lia-bilities of CFSB.

               6.7.4 HOLDING PERIOD. The holding period of the assets of CFSB in the hands of Old Kent will include the holding period during which such assets were held by CFSB.

     6.8 REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order.

     6.9 CERTIFICATE AS TO OUTSTANDING SHARES. Old Kent shall have re-ceived one or more certificates dated as of the Closing date and signed by the secretary of CFSB on behalf of CFSB, and by the transfer agent for CFSB Common Stock, certifying (a) the total number of shares of capital stock of CFSB issued and outstanding as of the close of business on the day immedi-ately preceding the Closing; and (b) with respect to the secretary's cer-tification, the number of shares of CFSB Common Stock, if any, that are issuable on or after that date, all in such form as Old Kent may reasonably request.

     6.10 CHANGE OF CONTROL WAIVERS. Old Kent shall have received evi-dence of the consents or other waivers of any material rights and the waiver of the loss of any material rights that may be triggered by the change of control of CFSB upon consummation of the Merger under the Desig-nated Contracts and any other agreement, contract, mortgage, deed of trust, lease, commitment, indenture, note, or other instrument, under which the failure to obtain such consent or waiver could result in a Material Adverse Effect on CFSB; all in form and substance reasonably satisfactory to Old Kent.

     6.11 POOLING ASSURANCES. Old Kent shall have received a letter ad-dressed to CFSB, from CFSB's independent accountants, as of a date reason-ably approximate to the date of the Closing, to the effect that, as of such date, CFSB is eligible to participate in a pooling-of-interests combination and a letter from its independent accountants, satisfactory in form and substance, to the effect that (based in part on the letter from CFSB's independent accountants) the Merger should be treated as a pooling-of-in-terests for accounting and financial reporting purposes, subject to satis-faction of post-Merger conditions.

     6.12 NO DEFAULT UNDER ESOP LOAN AGREEMENT. CFSB shall have obtained and delivered to Old Kent such consents, amendments, or supplemental agree-ments, all in form and substance reasonably satisfactory to Old Kent, nec-essary or advisable to confirm that neither the execution of this Plan of Merger nor consummation of the Merger will result in any default or penalty under the ESOP loan agreement, or any related pledge agreement, security agreement, note, or other agreement.

     6.13 EMPLOYMENT AMENDMENTS. CFSB Bank shall have obtained and deliv-ered to Old Kent copies of the executed Employment Amendments.


         ARTICLE VII - CONDITIONS PRECEDENT TO CFSB'S OBLIGATIONS

     All obligations of CFSB under this Plan of Merger are subject to the fulfillment (or waiver in writing by a duly authorized officer of CFSB), prior to or at the Closing, of each of the following conditions:

     7.1  RENEWAL OF REPRESENTATIONS AND WARRANTIES, ETC.

               7.1.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Old Kent contained in this Plan of Merger shall be true and correct when made and as of the Closing as if made at and as of such time (without giving effect to any update to the Disclosure Schedule), except (a) as expressly contemplated or permitted by this Plan of Merger, (b) for representations and warranties relating to a time or times other than the Effective Time that were or will be true and correct at such time or times, and (c) where the failure or fail-ures of such representations and warranties to be so true and correct, individually or in the aggregate, does not result or would not result in a Material Adverse Effect.

               7.1.2 COMPLIANCE WITH AGREEMENTS. Old Kent shall have performed and complied with all agreements, conditions, and covenants required by this Plan of Merger to be performed or complied with by Old Kent prior to or at the Closing in all material respects.

               7.1.3 CERTIFICATES. Compliance with Sections 7.1.1 (REPRESENTA-TIONS AND WARRANTIES) and 7.1.2 (COMPLIANCE WITH AGREEMENTS) shall be evidenced by one or more certificates signed by appropriate officers of Old Kent, dated as of the date of the Closing, certifying the fore-going in such detail as Old Kent may reasonably request, describing any exceptions to such compliance in such certificates.

     7.2 OPINION OF LEGAL COUNSEL. Old Kent shall have delivered to CFSB an opinion of Warner Norcross & Judd llp, counsel for Old Kent, dated as of the date of the Closing and substantially in the form contained in EXHIBIT F, with only such changes as may be reasonably satisfactory to counsel for CFSB.

     7.3 REQUIRED REGULATORY APPROVALS. CFSB or Old Kent shall have re-ceived all such approvals, consents, authorizations, and licenses of all regulatory and other governmental authorities having jurisdiction as may be required to permit the performance by CFSB and Old Kent of their respective obligations under this Plan of Merger and the consummation of the Merger.

     7.4 STOCKHOLDER APPROVAL. CFSB shall have received the requisite approval of the stockholders of CFSB of this Plan of Merger.

     7.5 ORDER, DECREE, ETC. Neither Old Kent nor CFSB shall be subject to any applicable order, decree, or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger.

     7.6 TAX MATTERS. CFSB shall have received a tax opinion from counsel for Old Kent, reasonably satisfactory in form and substance to CFSB's coun-sel. The tax opinion shall be supported by one or more fact certificates or affidavits in such form and content as may be reasonably requested by Old Kent's counsel from Old Kent. The tax opinion shall be substantially to the effect that:

               7.6.1 REORGANIZATION. The Merger of CFSB with and into Old Kent will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and Old Kent and CFSB will each be a "party to a reorganization" within the meaning of Section 368(b) of the Internal Revenue Code.

               7.6.2 NO GAIN OR LOSS. No gain or loss will be recognized by the stockholders of CFSB who receive shares of Old Kent Common Stock in exchange for all of their shares of CFSB Common Stock, except to the extent of any cash received in lieu of a fractional share of Old Kent Common Stock.

               7.6.3 STOCK TAX BASIS. The basis of the Old Kent Common Stock to be received by stockholders of CFSB will, in each instance, be the same as the basis of the respective shares of CFSB Common Stock sur-rendered in exchange therefor.

               7.6.4 HOLDING PERIOD. The holding period of the Old Kent Common Stock received by stockholders of CFSB will, in each instance, include the period during which the CFSB Common Stock surrendered in exchange therefor was held, provided that the CFSB Common Stock was, in each instance, held as a capital asset in the hands of the stockholder of CFSB at the Effective Time.

     7.7 REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order.

     7.8 FAIRNESS OPINION. CFSB shall have received an opinion from Feldman Financial or such other nationally recognized financial advisor reasonably acceptable to Old Kent, dated as of the date of this Plan of Merger and renewed as of a date approximately the date of the Prospectus and Proxy Statement, to the effect that the Exchange Ratio is fair to

CFSB's stockholders from a financial point of view as of that date and such opinion shall not have been subsequently withdrawn.

     7.9 LISTING OF SHARES. The shares of Old Kent Common Stock that shall be issued to the stockholders of CFSB upon consummation of the Merger shall have been authorized for listing on the New York Stock Exchange upon official notice of issuance.

     7.10 EXCHANGE AGENT CERTIFICATE. CFSB shall have received a certifi-cate from the Exchange Agent certifying to receipt of certificates for shares of Old Kent Common Stock to be issued and sufficient cash to make payments in lieu of fractional shares as contemplated by this Plan of Merger.


                   ARTICLE VIII - ABANDONMENT OF MERGER

     This Plan of Merger may be terminated and the Merger abandoned at any time prior to the Effective Time (notwithstanding that approval of this Plan of Merger by the stockholders of CFSB may have previously been ob-tained) as follows:

     8.1 MUTUAL ABANDONMENT. By mutual consent of the boards of direc-tors, or duly authorized committees thereof, of Old Kent and CFSB.

     8.2 UPSET DATE. By either Old Kent or CFSB if the Merger shall not have been consummated on or before October 1, 1999, except that this right to terminate shall not be available to a party if the failure to consummate the Merge by such date is due to such party's breach of any of its obliga-tions under this Plan of Merger.

     8.3 OLD KENT'S RIGHTS TO TERMINATE. By Old Kent under any of the following circumstances:

               8.3.1 FAILURE TO SATISFY CLOSING CONDITIONS. If any of the conditions specified in Article VI have not been met or waived by Old Kent, at such time as such condition can no longer be satisfied not-withstanding Old Kent's best efforts to comply with the covenants in this Plan of Merger.

               8.3.2 ENVIRONMENTAL RISKS. If Old Kent has given CFSB notice of an unacceptable Environmental Risk as provided in Section 5.15.4 (OLD KENT'S RIGHT TO TERMINATE).

               8.3.3 POOLING QUALIFICATION. At any time after Old Kent's inde-pendent accountants shall have advised Old Kent that the Merger is unlikely to qualify for treatment as a pooling-of-interests for ac-counting and financial reporting purposes.

               8.3.4 APPROVAL OF CFSB'S STOCKHOLDERS. This Plan of Merger is not approved by CFSB's stockholders at the Stockholders' Meeting.

               8.3.5 MATERIAL ADVERSE EVENT. If there shall have occurred one or more events that shall have caused or are reasonably likely to cause a Material Adverse Effect on CFSB.

     8.4 CFSB'S RIGHTS TO TERMINATE. By the board of directors, or a duly authorized committee thereof, of CFSB under any of the following circum-stances:

               8.4.1 UPSET CONDITION. If the Upset Condition exists in accor-dance with Section 2.2 (UPSET PROVISION).

               8.4.2 FAILURE TO SATISFY CLOSING CONDITIONS. If any of the conditions specified in Article VII have not been met or waived by CFSB at such time as such condition can no longer be satisfied not-withstanding Old Kent's best efforts to comply with the covenants in this Plan of Merger.

               8.4.3 POOLING QUALIFICATION. At any time after Old Kent's inde-pendent accountants shall have advised Old Kent and CFSB that the Merger is unlikely to qualify for treatment as a pooling-of-interests for accounting and financial reporting purposes.

               8.4.4 APPROVAL OF CFSB'S STOCKHOLDERS. This Plan of Merger is not approved by CFSB's stockholders at the Stockholders' Meeting.

               8.4.5 MATERIAL ADVERSE EVENT. If there shall have occurred one or more events that shall have caused or are reasonably likely to cause a Material Adverse Effect on Old Kent.

     8.5 EFFECT OF TERMINATION. In the event of termination of this Plan of Merger by either CFSB or Old Kent as provided in this Article, this Plan of Merger shall forthwith become void and have no effect, and none of CFSB's, Old Kent's, any of their respective subsidiaries, or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby (other than the Option Agreement), except that (a) the Option Agree-ment and Sections 5.15 (CONFIDENTIALITY), 8.5 (EFFECT OF TERMINATION), 9.2 (NONSURVIVAL OF REPRESENTATIONS, WARRANTIES, AND AGREEMENTS), and 9.4 (EX-PENSES), shall survive any termination of this Plan of Merger, and (b) notwithstanding anything to the contrary contained in this Plan of Merger, neither CFSB nor Old Kent shall be relieved or released from any liabili-ties or damages arising out of its breach of any provision of this Plan of Merger.


                        ARTICLE IX - MISCELLANEOUS

     Subject to the terms and conditions of this Plan of Merger, Old Kent and CFSB further agree as follows:

     9.1 "MATERIAL ADVERSE EFFECT" DEFINED. As used in this Plan of Merger, the term "MATERIAL ADVERSE EFFECT" means any change or effect that, individually or when taken together with all other such changes or effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to have a material negative impact on (a) the business, assets, financial condition, results of operations, or value of Old Kent and its subsidiaries, taken as a whole, or, as the case may be, CFSB and CFSB Bank, taken as a whole; or (b) the ability of Old Kent or CFSB, as the case may be, to satisfy the applicable closing conditions or consummate the Merger or perform its obligations under the Option Agreement. Notwithstanding the above, the impact of the following shall not be included in any determination of a Material Adverse
Effect: (a) changes in GAAP, generally applicable to financial institu-tions and their holding companies; (b) actions and omissions of a party (or any of its subsidiaries) taken with the prior written consent of the other party; (c) changes in economic conditions (including changes in the level of interest rates) generally affecting financial institutions; and (d) fees and expenses reasonably related to this transaction (such as any additional insurance coverages, employment and consulting services, legal, accounting, and investment banking fees and expenses, and severance and retention pro-visions).

     9.2 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES, AND AGREEMENTS. None of the representations, warranties, covenants and agreements in this Plan of Merger or in any other agreement or instrument delivered pursuant to this Plan of Merger, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for the Option Agreement, Affiliate Agreements, Employment Amendments, and those covenants and agreements contained herein and therein that, by their terms, apply or are to be performed in whole or in part after the Effective Time.

     9.3 AMENDMENT. Subject to applicable law, this Plan of Merger may be amended, modified, or supplemented by, and only by, written agreement of Old Kent and CFSB, or by the respective officers thereunto duly authorized, at any time prior to the Effective Time.

     9.4 EXPENSES. Except as otherwise provided in this Plan of Merger, CFSB and Old Kent shall each pay its own expenses incident to preparing for, entering into, and carrying out this Plan of Merger, and incident to the consummation of the Merger. Each party shall pay the fees and expenses of any investment banker engaged by that party. The costs of all filing fees pertaining to the Registration Statement shall be paid by Old Kent. The costs of printing and mailing the Prospectus and Proxy Statement shall be paid by CFSB.

     9.5 SPECIFIC ENFORCEMENT. The parties each agree that, consistent with the terms and conditions of this Plan of Merger, in the event of a breach by a party to this Plan of Merger, money damages may be inadequate and not susceptible of computation because of the unique nature of CFSB, CFSB Bank, and the Merger. Therefore, the parties each agree that a fed-eral or state court of competent jurisdiction shall have authority, subject to the rules of law and equity, to specifically enforce the provisions of this Plan of Merger by injunctive order or such other equitable means as may be determined in the court's discretion.

     9.6 JURISDICTION; VENUE; JURY. Old Kent and CFSB each agree to the jurisdiction and venue of any state or federal court located in Ingham County or Kent County, Michigan. Old Kent and CFSB each hereby waive their right to a trial by jury.

     9.7 WAIVER. Any of the terms or conditions of this Plan of Merger may be waived in writing at any time by action taken by the board of direc-tors of a party, a duly authorized committee thereof, or a duly authorized officer of such party. The failure of any party at any time or times to require performance of any provision of this Plan of Merger shall in no manner affect such party's right at a later time to enforce the same provi-sion. No waiver by any party of any condition, or of the breach of any term, covenant, representation, or warranty contained in this Plan of Merger, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or as a waiver of any other condition or of the breach of any other term, covenant, representation, or warranty.

     9.8 NOTICES. All notices, requests, demands, and other communica-tions under this Plan of Merger shall be in writing and shall be deemed to have been duly given if delivered or sent and received by a fax transmis-sion (if receipt by the intended recipient is confirmed by telephone and if hard copy is delivered by overnight delivery service the next day), a hand delivery, or a nationwide overnight delivery service (all fees prepaid) to the following addresses:

     IF TO OLD KENT:                     WITH A COPY TO:

     Old Kent Financial Corporation      Warner Norcross & Judd LLP
     Attention:  Mary E. Tuuk            Attention:  Shane B. Hansen
     111 Lyon St., N.W.                  900 Old Kent Building
     Grand Rapids, Michigan 49503        111 Lyon Street, N.W.
     Fax:   (616) 771-4698               Grand Rapids, Michigan 49503-2489
     Telephone: (616) 771-5272           Fax:       (616) 752-2500
                                         Telephone: (616) 752-2000

     IF TO CFSB:                        WITH A COPY TO:

     CFSB Bancorp, Inc.                 Housley Kantarian & Bronstein, P.C.
     Attention:  Robert H. Becker       Attention:  Harry K. Kantarian
     112 Allegan Street                 Suite 700
     Lansing, Michigan 48933-1814       1220 19th Street, N.W.
     Fax:       (517) 374-3557          Washington, D.C. 20036
     Telephone: (517) 483-4871          Fax:       (202) 822-0140

                                        Telephone: (202) 822-9611

     9.9 GOVERNING LAW. This Plan of Merger shall be governed, construed, and enforced in accordance with the laws of the State of Michigan, without regard to principles of conflicts of laws.

     9.10 ENTIRE AGREEMENT. This Plan of Merger supersedes all prior agreements between the parties with respect to its subject matter and con-stitutes (along with the agreements and documents referred to in this Plan of Merger) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter; except for matters set forth in any written instrument concurrently or contemporaneously exe-cuted by the parties. Neither party may assign any of its rights or obli-gations under this Plan of Merger to any other person.

     9.11 THIRD PARTY BENEFICIARIES. The terms and conditions of this Plan of Merger shall inure to the benefit of and be binding upon Old Kent and CFSB and their respective successors. Nothing in this Plan of Merger is intended to confer upon any person other than these parties any rights, remedies, obligations, or liabilities under or by reason of this Plan of Merger except as specifically set forth in this Plan of Merger.

     9.12 COUNTERPARTS. This Plan of Merger may be executed in one or more counterparts, which taken together shall constitute one and the same instrument. Executed counterparts of this Plan of Merger shall be deemed to have been fully delivered and shall become legally binding if and when executed signature pages are received by fax from a party. If so delivered by fax, the parties agree to promptly send original, manually executed copies by nationwide overnight delivery service.

     9.13 FURTHER ASSURANCES; PRIVILEGES. Either party to this Plan of Merger shall, at the request of the other party, execute and deliver such additional documents and instruments and take such other actions as may be reasonably requested to carry out the terms and provisions of this Plan of Merger.

     9.14 HEADINGS, ETC. The article headings and section headings con-tained in this Plan of Merger are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Plan of Merger.

     9.15  CALCULATION OF DATES AND DEADLINES.   Unless otherwise speci-
fied, any period of time to be determined under this Plan of Merger shall be deemed to commence at 12:01 a.m. on the first full day after the speci-fied starting date, event, or occurrence. Any deadline, due date, expira-tion date, or period-end to be calculated under this Plan of Merger shall be deemed to end at 5 p.m. on the last day of the specified period. The time of day shall be determined with reference to the then current local time in Grand Rapids, Michigan.

     9.16 SEVERABILITY. If any term, provision, covenant, or restriction contained in this Plan of Merger is held by a final and unappealable order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants, and restrictions contained in this Plan of Merger shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated unless the effect would be to cause this Plan of Merger to not achieve its essential pur-poses.

                [BALANCE OF THIS PAGE INTENTIONALLY BLANK]

          In Witness Whereof, the undersigned parties hereto have duly executed and acknowledged this Plan of Merger as of the date first written above.


                              Old Kent Financial Corporation


                              By    /S/ MARK F.  FURLONG
                                    Mark F. Furlong, Executive Vice President


                              CFSB Bancorp, Inc.


                              By    /S/ ROBERT H.  BECKER
                                    Robert H. Becker, President and
                                     Chief Executive Officer

                                 EXHIBIT B

                    TO THE AGREEMENT AND PLAN OF MERGER

                                 BETWEEN

                            CFSB BANCORP, INC.

                                   AND

                      OLD KENT FINANCIAL CORPORATION

                                                                       2/19/99
                                                          TOTAL        CLOSING        MARKET                       INITIAL
                                                         ASSETS          PRICE         VALUE    WEIGHTING            INDEX
COMPANY NAME                            STATE            ($000)            ($)          ($M)          (%)            PRICE
AmSouth Bancorporation                  AL          19,901,679          48.438      5,734.56         4.54          2.19867
Associated Banc-Corp                    WI          11,250,667          31.375      1,973.08         1.56          0.49001
BB&T Corporation                        NC          34,427,227          35.938     10,429.45         8.26          2.96680
Colonial BancGroup, Inc.                AL          10,456,281          12.063      1,338.16         1.06          0.12777
Comerica Incorporated                   MI          36,600,831          64.563     10,064.07         7.97          5.14316
Commerce Bancshares, Inc.               MO          11,402,023          40.000      2,446.38         1.94          0.77456
Compass Bancshares, Inc.                AL          17,288,908          36.250      2.736.88         2.17          0.78530
First American Corporation              TN          20,731,770          41.000      4.769.08         3.77          1.54772
First Citizens BancShares, Inc.         NC           9,605,787          78.000        838.58         0.66          0.51774
First Security Corporation              UT          21,689,088          18.688      3,489.18         2.76          0.51613
First Tennessee National Corporation    TN          18,733,961          38.688      5,001.61         3.96          1.53165
First Virginia Banks, Inc.              VA           9,564,696          47.250      2,366.94         1.87          0.88524
Hibernia Corporation                    LA          14,011,500          16.438      2,570.83         2.03          0.33450
Huntington Bancshares Incorporated      OH          28,296,336          31.875      6,717.54         5.32          1.69486
M&T Bank Corporation                    NY          20,583,891         480.000      3,698.88         2.93         14.05350
Marshall & Ilsley Corporation           WI          21,566,293          56.313      5,974.95         4.73          2.66327
Mercantile Bankshares Corporation       MD           7,609,563          35.750      2,539.22         2.01          0.71854
North Fork Bancorporation, Inc.         NY          10,679,556          22.250      3,138.85         2.48          0.55281
Northern Trust Corporation              IL          27,870,000          88.469      9,839.06         7.79          6.88998
Pacific Century Financial Corporation   HI          15,016,563          21.938      1,762.15         1.39          0.30599
SouthTrust Corporation                  AL          38,133,774          36.438      6,092.76         4.82          1.75728
Summit Bancorp                          NJ          33,101,314          38.750      6,733.16         5.33          2.06521
Synovus Financial Corp.                 GA          10,498,009          24.313      6,569.68         5.20          1.26432
TCF Financial Corporation               MN          10,164,594          23.438      2,005.53         1.59          0.37207
Union Planters Corporation              TN          31,691,953          45.313      6,430.97         5.09          2.30660
UnionBanCal Corporation                 CA          32,276,316          35.875      6,287.45         4.98          1.78542
Zions Bancorporation                    UT          16,662,562          60.875      4,786.97         3.79          2.30660

                                                                                  126,335.97       100.00           56.556
                                                                                                                    ======
/TABLE

                               APPENDIX B

                         STOCK OPTION AGREEMENT


          THIS STOCK OPTION AGREEMENT (the "AGREEMENT") is made as of February 24, 1999, by and between OLD KENT FINANCIAL CORPORATION, a Michigan corporation ("GRANTEE"), and CFSB BANCORP, INC., a Delaware corporation ("ISSUER").

          As a condition to, and contemporaneous with, the execution of this Agreement, the parties are entering into an Agreement and Plan of Merger dated February 24, 1999 (the "PLAN OF MERGER"). In consideration therefor, and as an inducement to Grantee to pursue the transactions contemplated by the Plan of Merger, Issuer has agreed to grant Grantee the Option (as defined below). The board of directors of Issuer has approved the grant of the Option and the Plan of Merger. Capitalized terms used but not defined in this Agreement shall have the meanings given to those terms in the Plan of Merger.

          In consideration of the foregoing, and the mutual covenants and agreements set forth in this Agreement and in the Plan of Merger, the parties agree:

     1.   GRANT OF OPTION.

          (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "OPTION") to purchase, subject to the terms of this Agreement, up to 1,645,364 fully paid and nonassessable shares of Issuer Common Stock, par value $0.01 ("COMMON STOCK"), at a price per share equal to $21.00; PROVIDED that in the event Issuer issues or agrees to issue any shares of Common Stock at a price per share less than $21.00 (as adjusted pursuant to Section 5(b)) (other than as permitted under the Plan of Merger), such price shall be equal to such lesser price (as adjusted, if applicable, the "OPTION PRICE"); FURTHER PROVIDED, that in no event shall the number of shares for which this Option is exercisable, together with the number of shares owned by Grantee other than shares held by Grantee in a fiduciary capacity for a customer as to which it has no beneficial interest ("FIDUCIARY SHARES"), exceed 19.99% of the Issuer's issued and outstanding common shares.

          (b) The number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, in the event that any additional shares of Common Stock are issued or otherwise become outstanding (other than pursuant to this Agreement or pursuant to an event described in Section 5(a) of this Agreement) or existing shares are redeemed, retired or otherwise become no longer outstanding after the date of this Agreement so that, after any such issuance, redemption or retirement, together with the number of shares previously issued pursuant to this Agreement or otherwise owned by Grantee other than Fiduciary

Shares, the number of shares of Common Stock subject to the Option equals 19.99% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be considered to authorize Issuer to issue shares in breach of any provision of the Plan of Merger.

     2.   EXERCISE OF OPTION.

          (a) The holder or holders of the Option (the "HOLDER") may exercise the Option, in whole or part, if both an Initial Triggering Event (as defined below) and a Subsequent Triggering Event (as defined below) shall have occurred prior to the occurrence of an Exercise Termination Event (as defined below), PROVIDED that the Holder shall have sent notice of such exercise (as required by Section 2(f)) within six months following such Subsequent Triggering Event (or such later date as provided in Section
10).

          (b) Each of the following shall be an "EXERCISE TERMINATION EVENT": (i) consummation of the Merger at the Effective Time of the Merger;
(ii) the termination of the Plan of Merger in accordance with the provisions thereof if such termination occurs before the occurrence of an Initial Triggering Event; and (iii) the passage of 18 months (or such longer period as provided in Section 10) after termination of the Plan of Merger if such termination follows the occurrence of an Initial Triggering Event. Notwithstanding anything to the contrary in this Agreement: (i) the Option may not be exercised at any time when Grantee shall be in material breach of any of its covenants or agreements contained in the Plan of Merger such that Issuer shall be entitled to terminate the Plan of Merger as a result of a material breach; and (ii) this Agreement shall automatically terminate upon the proper termination of the Plan of Merger
(x) by Issuer as a result of the material breach by Grantee of its covenants or agreements contained in the Plan of Merger, or (y) by Issuer or Grantee if the approval by any federal or state governmental agency or authority necessary to consummate the Merger and the other transactions contemplated by the Plan of Merger shall have been denied by final nonappealable action of such agency or authority.

          (c) The term "INITIAL TRIGGERING EVENT" shall mean any of the following events or transactions occurring on or after the date of this
Agreement:

               (i) Issuer or its subsidiary (the "ISSUER SUBSIDIARY"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined below) with any person (for purposes of this Agreement, the term "person" has the meaning given that term in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the

     "EXCHANGE ACT"), and the rules and regulations thereunder) other than Grantee or any of its subsidiaries (a "GRANTEE SUBSIDIARY");

               (ii) the board of directors of Issuer shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction other than the Merger;

               (iii) any person other than Grantee or any Grantee Subsidiary shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding shares of Common Stock (for purposes of this Agreement, the term "beneficial ownership" has the meaning given that term in Section 13(d) of the Exchange Act and the rules and regulations thereunder);

               (iv) the stockholders of Issuer shall have voted and failed to approve the Plan of Merger and the Merger at a meeting that was held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Plan of Merger or shall have been canceled prior to termination of the Plan of Merger if, prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to such termination), it shall have been publicly announced that any person (other than Grantee or any Grantee Subsidiary) shall have made, or publicly disclosed an intention to make, a proposal to engage in an Acquisition Transaction;

               (v) the board of directors of Issuer shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) in any manner adverse in any respect to Grantee its recommendation that the stockholders of Issuer approve the transactions contemplated by the Plan of Merger in anticipation of engaging in an Acquisition Transaction (other than Grantee or any Grantee Subsidiary) or following a proposal to Issuer to engage in an Acquisition Transaction, or Issuer or Issuer Subsidiary shall have authorized, recommended or proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or any Grantee Subsidiary;

               (vi) any person other than Grantee or any Grantee Subsidiary shall have filed with the Securities and Exchange Commission ("SEC") a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its stockholders to approve the issuance of shares to be offered in such an exchange offer);

               (vii) Issuer shall have willfully breached any covenant or obligation contained in the Plan of Merger in anticipation of engaging in an Acquisition Transaction (other than Grantee or any Grantee Subsidiary), and following such breach Grantee would be entitled to terminate the Plan of Merger (whether immediately or after the giving of notice or passage of time, or both);

               (xiii) any person other than Grantee or any Grantee Subsidiary shall have filed an application or notice with the Federal Office of Thrift Supervision ("OTS"), the Financial Institutions Bureau of the Michigan Department of Commerce (the "FIB") or other federal or state authority or regulatory or administrative agency or commission (each a "GOVERNMENTAL ENTITY"), which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction; or

               (ix) a Fiduciary Event shall have occurred under the Plan of Merger.

For purposes of this Agreement, "ACQUISITION TRANSACTION" means: (a) a merger or consolidation, or any similar transaction, involving Issuer or Issuer Subsidiary (other than mergers, consolidations or similar transactions (i) involving solely Issuer and/or one or more wholly-owned (except for directors' qualifying shares) subsidiaries of the Issuer, PROVIDED, any such transaction is not entered into in violation of the terms of the Plan of Merger or (ii) in which the stockholders of Issuer immediately prior to the completion of such transaction own at least 50% of the Common Stock of Issuer (or the resulting or surviving entity in such transaction) immediately after completion of such transaction, PROVIDED, any such transaction is not entered into in violation of the terms of the Plan of Merger); (b) a purchase, lease or other acquisition of all or a substantial part of the assets or deposits of Issuer or Issuer Subsidiary;
(c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or Issuer Subsidiary; or (d) any substantially similar transaction. For purposes of this Agreement, "subsidiary" has the meaning given that term in Rule 12b-2 under the Exchange Act.

          (d) The term "SUBSEQUENT TRIGGERING EVENT" shall mean either of the following events or transactions occurring after the date of this
Agreement:

               (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 25% or more of the then outstanding Common Stock; or

               (ii) occurrence of the Initial Triggering Event described in clause (i) of Section 2(c), except that the percentage referred to for purposes of defining "Acquisition Transaction" in clause (c) shall be 25%.

          (e) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (collectively, "TRIGGERING EVENTS"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of Holder to exercise the Option.

          (f) If Holder is entitled and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of such notice is referred to as the "NOTICE DATE") specifying: (i) the total number of shares it will purchase pursuant to such exercise; and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "CLOSING DATE"); PROVIDED, that if prior notification to or approval of the OTS, the FIB or any other Governmental Entity is required in connection with such purchase, Holder shall promptly file the required notice or application for approval, shall notify Issuer of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be considered to occur on the Notice Date relating thereto.

          (g) At the closing referred to in Section 2(f), Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and (ii) present and surrender this Agreement to Issuer at its principal executive offices; PROVIDED, that failure or refusal of Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude Holder from exercising the Option.

          (h) At the closing, simultaneously with the delivery of immediately available funds as provided in Section 2(g), Issuer shall deliver to Holder a certificate or certificates representing the number of shares of Common Stock purchased by Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of Holder to purchase the balance of the shares subject to this Option.

          (i) Certificates for Common Stock delivered at a closing under this Agreement may be endorsed with a restrictive legend that shall read substantially as follows:

          "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement, dated as of February 24, 1999, between the registered holder hereof and Issuer and to resale restrictions arising under the Securities
     Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "SECURITIES ACT"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act;
(ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of counsel to Holder; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

          (j) Upon the giving by Holder to Issuer of the written notice of exercise of the Option provided for under Section 2(f) and the tender of the applicable purchase price in immediately available funds, Holder shall be considered, subject to the receipt of any necessary regulatory approvals, to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to Holder. Issuer shall pay all expenses, and any and all federal, state and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2 in the name of Holder or its assignee, transferee or designee.

          (k) Notwithstanding any other provision of this Agreement to the contrary, in no event shall Grantee (together with any other Holders of the Option) purchase under the terms of this Agreement that number of shares of Common Stock that have a "Spread Value" (as defined below) in excess of $11,400,000. For purposes of this Agreement, "SPREAD VALUE" means the difference between (i) the product of (A) the sum of the total number of shares of Common Stock Grantee (1) intends to purchase upon exercise of the Option on the date of exercise and (2) previously purchased pursuant to the prior exercise of the Option, and (B) the closing price of Issuer Common

Stock as quoted on The Nasdaq Stock Market National Market Issues on the last trading day immediately preceding the date of exercise, and (ii) the product of (A) the total number of shares of Common Stock Grantee (1) intends to purchase upon exercise of the Option on the date of exercise and
(2) previously purchased pursuant to the prior exercise of the Option, and
(B) the applicable Option Price of such shares of Common Stock. If the Spread Value exceeds $11,400,000, the number of shares of Common Stock that the Grantee (together with any other Holders of the Option) is entitled to purchase on the date of exercise shall be reduced to the greatest number of shares permissible such that the Spread Value equals or is less than $11,400,000.

     3. COVENANTS OF ISSUER. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed under this Agreement by Issuer;
(iii) promptly to take all action as may from time to time be required (including (x) complying with all applicable premerger notification, reporting and waiting period requirements and (y) if, under the applicable federal or state regulatory requirements or any state or federal banking law, prior approval of or notice to the OTS, the Board of Governors of the Federal Reserve System (the "FEDERAL RESERVE BOARD"), the FIB or any other Governmental Entity is necessary before the Option may be exercised, cooperating fully with Holder in preparing such applications or notices and providing such information to the OTS, the Federal Reserve Board, the FIB and/or each such Governmental Entity as they may require) to permit Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant to this Agreement; and (iv) promptly to take all action provided in this Agreement to protect the rights of Holder against dilution.

     4. EXCHANGE OF OPTION. This Agreement (and the Option granted by this Agreement) are exchangeable, without expense, at the option of Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling Holder to purchase, on the same terms and subject to the same conditions as are set forth in this Agreement, in the aggregate the same number of shares of Common Stock subject to this Option. The terms "Agreement" and "Option" as used in this Agreement include any stock option agreements and related options for which this Agreement (and the Option granted by this Agreement) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     5. ADJUSTMENTS. In addition to the adjustment in the number of shares of Common Stock that are subject to the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock subject to the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5.

          (a) In the event of any change in, or distributions in respect of, Common Stock by reason of stock dividends, stock splits, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock subject to the Option shall be appropriately adjusted and proper provision shall be made so that, if any additional shares of Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Common Stock that remain subject to the Option shall be increased so that, after such issuance and together with shares of Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), such number equals 19.99% of the number of shares of Common Stock then issued and outstanding.

          (b) Whenever the number of shares of Common Stock subject to the Option is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock subject to the Option prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock subject to the Option after the adjustment.

     6. REGISTRATION RIGHTS. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 12 months (or such later period as provided in Section 10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or owner of any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the Securities Act covering any shares issued and/or issuable pursuant to this Option and shall use its best efforts to cause such registration statement to become effective and remain current to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("OPTION SHARES") in accordance with any plan of disposition requested by Grantee. Issuer will use its best efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of the first of such registrations (including, without limitation, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto) and Grantee shall bear the costs of the second such registration. Notwithstanding the above, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in the process of registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters (or, if none, the sole underwriter or underwriters) of such offering the offer and sale of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated by this
Section 6 may be reduced; PROVIDED, that, after any such required reduction, the number of Option Shares included in such offering for the account of Holder shall constitute at least 25% of the total number of shares to be sold by Holder and Issuer in the aggregate; PROVIDED FURTHER, that if such reduction occurs, then Issuer shall file a registration statement for the balance of the Option Shares subject to the registration demand as promptly as practical as to which no reduction pursuant to this
Section 6 shall be permitted or occur and the Holder shall thereafter be entitled to one additional registration and the 12 month period referred to in the first sentence of this Section shall be increased to 24 months.
Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed to register Option Shares. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary in this Agreement, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

     7.   REPURCHASE OF OPTION.

          (a) At any time after the occurrence of a Repurchase Event (defined below) which occurs prior to an Exercise Termination Event: (i) at the request of Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor to Issuer) shall repurchase the Option from Holder at a price (the "OPTION REPURCHASE PRICE") equal to the amount by which (x) the market/offer price (as defined below) exceeds (y) the Option Price, multiplied by the number of shares for which this Option may then be exercised; and (ii) at the request of the owner of Option Shares from time to time (the "OWNER"), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor to Issuer) shall repurchase such number of the Option Shares from Owner as Owner shall designate at a price (the "OPTION SHARE REPURCHASE PRICE") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "MARKET/OFFER PRICE" shall mean the highest of: (i) the price per share of Common Stock at which a tender or exchange offer therefor has been made; (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer; (iii) the highest sale price for shares of Common Stock within the six-month period immediately preceding the date Holder gives notice of the required repurchase of this Option or Owner gives notice of the required repurchase of Option Shares, as the case may be; or (iv) in the event of a sale of all or any substantial part of Issuer's assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by Holder or Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

          (b) Holder or Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that Holder or Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to Holder the Option Repurchase Price and/or to Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

          (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify Holder and/or Owner and thereafter deliver or cause to be delivered, from time to time, to Holder and/or Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; PROVIDED, that if Issuer at any time after delivery of a notice of repurchase pursuant to this Section 7(b) is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to Holder and/or Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly: (i) deliver to Holder and/or Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and
(ii) deliver, as appropriate, either (A) to Holder, a new Agreement evidencing the right of Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion of the Option Repurchase Price previously delivered to Holder and the denominator of which is the Option Repurchase Price, and/or (B) to Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this Section 7(c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

          (d) For purposes of this Section 7, a "REPURCHASE EVENT" shall be considered to have occurred upon the occurrence of any of the following events or transactions after the date of this Agreement:

               (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Common Stock; or

               (ii) the consummation of any Acquisition Transaction described in Section 2(c)(i), except that the percentage referred to for purposes of defining "Acquisition Transaction" in clause (c) shall be 50%.

     8.   SUBSTITUTE OPTION.

          (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement to (i) consolidate with or merge into any person, other than Grantee or any Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or any Grantee Subsidiary and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquirer in such plan of exchange,
(ii) permit any person, other than Grantee or any Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) sell or otherwise transfer all or a substantial part of its or the Issuer's assets or deposits to any person, other than Grantee or any Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth in this Agreement, be converted into, or exchanged for, an option (the "SUBSTITUTE OPTION"), at the election of Holder, of either (x) the Acquiring Corporation (as defined below) or (y) any person that controls the Acquiring Corporation.

          (b)  The following terms have the following meanings:

               (i) "ACQUIRING CORPORATION" means: (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer); (ii) the acquiring person in a plan of exchange in which Issuer is acquired; (iii) Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person; and (iv) the transferee of all or a substantial part of Issuer's assets or deposits (or the assets or deposits of Issuer Subsidiary).

               (ii) "SUBSTITUTE COMMON STOCK" means the voting common stock to be issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

               (iii) "ASSIGNED VALUE" means the market/offer price, as defined in Section 7.

               (iv) "AVERAGE PRICE" means the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; PROVIDED, that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as Holder may elect.

          (c) The Substitute Option shall have the same terms as the Option; PROVIDED, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

          (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

          (e) In no event, pursuant to any of the subsections above, shall the Substitute Option be exercisable for a number of shares that, together with the number of shares owned by Grantee other than Fiduciary Shares, is more than 19.99% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.99% of the shares of Substitute Common Stock outstanding prior to exercise but for this Section 8(e), the issuer of the Substitute Option (the "SUBSTITUTE OPTION ISSUER") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this
Section 8(e) over (ii) the value of the Substitute Option after giving effect to the limitation in this Section 8(e). This difference in value shall be determined by a nationally recognized investment banking firm selected by Holder.

          (f)  Issuer shall not enter into any transaction described in
Section 8(a) unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer under this Agreement.

     9.   REPURCHASE OF SUBSTITUTE OPTION.

          (a) At the request of the holder of the Substitute Option (the "SUBSTITUTE OPTION HOLDER"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "SUBSTITUTE OPTION REPURCHASE PRICE") equal to the amount by which (i) the Highest Closing Price (as defined below) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "SUBSTITUTE SHARE OWNER") of shares of Substitute Common Stock, the Substitute Option Issuer shall repurchase the Substitute Common Stock at a price (the "SUBSTITUTE SHARE REPURCHASE PRICE") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "HIGHEST CLOSING PRICE" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Common Stock, as applicable.

          (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Common Stock pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Common Stock accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Common Stock in accordance with the provisions of this Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Common Stock and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof that the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

          (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Common Stock in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute

Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; PROVIDED, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to Section 9(b) prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to obtain all required regulatory and legal approvals as promptly as practicable to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Common Stock either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly: (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (x) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of Substitute Common Stock obtained by multiplying the number of shares of Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion of the Substitute Option Repurchase Price previously delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (y) to the Substitute Share Owner, a certificate for the Substitute Common Stock it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of
Section 9(c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period

     10. EXTENSION OF EXERCISE PROVISIONS. The 30-day, six-month, 12-month, 18-month or 24-month periods for the exercise of certain rights under Sections 2, 6, 7, 9, 12 and 14 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Common Stock Owner, as the case may be, is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the Exchange Act by reason of such exercise.

     11. REPRESENTATIONS AND WARRANTIES OF ISSUER. Issuer hereby represents and warrants to Grantee as follows:

          (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by the board of directors of Issuer prior to the date of this Agreement and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer. This Agreement is the valid and legally binding obligation of Issuer.

          (b) Issuer has taken all necessary corporate action to authorize, reserve and permit it to issue, and at all times from the date of this Agreement through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable under this Agreement, and all such shares, upon issuance pursuant to this Agreement, will be duly authorized, validly issued, fully paid, nonassessable and will be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.

     12. ASSIGNMENT. Neither party to this Agreement may assign any of its rights or obligations under this Agreement or the Option created under this Agreement to any other person without the express written consent of the other party, except that if a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions of this Agreement, may assign in whole or in part its rights and obligations under this Agreement; PROVIDED, that until the date 15 days following the date on which the Federal Reserve Board and the OTS have approved an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in: (i) a widely dispersed public distribution; (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer; (iii) an assignment to a single party (such as a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf; or
(iv) any other manner approved by the Federal Reserve Board and/or OTS.

     13. COOPERATION. Grantee and Issuer each will use its best efforts to make all filings with, and to obtain consents of, all third parties and Governmental Entities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation applying to the Federal Reserve Board and OTS for approval to acquire the shares issuable under this Agreement, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable under this Agreement until such time, if ever, as it considers appropriate to do so.

     14.  MINIMUM REPURCHASE PROCEEDS.

     (a) Grantee may, at any time following a Repurchase Event which occurs prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), relinquish the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price; PROVIDED, that Grantee may not exercise its rights pursuant to this Section 14 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7. The "Surrender Price" shall be equal to $11,400,000, (i) plus, if applicable, Grantee's purchase price with respect to any Option Shares and (ii) minus, if applicable, the excess of (A) the net cash amounts, if any, received by Grantee pursuant to the arms' length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any unaffiliated party, over (B) the Option Price.

     (b) Grantee may exercise its right to relinquish the Option and any Option Shares pursuant to this Section 14 by surrendering to Issuer, at its principal office, a copy of this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of this Section 14 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

     (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that it is no longer prohibited from paying, within five business days after the date on which Issuer is no longer so prohibited; PROVIDED, that if Issuer at any time after delivery of a notice of surrender pursuant to Section 14(b) is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying to Grantee the Surrender Price in full:
(i) Issuer shall (A) use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (c) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same; and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the date of the Exercise Termination Event shall be extended to a date six months from the date on which the Exercise Termination Event would have occurred if not for the provisions of this Section 14(c) (during which period Grantee may exercise any of its rights under this Agreement, including any and all rights pursuant to this Section 14).

     15. REMEDIES. The parties acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party and that the obligations of the parties shall be enforceable by either party through injunctive or other equitable relief. In connection therewith, the parties waive the posting of any bond or similar requirement.

     16. SEVERABILITY. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to
Section 7, the full number of shares of Common Stock provided in Section 1(a) (as adjusted pursuant to Sections 1(b) or 5), it is the express intention of Issuer to allow Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification of this Agreement.

     17. NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be considered to have been duly given if delivered or sent and received by a fax transmission (if receipt by the intended recipient is confirmed by telephone and if hard copy is delivered by overnight delivery service the next day), by hand delivery, or by a nationwide overnight delivery service (all fees prepaid) to the respective addresses of the parties set forth in the Plan of Merger.

     18. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

     19. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be considered to be an original, but all of which shall constitute one and the same agreement.

     20. FEES AND EXPENSES. Except as otherwise expressly provided in this Agreement, each party shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated under this Agreement, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     21. ENTIRE AGREEMENT. Except as otherwise expressly provided in this Agreement or in the Plan of Merger, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated under this Agreement and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties to this Agreement and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties to this Agreement, and their respective successors and permitted assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.







                [BALANCE OF THIS PAGE INTENTIONALLY BLANK]

          IN WITNESS WHEREOF, the parties have caused this Stock Option Agreement to be executed by their officers, thereunto duly authorized, as of the date first written above.

                              Old Kent Financial Corporation


                              By: /S/ MARK F. FURLONG
                                    Mark F. Furlong
                                    Its Executive Vice President


                               CFSB Bancorp, Inc.


                              By: /S/ ROBERT H. BECKER
                                    Robert H. Becker
                                    Its President and Chief Executive
                                        Officer

                               APPENDIX C

              OPINION OF FELDMAN FINANCIAL ADVISORS, INC.



            [LETTERHEAD OF FELDMAN FINANCIAL ADVISORS, INC.]



                                             DATE



Board of Directors
CFSB Bancorp, Inc.
112 East Allegan Street
Lansing, Michigan  48933

Members of the Board:

  CFSB Bancorp, Inc. ("CFSB") and Old Kent Financial Corporation ("Old Kent") have entered into an Agreement and Plan of Merger ("Plan of Merger") dated February 24, 1999, pursuant to which CFSB will be merged with and into Old Kent (the "Merger"). As set forth in the Plan of Merger, at the effective time of the Merger each of the outstanding shares of CFSB common stock ("CFSB Common Stock") will be converted into
0.6222 shares (the "Exchange Ratio") of Old Kent common stock ("Old Kent Common Stock"). In connection therewith, you have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the stockholders of CFSB.

  Feldman Financial Advisors, Inc. ("Feldman Financial") specializes in providing financial advisory and consulting services to commercial banks and thrift institutions. As part of our business, we are regularly engaged in the independent valuation of businesses and securities in connection with merger and acquisition transactions, initial public offerings, private placements, and recapitalizations. Feldman Financial is familiar with CFSB, having acted as financial advisor to CFSB in connection with, and having participated in the negotiations leading to, the Plan of Merger and will receive a fee from CFSB for our services.

  During the course of our engagement, we reviewed and analyzed material bearing upon the financial and operating conditions of CFSB and Old Kent and material prepared in connection with the proposed transaction, including the following: the Plan of Merger; the Stock Option Agreement; certain historical financial information concerning CFSB and Old Kent; the terms of recent merger and acquisition

Board of Directors
CFSB Bancorp, Inc.
DATE
Page Two


transactions involving thrifts and banks that we considered relevant; historical market prices and trading activity for CFSB Common Stock and Old Kent Common Stock; and financial and other information provided to us by the management of CFSB and Old Kent.

  In addition, we have conducted meetings with members of the senior management of CFSB and Old Kent for the purposes of reviewing the future prospects of CFSB and Old Kent. We also conducted such other studies, analyses, and examinations as we deemed appropriate. We also took into account our assessment of general market and financial conditions and our experience in other transactions, as well as our knowledge of the thrift and banking industries and our general experience in securities valuations.

     In rendering this opinion, we have, with your consent, assumed and relied, without independent verification, upon the accuracy and completeness of the financial and other information and the representations contained in the materials provided to us by CFSB and Old Kent and in the discussions with CFSB and Old Kent management. We did not independently verify and have relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheets of each of CFSB and Old Kent at December 31, 1998 were adequate to cover such losses and complied fully with applicable law, regulatory policy, and sound banking practices as of the date of such financial statements. We were not retained and did not conduct a physical inspection of any of the properties or facilities of CFSB or Old Kent, nor did we make any independent evaluation or appraisal of the assets, liabilities, or prospects of CFSB or Old Kent, nor were we furnished with any such evaluation or appraisal, and we were not retained to and did not review any individual credit files.

     We have also assumed that there has been no material change in CFSB's or Old Kent's assets, financial condition, results of operations, business, or prospects since the date of the last financial statements made available to us by CFSB and Old Kent, respectively. Counsel to CFSB has undertaken responsibility for all legal matters with respect to CFSB, CFSB's Board of Directors, the Merger, and the Plan of Merger.
Our opinion is necessarily based upon economic, market, monetary, and other conditions as they exist and can be evaluated as of the date hereof and the information made available to us through the date hereof.

Board of Directors
CFSB Bancorp, Inc.
DATE
Page Three


     We are not expressing any opinion herein as to the price at which shares of Old Kent Common Stock issued in the Merger may trade if and when they are issued or at any future time, nor does our opinion constitute a recommendation to any holder of CFSB Common Stock as to how such holder should vote with respect to the Plan of Merger at any meeting of holders of CFSB Common Stock.

     This letter is solely for the information of the Board of Directors of CFSB and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our prior written consent, except as set forth in our engagement letter with CFSB. We hereby consent to the inclusion and reference to this letter in any registration statement or proxy statement to be delivered to holders of CFSB Common Stock in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

     Based upon and subject to the foregoing, and based upon such other matters as we considered relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio to be paid by Old Kent pursuant to the terms of the Plan of Merger is fair, from a financial point of view, to the stockholders of CFSB.

                                        Sincerely,



                                        FELDMAN FINANCIAL ADVISORS, INC.

            PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Sections 561 through 571 of the Michigan Business Corporation Act (the "MBCA"), directors and officers of a Michigan corporation may be entitled to indemnification by the corporation against judgments, expenses, fines, and amounts paid by the director or officer in settlement of claims brought against them by third persons or by or in the right of the corporation if those directors and officers acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation or its shareholders.

     Old Kent is obligated under its Restated Articles of Incorporation to indemnify its directors and executive officers to the full extent permitted under the MBCA. Old Kent may similarly indemnify persons who are not directors or executive officers to the extent authorized by Old Kent's Board of Directors.

     The MBCA provides for indemnification of directors and officers if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of Old Kent or its shareholders (and, if a criminal proceeding, if they had no reasonable cause to believe their conduct was unlawful) against: (1) expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit, or proceeding (other than an action by or in the right of Old Kent) arising out of a position with Old Kent (or with some other entity at Old Kent's request); and (2) expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding by or in the right of Old Kent, unless the director or officer is found liable to Old Kent, provided that an appropriate court could determine that he or she is nevertheless fairly and reasonably entitled to indemnity for reasonable expenses incurred. The MBCA requires indemnification for expenses to the extent that a director or officer is successful in defending against any such action, suit, or proceeding.

     The MBCA generally requires that the indemnification provided for in (1) and (2) above be made only on a determination that the director or officer met the applicable standard of conduct by a majority vote of a quorum of the board of directors who were not parties or threatened to be made parties to the action, suit or proceeding, by a majority vote of a committee of not less than two disinterested directors, by independent legal counsel, by all independent directors not parties or threatened to be made parties to the action, suit or proceeding, or by the shareholders. If the articles of incorporation include a provision eliminating or limiting the liability of a director, however, a corporation may indemnify a director for certain expenses and liabilities without a determination that the director met the applicable standards of conducts, unless the director received a financial benefit to which he or she was not entitled, intentionally inflicted harm on the corporation or its shareholders, violated Section 551 of the MBCA, or intentionally committed a criminal act. In connection with an action by or in the right of the corporation, such indemnification may be for expenses (including attorneys' fees) actually and reasonably incurred. In connection with an action, suit, or proceeding other than an action, suit, or proceeding by or in the right of the corporation, such indemnification may be for expenses (including attorneys' fees) actually and reasonably incurred, and for judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred.

     In certain circumstances, the MBCA further permits advances to cover such expenses before a final determination that indemnification is permissible or required, upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the applicable standard of conduct and an undertaking, which need not be secured and which may be accepted without reference to the financial ability of the person to make repayment, by or on behalf of the director or officer to repay such amounts if it shall ultimately be determined that he or she has not met the applicable standard of conduct. If a provision in the articles of incorporation or bylaws, a resolution of the board or shareholders, or an agreement makes indemnification mandatory, then the advancement of expenses is also mandatory, unless the provision, resolution or agreement specifically provides otherwise.

     Indemnification under the MBCA is not exclusive of other rights to indemnification to which a person may be entitled under Old Kent's Restated Articles of Incorporation, Bylaws, or a contractual agreement. However, the total amount of expenses advanced or indemnified from all sources may not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided for under the MBCA continues as to a person who ceases to be a director or executive officer.

     The MBCA permits Old Kent to purchase insurance on behalf of its directors and officers against liabilities arising out of their positions with Old Kent, whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority, Old Kent maintains such insurance on behalf of its directors and officers.

     Old Kent has entered into indemnity agreements with each of its directors. The agreements provide that Old Kent will indemnify the director, subject to certain limitations, for expenses and costs, including the satisfaction of a judgment, fine or penalty incurred in, or in any amount paid in settlement of, any proceeding, including a proceeding brought by or in the name of Old Kent (such as a shareholder derivative suit), brought by reason of the fact that the indemnitee was serving as a director, officer, employee, agent or fiduciary of Old Kent or by reason of any action taken by the indemnitee while serving as a director, officer, employee, agent, or fiduciary of Old Kent, or by reason of the fact that the indemnitee was serving at the request of Old Kent in a similar capacity with another entity, if such expenses and costs may be indemnified under the MBCA. In accordance with Old Kent's Restated Articles and Bylaws, the agreements are designed to provide the maximum protection allowed under federal and Michigan law. Indemnification is dependent upon the director meeting the applicable standards of conduct set forth in the indemnity agreements.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     A. EXHIBITS. The following exhibits are filed as part of this Registration Statement:

  NUMBER                EXHIBIT

  2.1 AGREEMENT AND PLAN OF MERGER. Included as Appendix A to the prospectus and proxy statement.

  3.1       RESTATED ARTICLES OF INCORPORATION.  Previously filed as
            Exhibit 3.1 to Old Kent's Form S-4 Registration Statement (No. 333-56209) filed June 5, 1998. Here incorporated by reference.

  3.2 BYLAWS. Previously filed as Exhibit 3.2 to Old Kent's Form 8-K Current Report dated March 15, 1999. Here incorporated by reference.

  4.1 RIGHTS AGREEMENT. Previously filed as an exhibit to Old Kent's Form 8-A Registration Statement filed January 21, 1997. Here incorporated by reference.

  4.2 CERTIFICATE OF DESIGNATION, PREFERENCES, AND RIGHTS OF SERIES C PREFERRED STOCK. Previously filed as Exhibit 4.3 to Old Kent's Form 8-K filed March 5, 1997. Here incorporated by reference.

  4.3 FORM OF OLD KENT CAPITAL TRUST I FLOATING RATE SUBORDINATED CAPITAL INCOME SECURITIES (LIQUIDATION AMOUNT OF $1,000 PER CAPITAL SECURITY). Previously filed as Exhibit 4.7 to Old Kent's Form S-4 Registration Statement filed July 10, 1997. Here incorporated by reference.

  4.4 FORM OF OLD KENT FINANCIAL CORPORATION FLOATING RATE JUNIOR SUBORDINATED DEBENTURE DUE 2027. Previously filed as
            Exhibit 4.5 to Old Kent's Form S-4 Registration Statement filed July 10, 1997. Here incorporated by reference.

  4.5 AMENDED AND RESTATED DECLARATION OF TRUST, DATED AS OF JANUARY 31, 1997, AMONG OLD KENT; ALBERT T. POTAS, THOMAS
            E. POWELL, AND MARY E. TUUK, AS "REGULAR TRUSTEES" (AS DEFINED THEREIN); BANKERS TRUST COMPANY; AND BANKERS TRUST (DELAWARE). Previously filed as Exhibit 4.6 to Old Kent's Form 8-K filed March 5, 1997. Here incorporated by reference.

  4.6 GUARANTEE AGREEMENT, DATED AS OF AUGUST 21, 1997, BETWEEN OLD KENT AND BANKERS TRUST COMPANY. Previously filed as
            Exhibit 4.7 to Old Kent's Form 8-K filed March 4, 1998. Here incorporated by reference.

  4.7 INDENTURE, DATED AS OF JANUARY 31, 1997, BETWEEN OLD KENT AND BANKERS TRUST COMPANY. Previously filed as Exhibit 4.8 to Old Kent's Form 8-K filed March 5, 1997. Here incorporated by reference.

  4.8 LONG-TERM DEBT. Old Kent has outstanding long-term debt that, at the time of this Registration Statement, does not exceed 10% of Old Kent's total consolidated assets. Old Kent agrees to furnish copies of the agreements defining the rights of holders of such long-term indebtedness to the Securities and Exchange Commission upon request.

  5.1       OPINION OF WARNER NORCROSS & JUDD LLP.

  8.1       OPINION OF WARNER NORCROSS & JUDD LLP AS TO TAX MATTERS.

  10.1      EXECUTIVE STOCK OPTION PLAN OF 1986.  Previously filed as
            Exhibit 10 to Old Kent's Form 10-Q Quarterly Report for its fiscal quarter ended September 30, 1995. Here incorporated by reference.

  10.2      AMENDMENT TO EXECUTIVE STOCK OPTION PLAN OF 1986.
            Previously filed as Exhibit 10.19 to Old Kent's Form 8-K filed March 5, 1997. Here incorporated by reference.

  10.3 RESTRICTED STOCK PLAN OF 1987. Previously filed as part of Old Kent's Definitive Proxy Statement dated March 6, 1992. Here incorporated by reference.

  10.4 AMENDMENT TO RESTRICTED STOCK PLAN OF 1987. Previously filed as Exhibit 10(f) to Old Kent's Form 8-K filed
            February 23, 1996.  Here incorporated by reference.

  10.5      OLD KENT EXECUTIVE RETIREMENT INCOME PLAN AND RELATED
            TRUST. Previously filed as Exhibit 10.5 to Old Kent's Form 8-K filed March 4, 1998. Here incorporated by reference.

  10.6 AMENDMENT TO EXECUTIVE RETIREMENT INCOME PLAN. Previously filed as Exhibit 10.6 to Old Kent's Form 8-K filed March 4, 1998. Here incorporated by reference.

  10.7      OLD KENT EXECUTIVE THRIFT PLAN AND RELATED TRUST.
            Previously filed as Exhibit 10.7 to Old Kent's Form 8-K filed March 4, 1998. Here incorporated by reference.

  10.8      AMENDMENT TO EXECUTIVE THRIFT PLAN.  Previously filed as
            Exhibit 10(h) to Old Kent's Form 10-K Annual Report for its fiscal year ended December 31, 1994. Here incorporated by reference.

  10.9      OLD KENT DEFERRED COMPENSATION PLAN AND RELATED TRUST
            Previously filed as Exhibit 10.9 to Old Kent's Form 8-K filed March 4, 1998. Here incorporated by reference.

  10.10     STOCK OPTION INCENTIVE PLAN OF 1992.  Previously filed as
            Exhibit 10(b) to Old Kent's Form 10-Q Quarterly Report for its fiscal quarter ended June 30, 1995. Here incorporated by reference.

  10.11     AMENDMENT TO STOCK OPTION INCENTIVE PLAN OF 1992.
            Previously filed as Exhibit 10.20 to Old Kent's Form 8-K filed March 5, 1997. Here incorporated by reference.

  10.12     AMENDMENT TO STOCK OPTION INCENTIVE PLAN OF 1992.
            Previously filed as Exhibit 10(d) to Old Kent's Form 10-Q Quarterly Report for the fiscal quarter ended June 30, 1997. Here incorporated by reference.

  10.13     DEFERRED STOCK COMPENSATION PLAN AND RELATED TRUST.
            Previously filed as Exhibit 10(j) to Old Kent's Form 10-K Annual Report for its fiscal year ended December 31, 1994. Here incorporated by reference.

  10.14     OLD KENT DIRECTORS' DEFERRED COMPENSATION PLAN AND RELATED
            TRUST.   Previously filed as Exhibit 10(n) to Old Kent's
            Form 10-K Annual Report for its fiscal year ended December 31, 1994. Here incorporated by reference.

  10.15 AMENDMENT TO OLD KENT DIRECTORS' DEFERRED COMPENSATION PLAN. Previously filed as Exhibit 10.15 to Old Kent's Form 8-K filed March 4, 1998. Here incorporated by reference.

  10.16 EXECUTIVE INCENTIVE BONUS PLAN. Previously filed as part of Old Kent's Definitive Proxy Statement dated March 1, 1997. Here incorporated by reference.

  10.17     EXECUTIVE STOCK INCENTIVE PLAN OF 1997.   Previously filed
            as part of Old Kent's Definitive Proxy Statement dated March 1, 1997. Here incorporated by reference.

  10.18     AMENDMENT TO EXECUTIVE STOCK INCENTIVE PLAN OF 1997.
            Previously filed as Exhibit 10(d) to Old Kent's Form 10-Q Quarterly Report for the fiscal quarter ended June 30, 1997. Here incorporated by reference.

  10.19     STOCK INCENTIVE PLAN OF 1999.   Previously filed as part of
            Old Kent's Definitive Proxy Statement dated March 1, 1999. Here incorporated by reference.

  10.20     EMPLOYEE STOCK PURCHASE PLAN OF 1999.   Previously filed as
            part of Old Kent's Definitive Proxy Statement dated March 1, 1999. Here incorporated by reference.

  10.21 POOLING AND SERVICE AGREEMENT. Previously filed as Exhibit 10(r) to Old Kent's Form 8-K filed February 23, 1996. Here incorporated by reference.

  10.22 EXECUTIVE SEVERANCE AGREEMENTS. The form of Executive Severance Agreement was previously filed as Exhibit 10.17 to Old Kent's Form 8-K filed March 5, 1997. Here incorporated by reference. An updated participant schedule was previously filed as Exhibit 10.22 to Old Kent's Form 8-K filed March 15, 1999. Here incorporated by reference.

  10.23 EXECUTIVE SEVERANCE AGREEMENTS. The form of Executive Severance Agreement was previously filed as Exhibit 10.18 to Old Kent's Form 8-K filed March 5, 1997. Here incorporated by reference. An updated participant schedule was previously filed as Exhibit 10.23 to Old Kent's Form 8-K filed March 15, 1999. Here incorporated by reference.

  10.24 EXECUTIVE SEVERANCE AGREEMENTS. The form of Executive Severance Agreement, with a schedule of participants, was previously filed as Exhibit 10.24 to Old Kent's Form 8-K filed March 15, 1999. Here incorporated by reference.

  10.25 INDEMNITY AGREEMENT. The form of Indemnity Agreement was previously filed as Exhibit 10(c) to Old Kent's Form 10-Q Quarterly Report for the fiscal quarter ended June 30, 1997. Here incorporated by reference. A participant schedule was previously filed as Exhibit 10.25 to Old Kent's Form 8-K filed March 15, 1999. Here incorporated by reference.

  10.26 RESTRICTED STOCK AGREEMENT FOR MR. WARRINGTON. Previously filed as Exhibit 10(p) to Old Kent's Form 8-K filed
            February 23, 1996.  Here incorporated by reference.

  10.27 RESTRICTED STOCK AGREEMENT FOR MR. WARRINGTON. Previously filed as Exhibit 10(q) to Old Kent's Form 8-K filed
            February 23, 1996.  Here incorporated by reference.

  13 ANNUAL REPORT TO SHAREHOLDERS. Previously filed as Exhibit 13 to Old Kent's Form 10-K Annual Report for the year ended December 31, 1998. This exhibit, except for those portions expressly incorporated by reference in this filing, is furnished for the information of the Commission and is not deemed "filed" as part of this filing.

  21 SUBSIDIARIES OF REGISTRANT. Previously filed as Exhibit 21 to Old Kent's Form 8-K filed March 15, 1999. Here incorporated by reference.

  23.1      CONSENT OF OLD KENT'S INDEPENDENT PUBLIC ACCOUNTANTS.

  23.2      CONSENT OF CFSB'S INDEPENDENT PUBLIC ACCOUNTANTS.

  23.3      CONSENT OF CFSB'S FINANCIAL ADVISOR.  Included in
            Appendix C to the prospectus and proxy statement.

  23.4      CONSENT OF OLD KENT'S COUNSEL.  Included in Exhibit 5.1.

  23.5      COUNSEL OF OLD KENT'S COUNSEL.  Included in Exhibit 8.1.

  24        POWERS OF ATTORNEY.

  99.1 STOCK OPTION AGREEMENT. Included as Appendix B to the prospectus and proxy statement.

  99.2      PRESIDENT'S LETTER TO CFSB STOCKHOLDERS.

  99.3      NOTICE OF SPECIAL MEETING OF CFSB STOCKHOLDERS.

  99.4      FORM OF PROXY FOR CFSB BANCORP, INC.
_____________________

     B. FINANCIAL STATEMENTS AND SCHEDULES.

     All schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission have been omitted because they either are not required under the related instructions or the required information has been included in the financial statements of Old Kent or notes thereto.

     C. OPINION OF FINANCIAL ADVISOR.

     The opinion of Feldman Financial Advisors, Inc is included as Appendix C to the prospectus and proxy statement.

ITEM 22. UNDERTAKINGS.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                               SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, State of Michigan, on April 2, 1999.

                             OLD KENT FINANCIAL CORPORATION


                             By: /S/ MARY E. TUUK
                                 Mary E. Tuuk
                                 Its Senior Vice President and Secretary



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


April 2, 1999                     */S/ RICHARD L. ANTONINI
                                  Richard L. Antonini
                                  Director

April 2, 1999                     */S/ JOHN D. BOYLES
                                  John D. Boyles
                                  Director

April 2, 1999                     */S/ WILLIAM P. CRAWFORD
                                  William P. Crawford
                                  Director

April 2, 1999                     */S/ RICHARD M. DEVOS, JR.
                                  Richard M. DeVos, Jr.
                                  Director

April 2, 1999                     */S/ WILLIAM G. GONZALEZ
                                  William G. Gonzalez
                                  Director

April 2, 1999                     */S/ JAMES P. HACKETT
                                  James P. Hackett
                                  Director

April 2, 1999                     */S/ ERINA HANKA
                                  Erina Hanka
                                  Director

April 2, 1999                     */S/ EARL D. HOLTON
                                  Earl D. Holton
                                  Director

April 2, 1999                     */S/ MICHAEL J. JANDERNOA
                                  Michael J. Jandernoa
                                  Director

April 2, 1999                     */S/ KEVIN T. KABAT
                                  Kevin T. Kabat
                                  Vice Chairman of the Board and
                                  Director

April 2, 1999                     */S/ FRED P. KELLER
                                  Fred P. Keller
                                  Director

April 2, 1999                     */S/ JOHN P. KELLER
                                  John P. Keller
                                  Director

April 2, 1999                     */S/ HENDRIK G. MEIJER
                                  Hendrik G. Meijer
                                  Director

April 2, 1999                     */S/ PERCY A. PIERRE
                                  Percy A. Pierre
                                  Director

April 2, 1999                     */S/ MARILYN J. SCHLACK
                                  Marilyn J. Schlack
                                  Director

April 2, 1999                     */S/ PETER F. SECCHIA
                                  Peter F. Secchia
                                  Director

April 2, 1999                     */S/ DAVID J. WAGNER
                                  David J. Wagner
                                  Chairman of the Board, President,
                                  Chief Executive Officer, and Director
                                  (Principal Executive Officer)

April 2, 1999                     */S/ MARGARET SELLERS WALKER
                                  Margaret Sellers Walker
                                  Director

April 2, 1999                     */S/ ROBERT H. WARRINGTON
                                  Robert H. Warrington
                                  Vice Chairman of the Board, Chief
                                  Financial Officer, and Director
                                  (Principal Financial and Accounting
                                  Officer)



April 2, 1999                     *By /S/ MARY E. TUUK
                                      Mary E. Tuuk
                                      Attorney-in-fact

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                            EXHIBIT INDEX

  NUMBER                EXHIBIT

  2.1 AGREEMENT AND PLAN OF MERGER. Included as Appendix A to the prospectus and proxy statement.

  3.1       RESTATED ARTICLES OF INCORPORATION.  Previously filed as
            Exhibit 3.1 to Old Kent's Form S-4 Registration Statement (No. 333-56209) filed June 5, 1998. Here incorporated by reference.

  3.2 BYLAWS. Previously filed as Exhibit 3.2 to Old Kent's Form 8-K Current Report dated March 15, 1999. Here incorporated by reference.

  4.1 RIGHTS AGREEMENT. Previously filed as an exhibit to Old Kent's Form 8-A Registration Statement filed January 21, 1997. Here incorporated by reference.

  4.2 CERTIFICATE OF DESIGNATION, PREFERENCES, AND RIGHTS OF SERIES C PREFERRED STOCK. Previously filed as Exhibit 4.3 to Old Kent's Form 8-K filed March 5, 1997. Here incorporated by reference.

  4.3 FORM OF OLD KENT CAPITAL TRUST I FLOATING RATE SUBORDINATED CAPITAL INCOME SECURITIES (LIQUIDATION AMOUNT OF $1,000 PER CAPITAL SECURITY). Previously filed as Exhibit 4.7 to Old Kent's Form S-4 Registration Statement filed July 10, 1997. Here incorporated by reference.

  4.4 FORM OF OLD KENT FINANCIAL CORPORATION FLOATING RATE JUNIOR SUBORDINATED DEBENTURE DUE 2027. Previously filed as
            Exhibit 4.5 to Old Kent's Form S-4 Registration Statement filed July 10, 1997. Here incorporated by reference.

  4.5 AMENDED AND RESTATED DECLARATION OF TRUST, DATED AS OF JANUARY 31, 1997, AMONG OLD KENT; ALBERT T. POTAS, THOMAS
            E. POWELL, AND MARY E. TUUK, AS "REGULAR TRUSTEES" (AS DEFINED THEREIN); BANKERS TRUST COMPANY; AND BANKERS TRUST (DELAWARE). Previously filed as Exhibit 4.6 to Old Kent's Form 8-K filed March 5, 1997. Here incorporated by reference.







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  4.6       GUARANTEE AGREEMENT, DATED AS OF AUGUST 21, 1997, BETWEEN
            OLD KENT AND BANKERS TRUST COMPANY. Previously filed as
            Exhibit 4.7 to Old Kent's Form 8-K filed March 4, 1998. Here incorporated by reference.

  4.7 INDENTURE, DATED AS OF JANUARY 31, 1997, BETWEEN OLD KENT AND BANKERS TRUST COMPANY. Previously filed as Exhibit 4.8 to Old Kent's Form 8-K filed March 5, 1997. Here incorporated by reference.

  4.8 LONG-TERM DEBT. Old Kent has outstanding long-term debt that, at the time of this Registration Statement, does not exceed 10% of Old Kent's total consolidated assets. Old Kent agrees to furnish copies of the agreements defining the rights of holders of such long-term indebtedness to the Securities and Exchange Commission upon request.

  5.1       OPINION OF WARNER NORCROSS & JUDD LLP.

  8.1       OPINION OF WARNER NORCROSS & JUDD LLP AS TO TAX MATTERS.

  10.1      EXECUTIVE STOCK OPTION PLAN OF 1986.  Previously filed as
            Exhibit 10 to Old Kent's Form 10-Q Quarterly Report for its fiscal quarter ended September 30, 1995. Here incorporated by reference.

  10.2      AMENDMENT TO EXECUTIVE STOCK OPTION PLAN OF 1986.
            Previously filed as Exhibit 10.19 to Old Kent's Form 8-K filed March 5, 1997. Here incorporated by reference.

  10.3 RESTRICTED STOCK PLAN OF 1987. Previously filed as part of Old Kent's Definitive Proxy Statement dated March 6, 1992. Here incorporated by reference.

  10.4 AMENDMENT TO RESTRICTED STOCK PLAN OF 1987. Previously filed as Exhibit 10(f) to Old Kent's Form 8-K filed
            February 23, 1996.  Here incorporated by reference.

  10.5      OLD KENT EXECUTIVE RETIREMENT INCOME PLAN AND RELATED
            TRUST. Previously filed as Exhibit 10.5 to Old Kent's Form 8-K filed March 4, 1998. Here incorporated by reference.

  10.6 AMENDMENT TO EXECUTIVE RETIREMENT INCOME PLAN. Previously filed as Exhibit 10.6 to Old Kent's Form 8-K filed March 4, 1998. Here incorporated by reference.





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  10.7      OLD KENT EXECUTIVE THRIFT PLAN AND RELATED TRUST.
            Previously filed as Exhibit 10.7 to Old Kent's Form 8-K filed March 4, 1998. Here incorporated by reference.

  10.8      AMENDMENT TO EXECUTIVE THRIFT PLAN.  Previously filed as
            Exhibit 10(h) to Old Kent's Form 10-K Annual Report for its fiscal year ended December 31, 1994. Here incorporated by reference.

  10.9      OLD KENT DEFERRED COMPENSATION PLAN AND RELATED TRUST
            Previously filed as Exhibit 10.9 to Old Kent's Form 8-K filed March 4, 1998. Here incorporated by reference.

  10.10     STOCK OPTION INCENTIVE PLAN OF 1992.  Previously filed as
            Exhibit 10(b) to Old Kent's Form 10-Q Quarterly Report for its fiscal quarter ended June 30, 1995. Here incorporated by reference.

  10.11     AMENDMENT TO STOCK OPTION INCENTIVE PLAN OF 1992.
            Previously filed as Exhibit 10.20 to Old Kent's Form 8-K filed March 5, 1997. Here incorporated by reference.

  10.12     AMENDMENT TO STOCK OPTION INCENTIVE PLAN OF 1992.
            Previously filed as Exhibit 10(d) to Old Kent's Form 10-Q Quarterly Report for the fiscal quarter ended June 30, 1997. Here incorporated by reference.

  10.13     DEFERRED STOCK COMPENSATION PLAN AND RELATED TRUST.
            Previously filed as Exhibit 10(j) to Old Kent's Form 10-K Annual Report for its fiscal year ended December 31, 1994. Here incorporated by reference.

  10.14     OLD KENT DIRECTORS' DEFERRED COMPENSATION PLAN AND RELATED
            TRUST.   Previously filed as Exhibit 10(n) to Old Kent's
            Form 10-K Annual Report for its fiscal year ended December 31, 1994. Here incorporated by reference.

  10.15 AMENDMENT TO OLD KENT DIRECTORS' DEFERRED COMPENSATION PLAN. Previously filed as Exhibit 10.15 to Old Kent's Form 8-K filed March 4, 1998. Here incorporated by reference.

  10.16 EXECUTIVE INCENTIVE BONUS PLAN. Previously filed as part of Old Kent's Definitive Proxy Statement dated March 1, 1997. Here incorporated by reference.

  10.17     EXECUTIVE STOCK INCENTIVE PLAN OF 1997.   Previously filed
            as part of Old Kent's Definitive Proxy Statement dated March 1, 1997. Here incorporated by reference.


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  10.18     AMENDMENT TO EXECUTIVE STOCK INCENTIVE PLAN OF 1997.
            Previously filed as Exhibit 10(d) to Old Kent's Form 10-Q Quarterly Report for the fiscal quarter ended June 30, 1997. Here incorporated by reference.

  10.19     STOCK INCENTIVE PLAN OF 1999.   Previously filed as part of
            Old Kent's Definitive Proxy Statement dated March 1, 1999. Here incorporated by reference.

  10.20     EMPLOYEE STOCK PURCHASE PLAN OF 1999.   Previously filed as
            part of Old Kent's Definitive Proxy Statement dated March 1, 1999. Here incorporated by reference.

  10.21 POOLING AND SERVICE AGREEMENT. Previously filed as Exhibit 10(r) to Old Kent's Form 8-K filed February 23, 1996. Here incorporated by reference.

  10.22 EXECUTIVE SEVERANCE AGREEMENTS. The form of Executive Severance Agreement was previously filed as Exhibit 10.17 to Old Kent's Form 8-K filed March 5, 1997. Here incorporated by reference. An updated participant schedule was previously filed as Exhibit 10.22 to Old Kent's Form 8-K filed March 15, 1999. Here incorporated by reference.

  10.23 EXECUTIVE SEVERANCE AGREEMENTS. The form of Executive Severance Agreement was previously filed as Exhibit 10.18 to Old Kent's Form 8-K filed March 5, 1997. Here incorporated by reference. An updated participant schedule was previously filed as Exhibit 10.23 to Old Kent's Form 8-K filed March 15, 1999. Here incorporated by reference.

  10.24 EXECUTIVE SEVERANCE AGREEMENTS. The form of Executive Severance Agreement, with a schedule of participants, was previously filed as Exhibit 10.24 to Old Kent's Form 8-K filed March 15, 1999. Here incorporated by reference.

  10.25 INDEMNITY AGREEMENT. The form of Indemnity Agreement was previously filed as Exhibit 10(c) to Old Kent's Form 10-Q Quarterly Report for the fiscal quarter ended June 30, 1997. Here incorporated by reference. A participant schedule was previously filed as Exhibit 10.25 to Old Kent's Form 8-K filed March 15, 1999. Here incorporated by reference.

  10.26 RESTRICTED STOCK AGREEMENT FOR MR. WARRINGTON. Previously filed as Exhibit 10(p) to Old Kent's Form 8-K filed
            February 23, 1996.  Here incorporated by reference.



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  10.27     RESTRICTED STOCK AGREEMENT FOR MR. WARRINGTON.  Previously
            filed as Exhibit 10(q) to Old Kent's Form 8-K filed
            February 23, 1996.  Here incorporated by reference.

  13 ANNUAL REPORT TO SHAREHOLDERS. Previously filed as Exhibit 13 to Old Kent's Form 10-K Annual Report for the year ended December 31, 1998. This exhibit, except for those portions expressly incorporated by reference in this filing, is furnished for the information of the Commission and is not deemed "filed" as part of this filing.

  21 SUBSIDIARIES OF REGISTRANT. Previously filed as Exhibit 21 to Old Kent's Form 8-K filed March 15, 1999. Here incorporated by reference.

  23.1      CONSENT OF OLD KENT'S INDEPENDENT PUBLIC ACCOUNTANTS.

  23.2      CONSENT OF CFSB'S INDEPENDENT PUBLIC ACCOUNTANTS.

  23.3      CONSENT OF CFSB'S FINANCIAL ADVISOR.  Included in
            Appendix C to the prospectus and proxy statement.

  23.4      CONSENT OF OLD KENT'S COUNSEL.  Included in Exhibit 5.1.

  23.5      COUNSEL OF OLD KENT'S COUNSEL.  Included in Exhibit 8.1.

  24        POWERS OF ATTORNEY.

  99.1 STOCK OPTION AGREEMENT. Included as Appendix B to the prospectus and proxy statement.

  99.2      PRESIDENT'S LETTER TO CFSB STOCKHOLDERS.

  99.3      NOTICE OF SPECIAL MEETING OF CFSB STOCKHOLDERS.

  99.4      FORM OF PROXY FOR CFSB BANCORP, INC.